   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 2003.
                                                     REGISTRATION NO. 333-108879
================================================================================

                               AMENDMENT NO. 1 TO
                                    FORM F-4
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              MOBIFON HOLDINGS B.V.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      THE NETHERLANDS                   4812                  NOT APPLICABLE
(STATE OR OTHER JURISDICTION      (PRIMARY STANDARD          (I.R.S. EMPLOYER
     OF INCORPORATION OR      INDUSTRIAL CLASSIFICATION   IDENTIFICATION NUMBER)
        ORGANIZATION)                CODE NUMBER)

             WORLD TRADE CENTER                CORPORATION SERVICE COMPANY
             STRAWINSKYLAAN 707          17TH FLOOR, 1177 AVENUE OF THE AMERICAS
    1077 XX AMSTERDAM, THE NETHERLANDS          NEW YORK, NEW YORK, 10036
            + 31 (20) 305.09.80                       1-800-221-0770
    (ADDRESS, INCLUDING ZIP CODE, AND       (NAME, ADDRESS, INCLUDING ZIP CODE,
     TELEPHONE NUMBER, INCLUDING AREA       AND TELEPHONE NUMBER, INCLUDING AREA
      CODE, OF REGISTRANT'S PRINCIPAL          CODE, OF AGENTS FOR SERVICE OF
             EXECUTIVE OFFICES)                  PROCESS FOR EACH REGISTRANT)

                                 WITH COPIES TO:

             MARGRIET ZWARTS                          DAVID P. FALCK, ESQ.
  TELESYSTEM INTERNATIONAL WIRELESS INC.             PILLSBURY WINTHROP LLP
1250 RENE LEVESQUE BOULEVARD WEST, 38TH FLOOR        ONE BATTERY PARK PLAZA
        MONTREAL, QUEBEC H3B 4W8                     NEW YORK, NEW YORK 10004
             (514) 673-8497                              (212) 858-1438

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 2003

                              MOBIFON HOLDINGS B.V.

[CONNEX LOGO]

                                 EXCHANGE OFFER
                                  $225,000,000
                      12.50% SENIOR NOTES DUE JULY 31, 2010

The Exchange Offer         We are offering to exchange senior notes registered
                           with the Securities and Exchange Commission for existing senior notes that we previously issued in an offering exempt from the SEC's registration requirements. The terms and conditions of the exchange offer are summarized below and more fully described in this prospectus.

Exchange Notes             The exchange notes will have the same material
                           financial terms as the old notes they are replacing.
                           These financial terms are described more fully in this prospectus. The exchange notes will not contain terms with respect to transfer restrictions or interest rate increases.

Expiration Date            5:00 p.m. (New York City time) on November 15, 2003
                           unless we extend it.

Withdrawal Rights          Any time before 5:00 p.m. (New York City time) on the
                           expiration date.

Integral Multiples         Old notes may only be tendered in integral multiples
                           of $1,000.

Expenses                   Paid for by MobiFon Holdings B.V.

Principal Amount           $225,000,000.

Interest Payment Dates     We will pay interest on January 31 and July 31 of
                           each year, commencing on January 31, 2004.

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS.

         The notes have been approved for listing on the Luxembourg Stock Exchange. We do not intend to apply to list the notes on any U.S. national securities exchange or the Nasdaq Stock Market.

         NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is            , 2003.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION...................................................................................     ii
EXPLANATORY NOTES.......................................................................................     ii
EXCHANGE RATE DATA AND FOREIGN EXCHANGE CONTROLS........................................................     ii
FORWARD-LOOKING STATEMENTS..............................................................................     iv
PROSPECTUS SUMMARY......................................................................................      1
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA...........................................................     11
RISK FACTORS............................................................................................     14
USE OF PROCEEDS.........................................................................................     28
CAPITALIZATION..........................................................................................     29
SELECTED CONSOLIDATED FINANCIAL DATA....................................................................     30
OPERATING AND FINANCIAL REVIEW AND PROSPECTS............................................................     32
ROMANIA.................................................................................................     44
BUSINESS................................................................................................     49
GOVERNANCE STRUCTURE AND SHAREHOLDERS ARRANGEMENTS......................................................     64
MANAGEMENT..............................................................................................     67
PRINCIPAL SHAREHOLDERS..................................................................................     72
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS....................................................     72
DESCRIPTION OF OTHER INDEBTEDNESS.......................................................................     73
THIS EXCHANGE OFFER.....................................................................................     75
DESCRIPTION OF EXCHANGE NOTES...........................................................................     84
CERTAIN TAX CONSIDERATIONS..............................................................................    122
PLAN OF DISTRIBUTION....................................................................................    127
ENFORCEMENT OF CIVIL LIABILITIES........................................................................    129
LEGAL MATTERS...........................................................................................    129
INDEPENDENT ACCOUNTANTS.................................................................................    129
INDEX TO FINANCIAL INFORMATION..........................................................................    F-1
REPORT OF INDEPENDENT AUDITORS..........................................................................    F-2

                      DEALER PROSPECTUS DELIVERY OBLIGATION

Until November 27, 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE A COPY OF ANY AND ALL OF THE DOCUMENTS CONTAINING THIS INFORMATION, AT NO COST, TO ANY PERSON WHO HOLDS OUR NOTES. REQUESTS SHOULD BE SUBMITTED IN WRITING OR BY TELEPHONE TO THE MANAGING DIRECTOR, MOBIFON HOLDINGS B.V., WORLD TRADE CENTER, STRAWINSKYLAAN 707, 1077 XX AMSTERDAM, THE NETHERLANDS, TELEPHONE +31 (20)
305.09.80. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, WE MUST RECEIVE YOUR REQUEST NO LATER THAN FIVE (5) BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

                              AVAILABLE INFORMATION

    We have filed with the Commission a registration statement on Form F-4 under the Securities Act with respect to the securities offered by this prospectus, which together with all of the amendments, supplements and exhibits we refer to as the registration statement. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, certain parts of which we have omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other documents that are filed as an exhibit to the registration statement are qualified by reference to the full text of such contract or documents.

    The registration statement and its exhibits and schedules, as well as any reports and other information filed by us with the Commission, may be inspected and copied by the public at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public can obtain more information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

    You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

                                EXPLANATORY NOTES

    All references in this prospectus to "dollars" and "$" refer to the lawful currency of the United States of America, unless otherwise expressly stated. All references herein to "Euro" or "(Euro)" refer to the lawful single currency of the European Monetary Union. All references to "Leu" and the plural "Lei" refer to the lawful currency of Romania.

    Our financial statements are presented in dollars and have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, and all financial information presented in this prospectus about us has been derived from those financial statements. Where applicable and unless otherwise stated, items of income or expense in Lei have been converted into dollars at the reference rate of exchange published by the National Bank of Romania, or NBR, on the effective date of conversion.

    All calculations of percentage ownership in MobiFon S.A. exclude shares in MobiFon S.A. held by MobiFon S.A. acquired as a result of a share repurchase program initiated in October 2002.

    Amounts and percentages appearing in this prospectus may not total due to rounding.

                EXCHANGE RATE DATA AND FOREIGN EXCHANGE CONTROLS

EXCHANGE RATE DATA

    The following table sets forth the exchange rates for one dollar in effect at the end of the periods noted and the average of the exchange rates on the last day of each month during such periods. The exchange rates expressed in Euros are based on the noon buying rate as reported by the Federal Reserve Bank of New York. The Leu exchange rates are based on the reference rates as reported by the NBR. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for Lei. As of October 14, 2003, the exchange rates were (Euro)0.8530 = $1.00 and Lei 33,290 = $1.00.

                                                                SIX MONTHS ENDED
                             YEAR ENDED DECEMBER 31,                JUNE 30,
                   ------------------------------------------   ----------------
                    1998     1999     2000     2001     2002     2002     2003
                   ------   ------   ------   ------   ------   ------   -------
Euro
  Period End...    0.8519   0.9930   1.0652   1.1235   0.9537   1.0146   0.8694
  Average......    0.8909   0.9445   1.0854   1.1225   1.0532   1.1077   0.8973
Leu
  Period End...    10,984   18,255   25,926   31,597   33,500   33,477   33,014
  Average......     8,994   15,628   22,012   29,295   33,156   33,021   32,971

FOREIGN EXCHANGE CONTROLS

    Leu exchange rates are determined through the offer and sale mechanisms of an interbank currency market, in which the NBR, which is the Romanian central bank, as well as certain authorized Romanian banks, act as participants. At the end of each trading day, the NBR publishes a "reference rate" that represents the average of the rates at which purchases and sales of foreign currencies took place on such trading day. The NBR may intervene in the interbank market as any other market operator purchasing or selling foreign currency and influence demand and supply in order to level-off extreme fluctuations in the exchange rate and carry out monetary and foreign exchange policies. Lei are generally not traded outside Romania, and at times the foreign exchange reserves of the NBR have fallen to levels that restricted the liquidity of the foreign exchange market. We can provide no assurance as to the liquidity and availability of hard currency in the interbank market.

    Romanian residents, including legal persons, have the right to freely purchase foreign currency against Lei on the Romanian foreign currency market from authorized persons.

    Romanian residents that are legal persons have the obligation to document the nature of the foreign currency operation and the requested amount in case of foreign currency purchase operations. Non-residents may purchase foreign currency within Romania on the foreign currency market.

    At present, under its Foreign Exchange Regulations, Romania has a policy of "internal convertibility" under which certain types of foreign exchange transactions are generally permitted without the necessity of obtaining an approval from the NBR, although the NBR must be given notice. The Foreign Exchange Regulations define two types of foreign currency operations: "Current Transactions" and "Capital Transactions."

    Current Transactions include, among others, international trade transactions and share repurchases, the payment of dividends, interest and rent, and may be performed by Romanian residents freely and without restrictions.

    Capital Transactions are collection, payment, clearing, transfer, and other transactions using foreign currencies (or in Lei when occurring between residents and non-residents). Initially, Capital Transactions could be performed only with the prior approval of the NBR in accordance with the provisions of Romania's Foreign Exchange Regulations, save for certain exceptions (such as sovereign debts and operations performed by banks). Under the recent modifications of the Foreign Exchange Regulations, made with the view of liberalizing foreign currency operations in Romania in light of its intended accession to the European Union, certain Capital Transactions have been exempted from authorization by the NBR. These Capital Transactions include, among others:

    - direct investments made by residents abroad;

    - real estate investments made abroad by residents;

    - guarantees granted by non-residents to residents;

    - transfers relating to the carrying on of insurance contracts;

    - certain transactions in securities made by residents;

    - medium and long term credits and financial loans granted by residents to non-residents; and

    - short, medium and long term credits and financial loans, granted by non-residents to residents.

    However, for statistical purposes, the NBR still requires notification of all transactions in private foreign debt generating foreign payment obligations whose reimbursement term exceeds one year.

    A number of Capital Transactions require the prior authorization of the NBR, including, among others: (1) listing foreign securities and units of foreign collective placement entities on a Romanian exchange; (2) certain transactions with foreign securities made by residents, as detailed in the Foreign Exchange Regulations; and (3) operations in current accounts and deposit accounts that are opened abroad by residents.

                           FORWARD-LOOKING STATEMENTS

    This document contains certain forward-looking statements concerning our future operations, economic performance, financial condition and financing plans, including such things as business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the wireless telecommunications industry and our business and operations and references to future success. Forward-looking statements may be identified by use of forward-looking terminology such as "believe," "intend," "may," "will," "expect," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, among other things, the risk factors discussed below, beginning on page 14. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and we cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us and MobiFon or our businesses or operations.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including our consolidated financial statements and the related notes, appearing elsewhere in this prospectus. All references herein to "we," "us" or "our" are references to MobiFon Holdings B.V., and, unless the context otherwise requires, its consolidated subsidiaries, including MobiFon S.A., a Romanian corporation, which, together with its current and future subsidiaries, we refer to as "MobiFon." In this prospectus, "Holdings" refers to MobiFon Holdings B.V. on a stand-alone basis.

OUR COMPANY

MOBIFON HOLDINGS B.V.

    MobiFon Holdings B.V. was incorporated on March 15, 2002 as a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid) under the laws of the Netherlands to hold the shares of its subsidiary, MobiFon S.A. On March 28, 2002, Holdings acquired from its direct parent, ClearWave N.V., all of ClearWave's majority equity interest in MobiFon. Holdings is a holding company, and its only assets are shares of MobiFon representing approximately 57.7% of MobiFon's issued and outstanding share capital. The primary sources of income to Holdings are dividends and distributions from MobiFon. ClearWave holds 100% of Holdings' equity. ClearWave is the sole managing director of Holdings and is responsible for its day-to-day management.

MOBIFON S.A.

    We are a leading provider of GSM wireless telecommunications services in Romania through MobiFon. As of June 30, 2003, MobiFon had approximately 2.7 million wireless subscribers, representing approximately a 49% market share. Our subscriber base grew at an average of more than 34,000 net new subscribers per month in the 12-month period ending June 30, 2003, and we added a total of over 409,100 net new subscribers during that period. MobiFon operates in Romania under the highly recognized brand name CONNEX.

    In addition to sustained subscriber growth since launching service in April 1997, MobiFon has delivered strong financial performance. We have been operating income before depreciation and amortization ("EBITDA") positive since June 1998, 14 months after commercial launch of services. We recorded EBITDA of $231.5 million in 2002, a 24% increase over the $186.4 million recorded in 2001 and $137.2 million in the six months ended June 30, 2003, a 26.5% increase over the $108.5 million in the first six months of 2002. Our revenues were $446.8 million in 2002 compared to $372.3 million in 2001 and $252.8 million in the six months ended June 30, 2003 compared to $209.0 million in the same period of 2002.

OUR BUSINESS STRENGTHS

    We believe that our leading market position in Romania is built on the following business strengths, and that these strengths position us to capitalize on the market opportunity in Romania:

    - Well-recognized brand. We believe that our well-recognized brand provides us with opportunities to continue to attract and retain wireless subscribers. A consumer survey we commissioned in April 2003 showed that we achieved a CONNEX brand awareness level of 98.5% in Romania. The survey revealed that the top-of-mind brand awareness was 57.5% for CONNEX versus 38.1% for Orange, our principal competitor.

    - Network quality and footprint. Our network covers approximately 97% of the population of Romania and major highways in Romania. In general, we believe our network quality performance meets or exceeds that of major Western European operators. We believe that the quality and coverage of our network enable us to attract and retain subscribers, particularly higher usage subscribers, who place a high value on coverage and reliability.

    - High quality customer care. We believe that our high standards in customer care enhance our brand in the marketplace and provide us with a competitive advantage in terms of customer acquisition and retention. We strive to maintain our leadership position in customer service and continue to benchmark our service against the industry.

    - Profitable operations with strong free cash flow. In the 12-month period ending June 30, 2003, we generated $260.3 million in EBITDA. We have been EBITDA positive since June 1998, 14 months after commercial launch of services, and have generated positive operating free cash flow (EBITDA after deducting capital expenditures) since 2000. In 2002, MobiFon approved aggregate distributions of $66.3 million, of which Holdings received $42.0 million, and in April 2003 MobiFon distributed dividends of $59.1 million to its shareholders, of which Holdings received $33.5 million. In July 2003, MobiFon's shareholders approved a further distribution in the form of a pro-rata share capital reduction of approximately $35.8 million. When completed in the second half of October 2003, MobiFon Holdings' share will be approximately $20.7 million.

    - Attractive market. As of December 31, 2002, the wireless penetration rate in Romania was 23.1%, while the fixed line penetration rate was 19.3%. Since we launched our wireless service in 1997, the Romanian wireless market has experienced a compound annual growth rate, or CAGR, of 87% in terms of the growth in the number of subscribers. Further, the wireless penetration rate of 23.1% in Romania is relatively low compared to that of many Western European countries. We believe that this presents an attractive environment in which to grow our subscriber base and maintain our leadership position in the market.

    - Experienced and motivated management team. Our senior management team has significant operational expertise. Our senior executives have an average of 11 years of experience in the wireless industry and four years experience with MobiFon. Our management team is responsible for developing our strategy, which has resulted in a leading market position in Romania and strong historical operating performance.

OUR STRATEGY

    Our strategic objective is to strengthen our leading position in wireless telecommunications services in Romania and to increase revenues, profitability and cash flow. We intend to achieve this objective through the following strategy:

    - Continuing to develop leading brand names, products and services through innovative marketing programs. We believe establishing strong brand names is essential to our success in Romania. As such, we have developed easily remembered and familiar sounding brands for our services. We use advertising, event marketing and direct mail techniques to saturate our market with our brands and promote high levels of brand awareness. We intend our branding to convince customers that our offerings are the most effective, affordable and accessible wireless services for their everyday needs.

    - Offering simple and competitive pricing plans. We offer simple pricing plans that are designed to compare favorably to the prices offered by our competitors and wireless operators in neighboring markets, and to the prices offered by RomTelecom, the national fixed line telephone company. Our rates for making in-country long distance calls historically have been cheaper than the fixed line rates of RomTelecom at certain times of the day, which encourages customers to use wireless instead of fixed line phone service. With recent deregulation, we can now directly provide international telecommunication services. We also can provide a fixed wireless product offering that competes with RomTelecom in the business segment.

    - Tailoring our marketing, distribution and customer care strategies to suit the local market. We offer a wide variety of pricing alternatives for our services in order to appeal to a broad range of consumers with differing needs. In addition, we carefully tailor our marketing initiatives, brand identity and distribution strategies to the cultural and economic environment in Romania and to each target customer segment.

    - Deploying and operating a high-quality network in Romania. We have deployed and continue to upgrade a high quality network to provide our customers with service that is equivalent to, or better than, the service provided by competing operators. We actively monitor the performance of the network to determine areas of local network congestion where additional network capacity is required. We also continuously work with the local regulatory authorities to acquire additional channels and spectrum when necessary, allowing us to increase network capacity to accommodate growth of subscribers and traffic.

    - Introducing advanced data-related services. We plan to upgrade our network as necessary to ensure that we are able to provide advanced value-added data transmission and wireless Internet access. We believe that the current worldwide trend towards the convergence of technologies, such as personal computing and wireless telephony, will facilitate the widespread use of wireless devices to provide Internet access. We intend to capitalize on our platforms to offer such wireless services through technologies which include general packet radio service, or GPRS, and wireless application protocol, or WAP.

TELESYSTEM INTERNATIONAL WIRELESS INC.

    Telesystem International Wireless Inc., or TIW, directly and indirectly owns 85.6% of the equity interest in our direct parent, ClearWave, and 94.9% of the voting rights of ClearWave. TIW is a Canadian corporation that owns and operates wireless telecommunications networks. As of June 30, 2003, TIW had telecommunications operations in Romania, through MobiFon, the Czech Republic, through its subsidiary Cesky Mobil a.s., and India, through its minority equity interest in Hexacom India Ltd. TIW is a foreign private issuer that files reports with the SEC under the Exchange Act. For more information regarding TIW's operations, you may refer to these reports; however, these reports have not been incorporated by reference in this prospectus, and therefore you should consider the information contained in this prospectus, and not the Exchange Act reports or other information provided by TIW, when making your investment decision with respect to the notes.

    We are registered with the trade register of the Chamber of Commerce and Industry in Amsterdam under number 34171018 and have our registered office in Amsterdam. Our principal executive office is located at World Trade Center, Strawinskylaan 707, 1077 XX Amsterdam, the Netherlands, and our telephone number is +31-20-305-09-80. Our agent for service of process in the United States is Corporation Service Company, 17th Floor, 1177 Avenue of the Americas, New-York, New York, 10036.

                         SUMMARY OF THIS EXCHANGE OFFER

    On June 27, 2003, we completed the private placement of $225,000,000 aggregate principal amount of 12.50% senior notes series A due July 31, 2010, which we refer to as the old notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed to file with the SEC the registration statement of which this prospectus forms a part with respect to the exchange of old notes for 12.50% senior notes series B due July 31, 2010 that have been registered under the Securities Act of 1933, which we refer to as the Securities Act. We refer to these notes registered under the Securities Act as the exchange notes. Under the exchange and registration rights agreement, we also agreed to use our best efforts to cause the registration statement to become effective by December 24, 2003 and to complete the exchange offer on or prior to February 9, 2004.

THIS EXCHANGE OFFER                           We are offering to exchange up to
                                              $225,000,000 aggregate principal
                                              amount of old notes for up to
                                              $225,000,000 aggregate principal
                                              amount of exchange notes which
                                              have been registered under the
                                              Securities Act. You may exchange
                                              old notes in denominations of
                                              integral multiples of $1,000
                                              principal amount. We will issue
                                              the exchange notes promptly after
                                              the expiration of the exchange
                                              offer.

                                              The form and terms of the exchange
                                              notes that we are offering in the
                                              exchange offer are identical in
                                              all material respects to the form
                                              and terms of the old notes which
                                              were issued on June 27, 2003 in a
                                              transaction that was exempt from
                                              the SEC's registration
                                              requirements, except that the
                                              exchange notes that we are
                                              offering in the exchange offer
                                              have been registered under the
                                              Securities Act, and the exchange
                                              notes will not contain terms with
                                              respect to transfer restrictions
                                              or interest rate increases. The
                                              exchange notes that we are
                                              offering in this exchange offer
                                              will evidence the same obligations
                                              as, and will replace, the old
                                              notes and will be issued under the
                                              same indenture. We refer to the
                                              old notes and the exchange notes,
                                              collectively, as the notes.

                                              If you wish to exchange an
                                              outstanding old note, you must
                                              properly tender it in accordance
                                              with the terms described in this
                                              prospectus.

                                              As of this date, there are
                                              $225,000,000 aggregate principal
                                              amount of old notes outstanding.
                                              The exchange offer is not
                                              contingent upon any minimum
                                              aggregate principal amount of
                                              existing notes being tendered for
                                              exchange. We will arrange for the
                                              Bank of Nova Scotia Trust Company
                                              of New York, as trustee, to issue
                                              the notes on or promptly after the
                                              expiration of the exchange offer.

EXCHANGE AND REGISTRATION RIGHTS AGREEMENT    We are making this exchange offer
                                              in order to satisfy our obligation
                                              under the exchange and
                                              registration rights agreement,
                                              entered into June 27, 2003, to
                                              cause our registration statement
                                              to become effective under the
                                              Securities Act. You are entitled
                                              to exchange your old notes for
                                              registered exchange notes with
                                              substantially identical terms.
                                              After the exchange offer is
                                              complete, you will generally no
                                              longer be entitled to any
                                              registration rights with respect
                                              to your notes.

RESALES OF THE EXCHANGE NOTES                 Based on an interpretation by the
                                              SEC staff set forth in no-action
                                              letters issued to third parties,
                                              we believe that you may offer to
                                              resell, resell or transfer the
                                              exchange notes issued pursuant to
                                              the exchange offer in exchange for
                                              old notes without compliance with
                                              the registration and prospectus
                                              delivery requirements of the
                                              Securities Act provided that:

                                              - you acquire any exchange note in
                                                the ordinary course of your
                                                business;

                                              - you are not participating, do
                                                not intend to participate, and
                                                have no arrangement or
                                                understanding with any person to
                                                participate, in the distribution
                                                of the exchange notes;

                                              - you are not a broker-dealer who
                                                purchased old notes for resale
                                                pursuant to Rule 144A or any
                                                other available exemption under
                                                the Securities Act; and

                                              - you are not an "affiliate" of
                                                our company, within the meaning
                                                of Rule 405 under the Securities
                                                Act.

                                              If our belief is inaccurate and
                                              you transfer any exchange note
                                              without delivering a prospectus
                                              meeting the requirements of the
                                              Securities Act without an
                                              exemption from registration of
                                              your notes from such requirements,
                                              you may incur liability under the
                                              Securities Act. We do not assume
                                              or indemnify you against this
                                              liability.

                                              Each broker-dealer that is issued
                                              exchange notes for its own account
                                              in exchange for old notes must
                                              acknowledge that it will deliver a
                                              prospectus meeting the
                                              requirements of the Securities Act
                                              in connection with any resale of
                                              the notes. The letter of
                                              transmittal states that, by making
                                              this acknowledgment and by
                                              delivering a prospectus, a
                                              broker-dealer will not be deemed
                                              to admit that it is an
                                              "underwriter" within the meaning
                                              of the Securities Act. A
                                              broker-dealer who acquired old
                                              notes for its own account as a
                                              result of market-making or other
                                              trading activities may use this
                                              prospectus for an offer to resell,
                                              resale or other retransfer of the
                                              exchange notes. We have agreed
                                              that, for a period of 180 days
                                              following the completion of this
                                              exchange offer, we will make this
                                              prospectus and any amendment or
                                              supplement to this prospectus
                                              available to any broker-dealers
                                              for use in connection with these
                                              resales. We believe that no
                                              registered holder of the old notes
                                              is an "affiliate" of ours, within
                                              the meaning of Rule 405 under the
                                              Securities Act.

EXPIRATION DATE                               The exchange offer will expire at
                                              5:00 p.m., New York City time,
                                                         , 2003 unless we decide
                                              to extend the expiration date. We
                                              do not currently intend to extend
                                              the expiration date, although we
                                              reserve the right to do so, and we
                                              have agreed to use our reasonable
                                              best efforts to complete the
                                              exchange offer promptly.

CONDITIONS TO THIS EXCHANGE OFFER             This exchange offer is not subject
                                              to any conditions other than that
                                              it does not violate applicable law
                                              or any applicable interpretation
                                              of the SEC staff.

WITHDRAWAL RIGHTS                             You may withdraw the tender of
                                              your old notes at any time prior
                                              to 5:00 p.m. New York City time on
                                              the expiration date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS        The exchange of old notes for
                                              exchange notes pursuant to the
                                              exchange offer should not
                                              constitute a taxable event for
                                              U.S. federal income tax purposes.
                                              See "Certain Tax Considerations --
                                              Certain U.S. Federal Income Tax
                                              Considerations."

USE OF PROCEEDS                               We will not receive any proceeds
                                              from the issuance of the exchange
                                              notes offered in this exchange
                                              offer. In consideration for
                                              issuing the exchange notes as
                                              contemplated in this prospectus,
                                              we will receive in exchange old
                                              notes in like principal amount. We
                                              will pay all registration expenses
                                              incident to this exchange offer.
                                              Each holder of notes will pay all
                                              underwriting discounts and
                                              commissions and transfer taxes
                                              incurred in the sale or
                                              disposition of the notes issued in
                                              this exchange offer.

EXCHANGE AGENT                                The Bank of Nova Scotia Trust
                                              Company of New York is serving as
                                              exchange agent in connection with
                                              this exchange offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

    The form and terms of the exchange notes are the same as the form and terms of the old notes except that we registered the exchange notes under the Securities Act, and, therefore, the exchange notes will not bear legends restricting their transfer and will not have interest rate increases for failure to register the exchange notes. The exchange notes will evidence the same obligations as the old notes. The same indenture governs both the old notes and the exchange notes.

    The following summary contains basic information about the exchange notes. It does not contain all the information that may be important to you. For a more complete description of the exchange notes, please refer to the section of this prospectus entitled "Description of the Exchange Notes."

Issuer                     MobiFon Holdings B.V.

Securities Offered         The exchange notes issued in exchange for all
                           outstanding old notes will represent a maximum aggregate principal amount of $225.0 million of 12.50% Senior Notes due July 31, 2010.

Maturity Date              July 31, 2010.


Interest Payment Dates     Interest on the notes accrues from the date of
                           issuance of the old notes at an annual rate equal to 12.50% and is payable in cash semi-annually in arrears on each January 31 and July 31, beginning
                           January 31, 2004.

Additional Amounts         Payments in respect of the notes will not be subject
                           to withholding taxes. All payments with respect to the notes made by us will be made without withholding or deduction for taxes imposed or levied by or on behalf of any taxing authority, as described below, unless required by law or the interpretation or administration thereof, in which case we will pay such additional amounts as may be necessary so that the net amount received by the holders after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See "Description of Exchange Notes -- Payment of Additional Amounts."

Ranking                    The notes are:

                           - our general unsecured obligations, except to the
                              extent of a security interest in a debt service reserve account created in respect of the notes;

                           - effectively junior to any secured indebtedness, in
                              each case to the extent of the collateral securing those obligations;

                           - senior in right of payment to any of our
                              subordinated indebtedness, including our intercompany indebtedness to ClearWave;

                           - pari passu in right of payment with all of our
                              existing and future unsecured senior indebtedness; and

                           - effectively junior in right of payment to all
                             indebtedness and other liabilities, including trade payables, of MobiFon.

                           As of June 30, 2003, we had total consolidated senior indebtedness of $503.5 million, and MobiFon had $283.7 million of senior indebtedness, including $271.0 million of secured indebtedness under MobiFon's senior credit facility. MobiFon also had $103.5 million of other current liabilities outstanding, including trade payables and distributions payable to minority interests.

Debt Service Reserve
Account We used a portion of the net proceeds realized from the sale of the old notes to place approximately $28.1 million of cash or eligible investments into a debt service reserve account held by the trustee acting as a collateral agent for the benefit of the holders of the notes. The amount initially deposited into the debt service reserve account, together with the investment proceeds thereof, will secure, and will be sufficient to pay, two payments of semi-annual interest on the notes. See "Description of Exchange Notes -- Debt Service Reserve Account."

Original Issue Discount    The notes are contingent payment debt instruments
                           issued with original issue discount for U.S. federal income tax purposes. A U.S. holder must include original issue discount on the exchange notes in income on a constant yield basis, regardless of the holder's method of accounting for U.S. federal income tax purposes, and will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or other disposition of the notes.
                           See "Certain Tax Considerations -- Certain U.S.
                           Federal Income Tax Considerations -- U.S. Holders."

Optional Redemption        At any time on or after July 31, 2007 we can redeem
                           some or all of the notes at the redemption prices listed in the "Description of Exchange Notes --
                           Optional Redemption" section of this prospectus.
                           Before July 31, 2006, we may, on one or more occasions, redeem up to 35% of the original principal amount of the notes with the net cash proceeds of certain equity offerings at the redemption price listed in "Description of Exchange Notes -- Optional
                           Redemption."

Tax Matters                In the event (1) we have or would become obligated to
                           pay additional amounts as a result of changes affecting withholding taxes applicable to certain payments on the notes or (2) MobiFon becomes obligated to make withholding tax payments or deductions for or on account of any taxes on any distributions payable to Holdings, the notes will be redeemable at any time in whole, but not in part, at our option at 100% of the principal amount thereof.
                           See "Description of Exchange Notes -- Redemption for
                           Changes in Withholding Taxes" and " -- Payment of
                           Additional Amounts."

Excess Cash Flow Offer     Within 30 days after the end of the period beginning
                           on the date of the indenture and ending July 31, 2004, and for each 12-month period thereafter, we must offer to purchase a portion of the notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of MobiFon excess operating cash flow from that period.

Change of Control          If a change of control of our company occurs, we must
                           offer to purchase the notes
                           from holders of the notes at a purchase price of 101% of their principal amount, plus accrued interest. The term "Change of Control" is defined in the "Description of Exchange Notes -- Repurchase at the
                           Option of Holders -- Change of Control" section of this prospectus.

Asset Sales                We must use the net cash proceeds from a sale of our
                           shares in MobiFon, and we may have to use a portion of the net cash proceeds from selling assets, to offer to purchase the notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date.

Restrictive Covenants      The indenture governing the notes contains covenants
                           that limit our ability and that of our subsidiaries to:

                           - sell our equity interests in MobiFon;

                           - incur additional debt;

                           - pay dividends or distributions on, or redeem or
                              repurchase, our capital stock;

                           - make investments;

                           - issue or sell capital stock of our subsidiaries;

                           - engage in transactions with affiliates;

                           - create liens on our assets to secure specified
                              debt;

                           - transfer or sell assets;

                           - guarantee debt;

                           - restrict dividend or other payments to us; and

                           - consolidate, merge or transfer all or substantially
                              all of our assets and the assets of our
                              subsidiaries.

                           In addition, Holdings is not permitted to engage in activities other than primarily holding its equity interests in MobiFon, and MobiFon and its subsidiaries are limited primarily to engaging in businesses relating to those that MobiFon engages in currently.

                           These covenants are subject to important exceptions and qualifications, which are described in the "Description of Exchange Notes" section of this prospectus.

Amendments                 Except for specific amendments, the indenture may be
                           amended with the consent of the holders of a majority of the principal amount of the notes then outstanding.

                                  RISK FACTORS

    See the section entitled "Risk Factors" beginning on page 14 of this prospectus for a discussion of certain factors you should consider carefully before deciding to participate in the exchange offer.

                  SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables set forth certain consolidated financial information derived in part from our consolidated financial statements for the fiscal years ended December 31, 2000, 2001 and 2002, which have been audited by Ernst & Young LLP, and other financial and operating data that have not been audited. In addition, the tables set forth unaudited consolidated financial information for the six months ended June 30, 2002 and 2003. You should read this Summary Consolidated Financial Data and Other Data together with "Operating and Financial Review and Prospects" and our consolidated financial statements and the notes thereto included herein, which have been prepared in accordance with U.S. GAAP.

    On March 28, 2002 we incurred a $675.0 million loan payable to ClearWave in exchange for its then 63.5% equity interest in MobiFon. This combination of entities under common control is accounted for in a manner similar to a pooling-of-interests. Accordingly, our consolidated financial statements reflect the results of operations and changes in cash flows as if MobiFon had always been a subsidiary of Holdings for the periods presented. All contributions made from inception to MobiFon's capital stock including costs and expenses incurred in connection with our initial investment in MobiFon and acquisitions and dispositions of MobiFon's equity interest from or to third parties up to March 28, 2002 were accounted for as invested capital within shareholder's equity. On that date, the invested capital account was eliminated by the transaction described above and the excess of the nominal value of the loan over the invested capital was accounted for in a separate account as a reduction of shareholder's equity.

                                                                                          SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                JUNE 30,
                                                ------------------------------------   -----------------------
                                                   2000         2001         2002         2002         2003
                                                ----------   ----------   ----------   ----------   ----------
                                                                                             (UNAUDITED)
                                                                        (IN THOUSANDS)
STATEMENT OF INCOME:
Revenues:
  Services ..................................   $  299,470   $  359,868   $  425,567   $  198,925   $  240,247
  Equipment .................................        8,097       12,475       21,215       10,066       12,537
                                                ----------   ----------   ----------   ----------   ----------
Total revenues ..............................      307,567      372,343      446,782      208,991      252,784
Operating expenses:
  Cost of services ..........................       62,367       69,835       81,462       37,983       46,239
  Cost of equipment .........................       18,347       27,236        39,10       17,669       18,877
  Selling, general and administrative
    expenses ................................       96,735       88,831       94,613       44,861       50,479
  Depreciation and amortization .............       65,966       77,799       86,920       41,329       55,509
                                                ----------   ----------   ----------   ----------   ----------
Operating income ............................       64,152      108,642      144,627       67,149       81,680

Interest expense -- third party .............      (35,373)     (35,238)     (25,912)     (14,434)     (11,199)
  Interest expense -- related party(1) ......           --           --      (35,194)     (12,113)     (22,725)
  Interest and other income .................        1,231        1,869        1,464          393          685
  Foreign exchange gain (loss) ..............       (6,519)      (3,843)      (2,008)      (1,845)       1,036
  Loss related to extinguishment of debt ....           --           --      (10,100)          --           --
  Gain on disposal of investment ............           --           --           --           --       19,821
                                                ----------   ----------   ----------   ----------   ----------
Income before income taxes and minority
  interests .................................       23,491       71,430       72,877       39,150       69,298
  Income taxes ..............................           --           --       32,272       15,491       22,644
  Minority interests ........................      (10,945)     (27,355)     (28,131)     (13,344)     (20,060)
                                                ----------   ----------   ----------   ----------   ----------
Net income ..................................   $   12,546   $   44,075   $   12,474   $   10,315   $   26,594
                                                ==========   ==========   ==========   ==========   ==========

                                                                                             SIX MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                --------------------------------------    ------------------------
                                                   2000          2001          2002          2002          2003
                                                ----------    ----------    ----------    ----------    ----------
                                                         (DOLLARS IN THOUSANDS, EXPECT PER USER DATA)
OTHER FINANCIAL AND OPERATING DATA
  (UNAUDITED):
EBITDA(2) ...................................   $  130,118    $  186,441    $  231,547    $  108,478    $  137,189
Ratio of earnings to fixed charges(3) .......         1.66x        3.03x          2.19x         2.46x         3.02x
MobiFon subscribers:
  Postpaid ..................................      581,339       742,097       941,221       836,762       977,977
  Prepaid ...................................      590,433     1,261,454     1,693,987     1,500,203     1,768,150
Total MobiFon subscribers ...................    1,171,772     2,003,551     2,635,208     2,336,965     2 746,127
  % Prepaid .................................           50%           63%           64%           64%           64%
Market share ................................           47%           51%           53%           54%           49%
Average monthly revenue per user(4):
  Blended ...................................   $    26.56    $    18.53    $    14.19    $    14.18    $    13.89
  Postpaid ..................................        37.76         36.74         31.33         30.90         29.99
  Prepaid ...................................         8.44          6.25          4.65          4.67          5.12
Average monthly minutes of use per user:
  Blended ...................................          164           133           103           106            96
  Postpaid ..................................          227           239           230           230           222
  Prepaid ...................................           62            62            33            36            28
Churn (monthly) .............................         2.12%         1.68%         1.85%         1.46%         2.27%
STATEMENT OF CASH FLOW DATA (AUDITED,
  EXCEPT FOR SIX MONTH DATA):
Cash provided by operating activities .......   $   98,647    $  177,477    $  156,088    $   79,804    $  126,791
Cash used in investing activities ...........     (102,010)     (148,780)     (100,337)      (37,407)      (27,965)
Cash provided by (used in) financing
  activities ................................       25,407       (10,599)      (57,026)      (36,197)      (86,112)
Capital expenditures(5) .....................       85,010       125,541       100,337        37,407        69,465

                                                      AS OF DECEMBER 31,          AS OF JUNE 30,
                                           ------------------------------------   --------------
                                              2000         2001         2002           2003
                                           ----------   ----------   ----------   --------------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents ..............   $   22,716   $   40,814   $   39,539      $  52,253
Cash and cash equivalents --
  restricted ...........................           --           --           --          28,125(6)
Property plant and equipment and
  licenses .............................      446,389      496,000      508,218         520,596
Total assets ...........................      553,107      649,014      670,483         737,377
Long-term debt, including current
  portion ..............................      284,525      261,214      267,700         503,500
Subordinated loan payable to
parent company .........................           --           --      668,100         435,017
Total shareholder's equity (deficiency).      141,900      216,607     (445,873)       (420,043)

-----------------

(1) Future payments of interest on the loan from ClearWave, our sole shareholder, are restricted by the covenants of the indenture governing the notes. See "Description of Exchange Notes -- Certain Covenants -- Restricted Payments."

(2) We define the term "EBITDA" as operating income before depreciation and amortization. Our use of EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA should not be considered in isolation or as an alternative measurement of operating performance or liquidity or net income, operating income, cash flows from operating activities or any other measure of performance under U.S. GAAP. We believe that EBITDA is viewed as a relevant supplemental measure of performance in the wireless telecommunications industry. The following table provides a reconciliation of operating income, the most relevant U.S. GAAP term, to
    EBITDA:

                                                                                  SIX MONTHS
                                             YEAR ENDED DECEMBER 31,             ENDED JUNE 30,
                                      ------------------------------------   -----------------------
                                         2000         2001         2002         2002         2003
                                      ----------   ----------   ----------   ----------   ----------
                                                                (UNAUDITED)
                                                              (IN THOUSANDS)
Operating income ..................   $   64,152   $  108,642   $  144,627   $   67,149   $   81,680
Depreciation and amortization .....       65,966       77,799       86,920       41,329       55,509
                                      ----------   ----------   ----------   ----------   ----------
EBITDA ............................      130,118      186,441      231,547      108,478      137,189

(3) For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax earnings from operations before minority interests, interest expense and amortization of debt issue costs. Fixed charges include interest expense and amortization of debt issue costs.

(4) We use the term average monthly revenue per user, or ARPU, which may not be comparable to similarly titled measures reported by other companies. ARPU excludes non-recurring miscellaneous revenue and revenue from other wireless networks' customers roaming on our network. ARPU should not be considered in isolation or as an alternative measure of performance under U.S. GAAP. We believe ARPU is viewed as a relevant supplemental measure of performance in the wireless telecommunications industry.

    The following table provides a reconciliation between service revenues and
ARPU:

                                                                                    SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                JUNE 30,
                                           ------------------------------------   -----------------------
                                              2000         2001         2002         2002         2003
                                           ----------   ----------   ----------   ----------   ----------
                                                                     (UNAUDITED)
Service revenues for the period (in
  thousands) ...........................   $  299,470   $  359,868   $  425,567   $  198,925   $  240,247
Average number of subscribers for
the period (in millions)* ..............         0.89         1.49         2.32         2.19         2.68

Average monthly service revenue per
  subscriber for the period ............   $    28.32   $    20.10   $    15.26   $    15.17   $    14.96
Less: impact of excluding in-roaming
  and miscellaneous revenue ............        (1.76)       (1.57)       (1.07)       (0.99)       (1.07)
                                           ----------   ----------   ----------   ----------   ----------

ARPU ...................................   $    26.56   $    18.53   $    14.19   $    14.18   $    13.89

----------

* Calculated as the average of each month's average number of subscribers.

(5) Capital expenditures consist of cash acquisitions of property, plant and equipment.

(6) Consists of cash and cash equivalents deposited in the debt service reserve account in accordance with the terms of the notes.

                                  RISK FACTORS

    An investment in the notes is subject to a number of risks. Prospective purchasers should consider carefully all of the information set forth herein and, in particular, the following risks in connection with an investment in us. In general, investing in the securities of issuers whose source of income is operations that are solely within emerging markets such as Romania's involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States and other similar developed markets.

RISKS RELATING TO THE NOTES

WE HAVE SUBSTANTIAL INDEBTEDNESS, AND WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS.

    As of June 30, 2003, we had $503.5 million of consolidated senior indebtedness, of which $219.8 million (net of unamortized discount of $5.2 million) was the notes (with an aggregate principal amount at maturity of $225.0 million) and $271.0 million was loans outstanding under MobiFon's senior credit facility, which is effectively senior in right of payment to the notes. Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. A substantial portion of MobiFon's current operating cash flow must be dedicated to the payment of its debt, which may result in MobiFon being unable to pursue favorable business opportunities or make planned capital expenditures. Before it may distribute any cash or other property to us in order to make payments in respect of the notes, MobiFon must first make all payments then due on its indebtedness under its senior credit facility and satisfy certain conditions in the senior credit facility to pay dividends. Furthermore, we will only receive our pro rata share of such distributions. See "Description of Other Indebtedness."

    Our annual debt service in 2003 will, assuming we incur no further indebtedness, consist primarily of interest expense payable on the notes and interest expense payable on borrowings under MobiFon's senior credit facility. Our cash debt service for 2003, based on an amount of indebtedness outstanding at June 30, 2003, would be interest payments totaling $22.4 million (of which $18.3 million would be payable on the senior credit facility). For 2002, our consolidated cash flow from operating activities was $156.1 million, and MobiFon was able to distribute $42.0 million to Holdings. Accordingly we will have to continue to generate significant cash flow to meet our debt service and working capital requirements. If we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing or sell assets. This may make it more difficult for us to obtain financing on terms that are acceptable to us or at all. Without this financing, we could be forced to sell assets under less than favorable circumstances to make up for any shortfall in our payment obligations. In addition, if we fail to pay our debts or other liabilities when due, we would be in default of our payment obligations. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facility and working capital facilities in an amount sufficient to enable us to pay amounts due under our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

    We may be able to incur substantial additional indebtedness in the future. The terms of the indenture and MobiFon's senior credit facility do not fully prohibit us from doing so. As of June 30, 2003 MobiFon could have drawn additional borrowings of up to $29.0 million under the senior credit facility and $18.2 million under MobiFon's working capital facilities, which borrowings would be secured and effectively senior to the notes. MobiFon may also incur additional indebtedness, provided it complies with limitations imposed by the senior credit facility and the indenture governing the notes. Such additional indebtedness may, in certain cases, be secured and will rank senior to the notes. If new debt is added to our current debt levels, the related risks that we now face could intensify. See "Description of Other Indebtedness."

WE MAY NOT HAVE ACCESS TO THE CASH FLOW AND OTHER ASSETS OF MOBIFON THAT MAY BE NEEDED TO MAKE PAYMENT ON THE NOTES.

    Our cash flow and our ability to make payments in respect of the notes depend upon the ability of MobiFon to pay dividends or otherwise make distributions to us. MobiFon is a separate and distinct legal entity and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions to us or to otherwise pay amounts due with respect to our indebtedness or to make funds available for such payments. The terms of MobiFon's senior credit facility restrict MobiFon from paying dividends and otherwise transferring assets to us. We cannot assure you that the agreements governing the current and future indebtedness of MobiFon will permit MobiFon to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. See "Description of Other Indebtedness."

    In addition, we may be unable to access the cash flow of MobiFon because we do not have the requisite control to unilaterally cause MobiFon to pay dividends to equity holders and Romania may impose legal limitations on the declaration of dividends and tax the payment and repatriation of such dividends or otherwise restrict the repatriation of funds. The indenture governing the notes permits us to sell a portion of the equity we own in MobiFon, subject to a requirement that we continue to own at least 50.1% of the economic and voting control of the equity. In certain circumstances, such as a capital call by MobiFon to fund its capital needs, our ownership position could be diluted by equity issuances of MobiFon to one or more shareholders other than us. If our ownership interest in MobiFon were diluted below 50.1%, it would constitute an event of default under the indenture governing the notes. MobiFon's shareholder dividends are paid on a pro rata basis to all shareholders; thus, a reduction in our ownership of MobiFon will proportionately reduce the dividends we receive.

    Although MobiFon has declared and paid dividends in the recent past, completed a share repurchase in June 2003 and initiated a share capital reduction in July 2003, we may not be able to generate cash through dividends or other distributions from MobiFon in the future sufficient to meet our obligations under the notes.

BECAUSE WE ARE A HOLDING COMPANY, THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL OF THE DEBTS OF MOBIFON.

    The notes are obligations exclusively of Holdings, which is a holding company with no material sources of income or assets of its own other than the equity interest that it owns in MobiFon. In addition, the indenture that governs the notes prevents Holdings from transacting any business or holding any assets other than cash, investments in cash equivalents, indebtedness of MobiFon and equity interests in MobiFon. Because MobiFon does not guarantee the notes, creditors of MobiFon (including trade creditors) will be entitled to payment from the assets of MobiFon before those assets can be distributed to us. As a result, the notes are effectively subordinated to the prior payment of all of the debts (including trade payables) of MobiFon.

    The aggregate amount of indebtedness and other current liabilities, including distributions payable to minority interests, of MobiFon at June 30, 2003 were approximately $387.2 million. We cannot assure you that MobiFon will be able to repay its indebtedness if it were accelerated. We also cannot assure you that our assets and MobiFon's assets will be sufficient to fully repay the notes and our and MobiFon's other indebtedness.

    In addition, all of the indebtedness outstanding under MobiFon's senior credit facility is secured by substantially all of MobiFon's assets, as well as the shares we hold in MobiFon. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to the shares of MobiFon that are the primary assets that Holdings owns and that constitute its collateral. We cannot assure you that there will be sufficient assets remaining to pay amounts due on the notes.

THE TERMS OF OUR INDEBTEDNESS REQUIRE US TO MEET VARIOUS COVENANTS AND LIMIT OUR ABILITY AND THAT OF OUR PARENT COMPANY TO ENGAGE IN VARIOUS TRANSACTIONS, WHICH MAY ADVERSELY AFFECT US.

    MobiFon is required to maintain financial ratios and satisfy financial condition tests pursuant to the terms of its senior credit facility. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. In addition, MobiFon's senior credit facility, as well as the indenture that governs the notes, contains a number of provisions that limit our management's discretion by restricting its ability to:

    -   incur additional indebtedness;

    - pay dividends or distributions on or repurchase the capital stock of MobiFon or repurchase capital stock held in us;

    -   issue preferred stock of subsidiaries;

    -   make certain investments;

    -   create liens to secure debt;

    -   enter into transactions with affiliates;

    -   merge or consolidate with another company; and

    -   transfer and sell assets.

    We may not be able to comply with these covenants in the future, and we may not be able to obtain waivers if we breach a covenant in the future. A breach under any of the covenants in our debt instruments may result in a default, which may cause our debts to become immediately due at a time when we are unable to pay them or which may cause the holders of such indebtedness to prohibit drawings thereunder. MobiFon's inability to draw on its senior credit facility may result in MobiFon being unable to finance its operations or pursue desirable business opportunities. In addition, MobiFon has uncommitted working capital facilities that the lenders may terminate at any time, and the lenders may refuse any request by MobiFon to draw on these facilities. If these facilities are terminated by the lenders or repayment of outstanding balances is demanded, we may need to obtain additional short-term financing to meet our cash flow needs. Insufficient working capital could result in our being unable to finance the day-to-day operations of our business, which could reduce our revenues and adversely affect the quality of our services. See "Description of Other Indebtedness" and "Description of Exchange Notes."

    Furthermore, under MobiFon's senior credit facility, certain events relating to ClearWave, our parent company, may cause defaults under the facility, which would in turn cause us to default under the terms of the indenture governing the notes. For instance, an event resulting in the change of control or bankruptcy of ClearWave would create a default under MobiFon's senior credit facility. Such a default may cause MobiFon's lenders to prohibit distributions by MobiFon to us or accelerate the maturity of such indebtedness and may result in us being in default under the indenture governing the notes. We cannot assure you that ClearWave will not undertake actions that may adversely affect us or holders of the notes.

THE SALE BY OUR PARENT COMPANY OF EQUITY SHARES HELD IN US MAY TRIGGER THE RIGHTS OF OTHER SHAREHOLDERS OF MOBIFON TO BUY MOBIFON SHARES FROM US, WHICH MAY CAUSE US TO DEFAULT UNDER OUR DEBT INSTRUMENTS.

    Under MobiFon's contract of association, part of its constitutive documents, rights of first refusal on transfers of shares in MobiFon apply not only to direct sales of MobiFon shares but also to sales by our parent company of shares held in us. These rights entitle shareholders of MobiFon to purchase a proportionate number of shares of MobiFon held by us upon a sale of our equity shares, at comparable value. These rights may also apply upon a sale of equity shares of ClearWave if the shares of MobiFon that ClearWave holds indirectly through us represent more than 25% of the fair market value of ClearWave's assets. ClearWave obtained from Vodafone Europe B.V., a holder of more than 20% of the outstanding shares of MobiFon, a conditional waiver of its right of first refusal in the case of certain transactions affecting the equity shares of ClearWave. In consideration of the waiver, ClearWave's ultimate parent, TIW, agreed with Vodafone that, among other things, Vodafone will have the right, in the event of a change of voting control of ClearWave, to purchase from us that number of shares in MobiFon necessary to increase Vodafone's equity interest in MobiFon to 50.1%.

    Therefore, if ClearWave sells equity shares in us or if TIW sells equity shares in ClearWave, we may be required, under MobiFon's contract of association as well as Vodafone's waiver agreement, to sell our shares in

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

MobiFon to minority shareholders in MobiFon. Although we would use the proceeds from the sale of shares in MobiFon to offer to purchase outstanding notes, as required by the indenture governing the notes, the sale of shares in MobiFon may result in us losing voting control over MobiFon, which would cause us to default under our senior credit facility and the indenture governing the notes. We cannot assure you that either ClearWave or TIW will not undertake actions that may adversely affect us or holders of the notes.

WE MUST TAKE INTO ACCOUNT THE RIGHTS OF THE MINORITY SHAREHOLDERS IN MOBIFON AND OUR LENDERS WHEN WE MAKE MANAGEMENT DECISIONS.

    Although we have voting control over MobiFon and appoint all senior officers other than the chief technology officer, we do not have the ability to elect a majority of the members of MobiFon's board of directors. The rights of MobiFon's shareholders to elect representatives to MobiFon's board of directors are provided in MobiFon's statutes, part of its constitutive documents. All significant business and financial decisions must be approved by either senior officers appointed by us or shareholders holding a majority of MobiFon's capital stock. In the case of certain decisions, such as a change in dividend policy, which currently is to maximize dividends, approval is required by shareholders holding at least 75% of the voting shares of MobiFon. Certain other decisions that concern matters set forth in MobiFon's contract of association require unanimous approval. We have an agreement with Vodafone that provides that major business, financial and technical decisions concerning MobiFon, including making distributions to shareholders, require consensus between us and Vodafone, with both parties using their best efforts to achieve consensus. Accordingly, we may need to take into account the views of, or compromise with, MobiFon's minority shareholders in reaching decisions on fundamental business and strategic matters with respect to MobiFon. If we need to enlist co-investors in the future to help fund acquisition opportunities, we may need to enter into agreements that grant these co-investors rights to participate in the management of MobiFon.

    In addition, the lenders under MobiFon's senior credit facility have a number of approval and veto rights over how we operate MobiFon's businesses. These rights can be used effectively to limit our discretion in managing our operations, for example by requiring us to focus on generating sufficient cash flow to pay principal and interest on our debt and restricting us from making further investments in our business.

OUR OWNERSHIP INTERESTS IN MOBIFON MAY NOT BE MARKETABLE ON COMMERCIALLY ACCEPTABLE TERMS.

    Our ability to sell or transfer our ownership interests in MobiFon is subject to contractual limitations in favor of MobiFon's other shareholders, including restrictions on sales or transfers, co-sale rights or rights of first refusal. These limitations could make it difficult for us or our creditors to realize full value upon any attempted sale of our shares of MobiFon, and could delay completion of any such sale.

    Moreover, we have been required, along with MobiFon's other shareholders, to pledge our equity interest in MobiFon to secure its senior credit facility, and we may be restricted in transferring or otherwise disposing of such equity interest so long as it is pledged as collateral for the senior credit facility. In addition, MobiFon currently has no publicly traded securities, and we cannot assure you that there will in the future be either a public or private market for the securities of MobiFon. As a result, even if any sales are completed, the prices realized on those sales could be less than our investment, and there may be substantial local taxes, currency exchange controls or other restrictions on repatriation of monies imposed on us in the case of any such sales.

OUR PARENT COMPANY SERVES AS OUR BOARD OF MANAGEMENT. THERE MAY BE SITUATIONS WHERE THE INTERESTS OF OUR PARENT COMPANY AND THE INTERESTS OF HOLDERS OF THE NOTES DIVERGE.

    Under Dutch law, a company's board of management can consist of a corporate entity. The corporate entity acting in such capacity and the persons serving on the board of management of that entity have a fiduciary duty to the shareholders, creditors, employees and other stakeholders of the company. ClearWave serves as our board of management. Despite our board of management's fiduciary obligations to holders of the notes, there may be situations where the interests of our parent company and the interests of the holders of the notes diverge.

BECAUSE OF OUR ARTICLES OF ASSOCIATION AND OUR ORGANIZATION UNDER DUTCH LAW, YOU MAY FIND IT DIFFICULT TO PURSUE LEGAL REMEDIES AGAINST OUR BOARD OF MANAGEMENT.

    Both our articles of association and our corporate affairs are governed by Dutch corporate law. The rights of our shareholders and the responsibilities of the board of management that directs our affairs are different from those established under the statutes and judicial precedents of the United States and other jurisdictions. You may find it more difficult to protect your interests against actions by the sole member of our board of management and its respective board members than you would if we were a U.S. corporation.

BECAUSE JUDGMENTS OF U.S. COURTS ARE NOT DIRECTLY ENFORCEABLE IN THE NETHERLANDS, YOU MAY FIND IT MORE DIFFICULT TO ENFORCE YOUR RIGHTS THAN IF WE WERE A U.S. COMPANY.

     Service of process upon individuals or firms that are not resident in the United States may be difficult to obtain within the United States. ClearWave, as the sole member of Holdings' board of management, as well as the individual members of its board of management and its supervisory board, reside outside the United States. Because our assets (other than the debt service reserve account) and the assets of ClearWave and its directors are outside the United States, any judgment obtained in the United States against Holdings or such persons may not be collectible within the United States. Holdings has appointed Corporation Service Company, 17th Floor, 1177 Avenue of the Americas, New York, New York, 10036 as its agent to receive service of process in any action against it in any federal court or court in the State of New York arising out of the offering of notes. Consent has not been given by Holdings for such agent to accept service of process in connection with any other claim.

    Because there is no applicable treaty between the United States and the Netherlands, a judgment rendered by a federal court or state court in the United States will not be enforced by the courts in the Netherlands. In order to obtain a judgment that is enforceable in the Netherlands, the claim must be re-litigated before a competent Netherlands court. A judgment rendered by a federal or state court in the United States will, under current practice, be recognized by a Netherlands court if (1) that judgment results from proceedings compatible with Netherlands concepts of due process, and (2) that judgment does not contravene public policy of the Netherlands. Additionally, there may be doubt as to the enforceability, in original actions in Dutch courts, of liabilities based solely upon the federal securities laws of the United States.

INSOLVENCY LAWS IN THE NETHERLANDS COULD NEGATIVELY AFFECT YOUR RIGHT TO ENFORCE THE NOTES.

    We are a private limited liability company incorporated under the laws of the Netherlands. Accordingly, insolvency proceedings with respect to us would be likely to proceed under, and be governed by, the insolvency laws of the Netherlands.

    If we enter into insolvency or suspension of payments there is a risk that the holders of notes will not be able to enforce their rights under the notes.

    Bankruptcy as well as suspension of payments is dealt with in the Dutch Bankruptcy Code. Under the Dutch Bankruptcy Code, as soon as a company enters into bankruptcy, all unencumbered assets and liabilities are placed under a general attachment causing all attachments of individual creditors to cease and a liquidator is appointed to manage the affairs of the debtor. The main, but not the only, focus of the liquidator, is the interest of the creditors. Suspension of payments creates a stay of the rights for the unsecured creditors only. Except to the extent of the debt service reserve account, holders of notes would rank as unsecured or unpreferred creditors of Holdings in bankruptcy or suspension. All unsecured creditors' rights in a company in bankruptcy or suspension rank pari passu with all claims of other unsecured and unpreferred creditors, unless the law provides otherwise. Furthermore, under the laws of the Netherlands, a power of attorney would no longer be valid or enforceable as a matter of law upon the grantor of the power of attorney being declared bankrupt or being granted suspension of payment. Insofar as certain provisions of the notes expressly or implicitly provide for or institute powers of attorney, including but not limited to, the appointment of agents for the purpose of service of process, such powers of attorney or appointments would no longer be enforceable.

    There are fundamental differences between the U.S. Bankruptcy Code and the Dutch Bankruptcy Code. For example, the U.S. Bankruptcy Code and the Dutch Bankruptcy Code differ as to which parties in interest are affected by the applicable bankruptcy law and the treatment of certain claims and equity interests. Some of the most important characteristics of a Dutch bankruptcy proceeding are the following:

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

    - One or more creditors, or the debtor itself, may initiate bankruptcy proceedings in the District Court in which district the debtor has its registered seat. The District Court will declare the debtor bankrupt if the debtor has ceased paying its debts when due.

    - The District Court will appoint one or more liquidators, usually a lawyer specialized in insolvency law, and a supervisory judge. The legal task of the liquidator is to manage the affairs of the debtor and liquidate the debtor. The supervisory judge advises the liquidator and has to approve of certain actions of the liquidator.

    - The liquidator will liquidate all assets of the debtor and pay out the proceeds to the creditors of the debtor in accordance with their ranking as established by the District Court.

    - The Dutch Bankruptcy Code provides for specific provisions with respect to reciprocal agreements, lease and employment agreements.

    - Secured creditors may act as if there were no bankruptcy at all. They can take recourse against the secured assets. The proceeds of the sale of the secured assets will not become part of the bankruptcy estate.

    - Out of the proceeds that form part of the bankruptcy estate the creditors of the bankruptcy estate will first be paid in full. The remaining will be paid to the preferential creditors. If any proceeds remain after the full payment of the preferential creditors, the remaining proceeds will be paid out to the unsecured unpreferred creditors, such as the holders of the notes.

    Some of the most important characteristics of a Dutch suspension of payments procedure are the following:

    - The District Court in which the debtor has its registered seat will grant the debtor at its request a provisional suspension of payments if the debtor foresees that it will no longer be able to pay its debts when due. At the same time the District Court appoints an administrator and a supervisory judge. The administrator co-manages the debtor together with the management of the debtor. The supervisory judge advises the administrator at his request.

    - The District Court sets a date at which the creditors that are affected by the suspension of payments, including the unsecured unpreferred creditors, may decide whether or not the provisional suspension of payments is converted into a definitive suspension of payments. A qualified majority of the ordinary creditors may uphold such conversion. The definitive suspension of payments may be granted for a maximum of 18 months but can also be extended afterwards unless a qualified majority votes against such extension.

    - The suspension of payments procedure may end because of the lapse of the time for which it was granted, unless extended, because the debtor is able to pay its debts as of the date of suspension of payments and/or the secured or preferential debt originating from prior to the date of the commencement of the suspension of payments, or because the debtor offers a plan of composition to its ordinary creditors, which plan of composition is approved by a qualified majority of the ordinary creditors and is ratified by the District Court.

WE MAY BE LIABLE FOR CORPORATE INCOME TAX OF CLEARWAVE'S CONSOLIDATED GROUP.

    Holdings is part of the fiscal unity formed with its parent company, ClearWave, for Dutch corporate income tax purposes. Under Dutch tax law, the corporate income tax due on the profits of the entire fiscal unity is levied on the parent company. However, each member company of the fiscal unity is jointly and severally liable for the corporate income taxes arising in relation to the profits of the entire fiscal unity during the period such member company is or was part of the fiscal unity. Under Dutch law, debts in relation to taxes rank prior to most other debt.

INSOLVENCY LAWS IN ROMANIA COULD HAVE A NEGATIVE EFFECT ON OUR ABILITY TO SERVICE AND REPAY THE NOTES.

    MobiFon is a company incorporated in Romania, and any insolvency proceedings with respect to MobiFon will proceed under and be governed by Romanian insolvency law.

    Romania has an insolvency law that was adopted in 1995 and substantially amended several times since. Experience with the law among the judiciary and financial and legal communities is still fairly limited, and for that reason the speed and efficiency of the procedure and its outcome can be unpredictable. In particular, the law places major responsibilities upon the "syndic judge," who combines many of the attributes of both the bankruptcy judge and the trustee under U.S. bankruptcy law. The syndic judges operate with little support and resources, and while some have developed significant expertise and competence, others are less experienced, contributing to the unpredictability of the process.

    Although Romanian insolvency law provides for the possibility of reorganization under court supervision, in practice very few successful reorganizations have been effected, and there is a systemic bias in favor of liquidation. The notes are effectively subordinated to the prior payment of all of MobiFon's debts, and liquidation of MobiFon would likely be less favorable to the note holders than reorganization.

    Additional key aspects of Romanian insolvency law and procedure include:

    - Any creditor having a real, due payable debt that is at least 30 days past due may request commencement of insolvency proceedings, provided that the amount of the claim, in case of employment and civil claims, exceeds the equivalent of six national average monthly salaries (currently about $1,165) or, in case of commercial claims,
            (euro)5,000.

    - The debtor may also request commencement of proceedings, and is obligated to do so within 30 days after it becomes unable to pay its debts as they become due.

    - Other creditors and, in case the proceeding was requested by a creditor, the debtor, may oppose the insolvency. A creditor's request must be dismissed if the debtor can show substantial grounds for refusing payment of a debt.

    - There is an automatic stay upon commencement of insolvency proceedings that lasts for the duration of the proceedings. Secured creditors may ask the syndic judge to lift the stay under certain limited circumstances.

    - The syndic judge may appoint an administrator upon commencement of insolvency proceedings. An administrator shall be appointed upon a vote of creditors representing at least 50% of the value of the debtor's debts.

    - A reorganization plan may be proposed by creditors representing at least one-third of the debtor's debts or one-third of its shares, and must be approved by at least two classes of creditors, including at least one class that would receive less favorable treatment under the plan. If approved, the reorganization plan must be concluded within three years. If the debtor fails to observe the plan, or if no plan is confirmed, the syndic judge must commence liquidation proceedings by ending the debtor's right to manage itself and appointing a liquidator.

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NOTES YOU MAY NOT BE ABLE TO RESELL THEM.

    Prior to the exchange offer, there was no public market for the exchange notes and we cannot assure you that an active trading market will develop for the exchange notes. Although the notes have been approved for listing on the Luxembourg Stock Exchange, we cannot assure you that any market for the exchange notes will develop. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers of the old notes that they currently intend to make a market in the exchange notes after the exchange offer is completed. However, the initial purchasers may cease their market-making at any time. We do not intend to apply for listing the exchange notes on any U.S. securities exchange.

RISKS RELATING TO OUR BUSINESS

ROMANIA IS AN "EMERGING MARKET" WITH MACROECONOMIC CONDITIONS THAT COULD NEGATIVELY IMPACT OUR FINANCIAL

RESULTS OR OUR ABILITY TO OBTAIN REQUIRED FINANCING.

    Our financial results depend in large part on the Romanian economy. Romania is still in the process of transition from a centrally planned economy to a free-market economy and is subject to significant macroeconomic risks as a result. The government of Romania is in the process of privatizing selected formerly state-owned companies, which may lead to significant corporate restructuring, labor dislocation or social unrest. We are exposed to greater risks of war, embargoes, expropriation, nationalization with or without compensation, confiscatory taxation, renegotiation or nullification of existing concessions and contracts, corruption, fluctuating currency values, hard currency shortages and currency controls than companies with operations concentrated in North America or countries of the European Union, or EU. Due to continued implementation of reforms and changes in government infrastructure, it may be difficult for us to enforce any rights we may have or to know if we are in compliance with all applicable laws, rules and regulations. Changes in laws, regulations or governmental policy, or the interpretation thereof affecting our business activities, including the imposition of price controls and new taxes, may increase our costs or restrict our ability to operate our business. Political, economic, social or other developments in Romania may cause us to change the way we conduct our business or force us to discontinue our operations altogether.

    Romania's 2002 estimated gross domestic product per capita of $5,140 on a purchasing power parity basis was among the lowest in Europe, and Romania has experienced substantial, and in some periods extremely high, rates of inflation and resulting high interest rates for many years. The growth of our business depends in part on the growth of Romania's economy and the disposable income of businesses and individuals in Romania. Low or negative economic growth rates, inflation and rapid fluctuations in interest rates have had and may continue to have negative effects on the economy and the securities market which in turn may have adverse effects on our financial results, including the ability to obtain financing, the ability of subscribers to pay for services or the ability to support the growth of MobiFon.

WE MAY NOT BE ABLE TO OBTAIN THE ADDITIONAL FINANCING NECESSARY TO FUND THE OPERATION OF OUR BUSINESS, WHICH COULD REQUIRE THAT WE DELAY OR MODIFY OUR BUSINESS PLANS.

    Our business is capital-intensive. MobiFon expects to have significant future capital requirements, particularly in relation to the maintenance and expansion of its wireless operations and the servicing of its debt. MobiFon intends to finance such future capital requirements from cash flow from operating activities, borrowing under existing credit facilities and project financing from commercial banks and international financial agencies. The ability to generate sufficient short-term and long-term capital in the future is dependent upon many factors, including general economic conditions in Romania, financial market conditions, MobiFon's financial and operating performance and prospects and market perceptions thereof. We can provide no assurance that MobiFon will be able to generate sufficient funds or obtain the financing required to make planned capital expenditures, provide working capital or meet other cash needs. Failure to obtain required financing could have a material adverse effect on us, and could require that certain planned projects be delayed or abandoned.

WE ARE SUBJECT TO CURRENCY EXCHANGE RISKS, WHICH MAY NEGATIVELY IMPACT OUR FINANCIAL RESULTS AND MAY INCREASE THE COST OF REPAYING OUR DEBTS.

    Our financial results depend in large part on the Romanian economy. Romania has experienced substantial, and in some periods extremely high, rates of inflation and resulting high interest rates for many years. Inflation and rapid fluctuations in interest rates have had and may continue to have negative effects on the Romanian economy and the global market in securities of Romanian companies which in turn may have adverse effects on our financial results, including our ability to obtain financing, or the ability to support the growth of MobiFon.

    Romania has experienced steady, and at times significant, currency devaluation relative to the dollar, and significant exchange rate fluctuations have occurred in the past and may again occur in the future, all of which could have a material adverse effect on us and our ability to make payments on the notes. In addition, our services to subscribers are priced in dollars, but subscribers pay for their invoices in Lei. Unfavorable changes in the exchange rate could substantially increase the effective price of our services in Lei, potentially reducing demand for our services.

    Most revenues MobiFon generates will generally be paid in Lei. By contrast, some significant liabilities of

MobiFon and us, such as liabilities for the financing of telecommunications equipment, MobiFon's obligations under its credit facilities and our liability to pay interest and principal on the notes are payable in dollars or in currencies other than Lei. As a result, any devaluation in the Leu relative to the currencies in which such liabilities are payable could have a material adverse effect on us and our ability to make payments on the notes. Also, we and MobiFon have financing arrangements which are governed by financial ratio covenants measured in dollars. A devaluation of the local currency to the dollar could result in a failure to meet certain of these financial ratios. In the event that such ratios are not met and the financial ratio covenants are not renegotiated or waived, there could be an acceleration of such debts, which would adversely affect our capital structure and could adversely affect our ability to make payments on the notes.

    Up to June 30, 2003, Romania was defined for accounting purposes as a highly inflationary economy and the dollar, our functional currency, was used as MobiFon's measurement currency. As of June 30, 2003, the cumulative inflation in Romania for the last three years was below 100% and consequently Romania ceased to be defined for accounting purposes as a highly inflationary economy. An assessment as to which currency is MobiFon's functional currency was made based on the collective economic factors of the environment in which it operates and the U.S. dollar has been determined to continue to be its functional currency. MobiFon's borrowings are in dollars and tariffs are adjusted to account for the effects of the devaluation of the Leu versus the dollar due to inflation. Consequently, exchange fluctuations have not had a material effect on our consolidated results in the past. However, Romania is currently a second wave European Union accession candidate and it is foreseeable that the Euro will take prominence in Romania in the future. Consequently, depending on the result of our future re-assessments and the progression of Romania towards the Euro, exchange rate fluctuations may have a more significant impact on our results of operations in the future.

BECAUSE WE ARE UNABLE TO THOROUGHLY SCREEN THE CREDITWORTHINESS OF POTENTIAL CUSTOMERS, WE MAY INCUR FRAUD AND BAD DEBT EXPENSES AND RECOGNIZE LESS REVENUES.

    The fraud and bad debt we experience in a given period will directly reduce our net income and cash flow. Our ability to screen applicants for creditworthiness is limited due to the lack of credit reporting agencies or data in Romania. Our screening processes and gradual restrictions on access to our services in the event of non-payment may not be effective in limiting our fraud and bad debt exposure. Consequently, we may have a significant number of customers that are unable to pay their bills on time, if at all.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND ADEQUATELY STAFF OUR OPERATIONS, WHICH COULD IMPAIR THE EXECUTION OF OUR BUSINESS PLANS.

    Our success and our growth strategy depend in large part on our ability to attract and retain key management, marketing, finance and operating personnel. We cannot assure you that we will continue to attract and retain the qualified personnel needed for our business. In addition, the loss of the services of one or more members of our senior management team could have an adverse effect on us.

    In addition, none of the executive officers of MobiFon has entered into any agreement that restricts any of these individuals from leaving MobiFon. The chief technology officer of MobiFon is an appointee from, and employee of, Vodafone and may return to Vodafone at any time.

MEMBERS OF MOBIFON'S MANAGEMENT ALSO MANAGE CLEARWAVE AND THE CZECH OPERATIONS OF CLEARWAVE'S SUBSIDIARY, CESKY MOBIL A.S. THEREFORE, THEIR ATTENTION TO MOBIFON MAY BE DIVERTED FROM MOBIFON BY THEIR RESPONSIBILITIES TO CESKY MOBIL.

    Alexander Tolstoy, the president and chief executive officer of MobiFon, and James Jackson, the chief financial officer of MobiFon also have management or supervisory responsibilities for ClearWave and its other principal subsidiary, Cesky Mobil. Cesky Mobil is the newest mobile telecommunications operator in the Czech Republic, currently with a 15% market share at June 30, 2003. Although Cesky Mobil currently generates positive cash flow from operations, it has generated negative cash flow from operations since its inception and continues to generate net losses. The growth of Cesky Mobil's operations and its achievement of positive cash flow and net earnings in the future will depend on a number of significant financial, logistical, technical, marketing, legal, competitive, economic and other factors, the outcome of which cannot be predicted. Ensuring this growth and addressing these factors will likely demand a significant portion of our management's efforts, which may divert their attention from MobiFon's operations with a potentially adverse effect on our financial results.

WE COMPETE WITH COMPANIES THAT HAVE GREATER RESOURCES THAN WE HAVE AND USE TECHNOLOGIES THAT ARE DIFFERENT FROM OURS.

    The wireless telecommunications industry is highly competitive. We face significant competition from both established and new competitors. Certain large international telecommunications companies are actively engaged in programs to develop and commercialize wireless and land-line telecommunications services in Romania. Most of these companies have substantially greater financial and other resources, research and development staffs and technical and marketing capabilities than we do. As existing technology develops and new technologies emerge, we believe that competition will intensify in our business areas, particularly business telecommunications and the internet. We believe that there is increasing competition for additional licenses and that there will be increased competition to the extent others obtain such licenses.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE.

    Our quarterly revenues and operating results are volatile and difficult to predict. It is possible that our future quarterly operating results will be below the expectations of public market analysts or investors. Our quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter in the future. As a result, we believe that period-to-period comparisons of our results of operations may not be a good indication of our future performance. Our quarterly results may fluctuate as a result of a variety of factors, including:

    -   the size of our subscriber base;

    -   changes in pricing by us or our competitors;

    -   increased competition;

    -   the nature and effectiveness of investments made by us;

    -   growth or cancellations of service contracts;

    - developments relating to our existing licenses and frequency allocations or the issuance of new licenses or frequency allocations; and

    -   general economic conditions.

OUR REVENUES ARE UNPREDICTABLE, AND OUR REVENUE SOURCES ARE SHORT-TERM IN
NATURE.

    Future revenues from our prepaid and postpaid subscribers, our two primary sources of revenues, are unpredictable. We do not require our prepaid subscribers to enter into service contracts and cannot be certain that they will continue to use our services in the future. Although we require our postpaid subscribers to enter into service contracts, many of our service contracts can be cancelled by the subscriber with limited advance notice and without significant penalty. Because we incur costs based on our expectations of future revenues, our failure to accurately predict revenues could have an adverse effect on our results of operations or financial condition.

COMPETITION IN ROMANIA COULD INCREASE OUR CHURN RATES AND DECREASE OUR AVERAGE REVENUE PER USER, WHICH WOULD ADVERSELY AFFECT OUR OPERATING INCOME.

    Our average monthly churn rate, which is the number of subscribers disconnected from our network within a given period expressed as a percentage of the midpoint of the number of subscribers at the beginning and end of that period, fluctuates significantly and is difficult to predict. Our average monthly churn rate was 2.27% in the first six months of 2003, 1.85% in 2002, 1.68% in 2001 and 2.12% in 2000. The loss of a larger number of subscribers than anticipated could result in a loss of a significant amount of expected revenues. An increase in our churn rates may raise our operating costs, as we seek to add a greater number of new customers to maintain our subscriber growth.

Recent aggressive pricing strategies by our competitors could lead to increased, or more volatile, churn rates. The growth of consumer awareness, additional service offerings from competitors and increased penetration of the consumer market may increase churn rates and reduce average revenue per user.

RAPID TECHNOLOGICAL CHANGES OR THE ADOPTION OF INCOMPATIBLE STANDARDS COULD RENDER OUR SERVICES OBSOLETE OR NON-COMPETITIVE.

    We may face competition from new technologies and services introduced in the future. The wireless telecommunications industry is experiencing significant technological change, as evidenced by the introduction of new standards for mobile communications, such as EDGE, WiFi and universal mobile telecommunications systems, commonly referred to as UMTS, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Such continuing technological advances make it difficult to predict the extent of the future competition we may face. As a result, we cannot assure you that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render the technologies we use less profitable or even obsolete. We cannot assure you that new products and services that are more commercially effective than our products and services will not be developed. Furthermore, we cannot assure you that we will be successful in responding in a timely and cost-effective way to keep up with these developments. Changing our products or services in response to market demand may require the adoption of new technologies that could render many of the technologies that we are currently implementing less competitive or obsolete. To respond successfully to technological advances and emerging industry standards, we may require substantial capital expenditures and access to related or enabling technologies in order to integrate the new technology with our existing technology. We may not be successful in modifying our network infrastructure in a timely and cost-effective manner to facilitate such integration, which could adversely affect our quality of services, our results of operations and our business and prospects.

    If we decide not to apply for licenses or to participate in auctions for licenses giving the right to operate networks using UMTS or other recently developed technologies, our competitors who may acquire such licenses could make the products and services that we offer less attractive and consequently have an impact on our revenues and profitability.

    There have been cases when MobiFon's trademarks have been challenged by persons claiming an intellectual property right with respect thereto and, at the same time, there have been instances when persons claimed unauthorized usage by MobiFon of their intellectual property rights. Such claims may increase in number as we continue to expand our reliance on third-party content providers.

OUR NETWORK EQUIPMENT AND SYSTEMS MAY BE SUBJECT TO DISRUPTION AND FAILURE, WHICH COULD CAUSE US TO LOSE SUBSCRIBERS AND VIOLATE OUR LICENSE.

    Our business depends on providing subscribers with reliability, capacity and security. As mobile phones increase in technological capacity, they may become increasingly subject to technological disruptions. The services we provide may be subject to disruptions resulting from numerous factors, including:

    -   human error;

    -   physical or electronic security breaches;

    -   power loss;

    -   hardware and software defects;

    -   capacity limitations;

    -   fire, earthquake, flood and other natural disasters;

    -   sabotage, acts of terrorism and vandalism; and

    - computer viruses or other unauthorized use of or alterations to our network and information technology infrastructure.

    Problems with our switches, base station controllers, network backbone or at one or more of our base stations, whether or not within our control, could result in service interruptions or significant damage to our network. Although we have back-up capacity for our network management operations and maintenance systems, automatic transfer to our back-up capacity is not seamless, and may cause network service interruptions. Any interruption of services could harm our business reputation and reduce the confidence of our subscribers and consequently impair our ability to obtain and retain subscribers and could lead to a violation of the terms of our licenses, each of which could adversely affect our business.

WE RELY UPON OTHER TELECOMMUNICATIONS PROVIDERS TO CONNECT CALLS ORIGINATING OR TERMINATING OUTSIDE OF OUR NETWORK. OUR INABILITY TO MAINTAIN AGREEMENTS WITH THESE PROVIDERS MAY RESULT IN AN INTERRUPTION OF OUR SERVICE AND A POSSIBLE LOSS OF CUSTOMERS.

    The success of our wireless system in some cases depends upon services provided by other telecommunications providers, some of which are our competitors. For example, MobiFon generally requires interconnection agreements with other telephone companies in order for its wireless system to connect with landline telephone systems or other wireless systems, and may require the use of other microwave or fiber optic networks to link its wireless systems. Although MobiFon has entered into required interconnection agreements or has interconnection arrangements in place, these agreements and arrangements typically have limited terms and must be periodically renegotiated or renewed. The revocation, loss or modification of any of these existing agreements or arrangements or the failure to obtain necessary agreements or arrangements in the future on terms favorable to MobiFon could have a material adverse effect on us and our ability to make payments on the notes.

WE ARE SUBJECT TO GOVERNMENTAL REGULATION AND LICENSING REQUIREMENTS, WHICH MAY INCREASE OUR OPERATING COSTS AND MAY DICTATE WHERE AND HOW WE OPERATE.

    MobiFon is subject to governmental regulation, which may change from time to time and which may address service requirements, terms of interconnection, subscriber rate-setting and other requirements. These restrictions or conditions may be difficult to comply with. Failure to comply with these restrictions or conditions may result in penalties or in the loss or revocation of MobiFon's authorizations and licenses. Furthermore, changes in the regulatory framework may limit the ability to add subscribers to developing systems. The mobile telecommunications licensing regime in Romania has recently undergone significant change and some of the terms of the new regime have not yet been finalized. We expect to pay spectrum fees of approximately $11 million per year for 62 national channels MobiFon is currently using. However, the new Romanian regulatory act will provide for additional fees based on a percentage of revenue and other factors that have not yet been determined. We cannot assure you that MobiFon will be able to retain or renew its authorizations and licenses, or that the restrictions imposed on MobiFon will not impose unexpected commercial results on MobiFon's financial condition.

    The ability of MobiFon to retain and exploit its existing telecommunications authorizations and licenses and to renew them on favorable terms when they expire is essential to our financial results. The governmental agencies responsible for the administration of authorizations and licenses may, however, unilaterally limit, revoke or otherwise adversely modify the terms of these authorizations and licenses in the future, and we or MobiFon may have limited or no legal recourse if these events occur. Under the new regime, enacted in order to harmonize Romania's mobile telecommunications licensing regime with the EU licensing model, each previously existing GSM mobile telecommunications license, including that held by MobiFon was terminated and replaced with new authorizations and licenses: an authorization to provide networks and services, a numbering license and frequency licenses, including GSM frequencies. As of the date of this prospectus, we have been awarded our network and services authorization and our numbering license, as well as the GSM frequency license, but the government has not yet put into place the regulatory regime for the allocation of licenses covering frequencies other than GSM frequencies, used by MobiFon and other wireless operators to carry traffic on their networks. We cannot assure you that we will be awarded such new frequency licenses or that if we are awarded such licenses, that their terms will not impose significant additional restrictions on us.

    Romanian governmental authorities may grant additional authorizations to operate in Romania with respect to the same or different technologies as MobiFon and may preclude us from competing for such additional authorizations.

    MobiFon is also subject to Romanian laws and regulations governing environmental protection, including requirements for the management, use and disposal of hazardous substances. These laws and regulations can impose substantial fines and criminal sanctions for violations, and may require us to remediate contaminated soil and groundwater affecting property we operate.

WE ARE SUBJECT TO ANTI-MONOPOLY REGULATION, WHICH COULD RESTRICT OUR BUSINESS.

    We are subject to oversight and regulation by Romania's Competition Council, which is authorized to regulate Romanian companies deemed to be a dominant force in, or a monopolist of, a market. Regulatory measures may include the imposition of tariffs or restrictions on acquisitions or on other activities, such as contractual obligations. Because Romanian law does not clearly define "market" in terms of either services provided or geographic area of activity, it is difficult to determine under what circumstances we could be subject to these or similar measures. We cannot exclude the possibility, however, that our current subscriber market share in our license area could trigger close scrutiny by the Competition Council of the pricing and other terms of our services. We could be subject to anti-monopoly regulation in the future, which could adversely affect our business.

IF WE DO NOT COMPLY WITH THE U.S. FOREIGN CORRUPT PRACTICES ACT, WE AND OUR BOARD OF MANAGEMENT MAY BECOME SUBJECT TO MONETARY OR CRIMINAL PENALTIES.

    We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. We have in the past and will continue in the future to take precautions to comply with the Foreign Corrupt Practices Act, including maintenance of formal compliance policies. However, these precautions may not protect us against liability under the Foreign Corrupt Practices Act, particularly as a result of actions that may be taken in the future by agents and other intermediaries through whom we may have exposure under the Foreign Corrupt Practices Act even though we may have limited or no ability to control such persons.

CONCERNS ABOUT RADIO FREQUENCY EMISSION MAY LEAD TO INCREASED REGULATION OR DISCOURAGE THE USE OF CELLULAR TELEPHONES, WHICH COULD RESULT IN OUR HAVING TO CHANGE OUR BUSINESS PLAN OR REDUCE OUR SUBSCRIBER REVENUES.

    There have been allegations that the use of certain portable wireless telecommunications devices may cause serious health risks. The Cellular Telecommunications Industry Association in the United States has researched these potential health risks and publicly announced its belief that no risk exists. Nonetheless, the actual or perceived health risks of wireless telecommunications devices could diminish subscriber growth, reduce network usage per subscriber, spark product liability lawsuits or limit available financing. Each of these possibilities has the potential to cause adverse consequences for us and for the entire wireless telecommunications industry.

MEETING THE REQUIREMENTS OF THE EUROPEAN UNION FOR ROMANIA'S PLANNED ACCESSION IN 2007 MAY REQUIRE STRICT ECONOMIC AND FINANCIAL REFORMS, POTENTIALLY LEADING TO ECONOMIC DISLOCATION OR POLITICAL OR SOCIAL UNREST. FAILURE TO SUCCESSFULLY JOIN THE EU MAY NEGATIVELY IMPACT ROMANIA.

    On February 1, 1993, Romania signed an Association Agreement with the EU, and on June 22, 1995, Romania submitted its official application to join the EU. In December 1999, the European Council meeting in Helsinki agreed to commence negotiations with Romania for admittance to the EU. The EU has set out political, economic and legal criteria that Romania must meet in order to be admitted to the EU. See "Romania -- Overview of EU Accession Procedure." These criteria, which Romania has not yet satisfied in full, will require significant political, economic and legal reforms, including numerous, large-scale privatizations across multiple industries; tax, wage and subsidy reform; passage and implementation of a wide range of legislation; significant reforms of the political and judicial system, and other changes to Romania's political and economic system. Any or all of these reforms may prove difficult, politically challenging or impossible to implement under the proposed timeline to EU accession.

    Romania's commitment to meeting the EU accession criteria is expected to provide the impetus for major reforms and improvements in the country's political and economic infrastructure and systems, and admission to the

EU would afford Romania significant trade and economic advantages. In the event that Romania's EU accession is delayed or the invitation is withdrawn, some or all of these benefits may not be realized.

RISKS RELATED TO THE EXCHANGE OFFER

YOU MUST FOLLOW CERTAIN PROCEDURES TO TENDER YOUR OLD NOTES.

    The exchange notes will be issued in exchange for old notes only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you desire to tender your old notes in exchange for the exchange notes, you should allow sufficient time to ensure timely delivery. Your failure to follow these procedures may result in delay in receiving exchange notes on a timely basis or in your loss of the right to receive exchange notes. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to tenders of old notes for exchange. If you tender old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR EXCHANGE NOTES, YOUR OLD NOTES WILL CONTINUE TO HAVE RESTRICTIONS ON TRANSFER.

    If you do not exchange your old notes for exchange notes in the exchange offer, or if your old notes are tendered but not accepted, your old notes will continue to have restrictions on transfer, but will no longer have the registration rights and additional interest relating to the old notes. In general, you may offer or sell any old notes only if the old notes are registered under the Securities Act and applicable state laws, or resold under an exemption from these laws. We do not intend to register the old notes under the Securities Act, other than in the limited circumstances described in the exchange and registration rights agreement.

THE ISSUANCE OF THE EXCHANGE NOTES MAY ADVERSELY AFFECT THE MARKET FOR OLD
NOTES.

    If old notes are tendered for exchange, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

YOU MAY FIND IT DIFFICULT TO SELL YOUR EXCHANGE NOTES BECAUSE NO PUBLIC TRADING MARKET FOR THE EXCHANGE NOTES EXISTS.

    The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange. In addition, the exchange notes will not be eligible for trading in The Portal Market. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Accordingly,

        -   a market for the exchange notes may not develop;

        -   you may not be able to sell your exchange notes; and

        - you may not be able to sell your exchange notes at any particular price.

                                 USE OF PROCEEDS

    We will not receive any proceeds from the issuance of the exchange notes offered in this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount. We will pay all registration expenses incident to this exchange offer. Each holder of notes will pay all underwriting discounts and commissions and transfer taxes incurred in the sale or disposition of the notes issued in this exchange offer.

                                 CAPITALIZATION

    The following table sets forth our cash and cash equivalents and our capitalization as of August 31, 2003, except as noted. The table should be read in conjunction with the consolidated financial statements and the related notes appearing elsewhere in this prospectus. See "Description of Other Indebtedness."

                                                              AS OF AUGUST 31,
                                                                    2003
                                                              ----------------
                                                                 (UNAUDITED)
                                                               (IN THOUSANDS)
Cash and cash equivalents ..................................   $       45,410
Cash and cash equivalents -- restricted ....................           28,125
                                                               --------------
Total cash and cash equivalents (1) ........................   $       73,535
                                                               ==============
Debt:
 Secured
  MobiFon's senior credit facility .........................          271,000
  MobiFon's capital lease ..................................           12,700
                                                               --------------
   Subtotal ................................................          283,700
 Unsecured
  Holdings' subordinated loan from parent company ..........          445,334
  Holdings' notes(2) .......................................          219,922
MobiFon's derivative financial instrument position(3) ......            5,667
                                                               --------------
Total debt .................................................          954,624
Minority interests(3) ......................................           99,491
Shareholder's deficiency:
 Share capital .............................................               16
 Retained earnings(3) ......................................           64,360
 Excess of nominal value of loan from parent company over
   invested capital ........................................         (481,929)
 Accumulated other comprehensive income (loss)
  Accumulated changes in fair value of interest rate
   Swaps(3) ................................................           (2,490)
                                                               --------------
Total shareholder's deficiency .............................         (420,043)
                                                               --------------
Total capitalization .......................................   $      634,072
                                                               ==============

-----------------

(1) Cash and cash equivalents consist of $31.3 million at Holdings including restricted cash of $28.1 million and $42.2 million at MobiFon.

(2)      Net of unamortized discount of $5.1 million.

(3)      As of June 30, 2003.

(4) During September 2003, a further $9.0 million was drawn on MobiFon's senior credit facility.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following tables set forth certain consolidated financial information derived from our consolidated financial statements for the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002, which have been audited by Ernst & Young LLP. In addition, the tables set forth unaudited consolidated financial information for the six months ended June 30, 2002 and 2003. You should read this Selected Consolidated Financial Data together with "Operating and Financial Review and Prospects" and our consolidated financial statements, and the notes thereto, included herein, which have been prepared in accordance with U.S. GAAP.

    On March 28, 2002 we incurred a $675.0 million loan payable to ClearWave in exchange for its then 63.5% equity interest in MobiFon. This combination of entities under common control is accounted for in a manner similar to a pooling-of-interests. Accordingly, our consolidated financial statements reflect the results of operations and changes in cash flows as if MobiFon had always been a subsidiary of Holdings for the periods presented. All contributions made from inception to MobiFon's capital stock including costs and expenses incurred in connection with our initial investment in MobiFon and acquisitions and dispositions of MobiFon's equity interest from or to third parties up to March 28, 2002 were accounted for as invested capital within shareholder's equity. On that date, the invested capital account was eliminated by the transaction described above and the excess of the nominal value of the loan over the invested capital was accounted for in a separate account as a reduction of shareholder's equity.

                                                                                              SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                           JUNE 30,
                                ---------------------------------------------------------   ---------------------
                                  1998        1999        2000        2001        2002        2002        2003
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                              (DOLLARS IN THOUSANDS)             (UNAUDITED)
STATEMENT OF INCOME
 AND OTHER DATA:
Revenues:
 Services ...................   $ 134,053   $ 211,359   $ 299,470   $ 359,868   $ 425,567   $ 198,925   $ 240,247
 Equipment ..................      26,785      22,606       8,097      12,475      21,215      10,066      12,537
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total Revenues ..............     160,838     233,965     307,567     372,343     446,782     208,991     252,784
Operating expenses:
 Cost of services ...........      46,424      50,706      62,367      69,835      81,462      37,983      46,239
 Cost of equipment ..........      27,351      32,617      18,347      27,236      39,160      17,669      18,877
 Selling, general and
  administrative
  expenses ..................      75,600      95,766      96,735      88,831      94,613      44,861      50,479
 Depreciation and
  amortization ..............      38,122      52,238      65,966      77,799      86,920      41,329      55,509
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating income
 (loss) .....................     (26,659)      2,638      64,152     108,642     144,627      67,149      81,680
 Interest
  expense -- third
  party .....................     (16,912)    (24,949)    (35,373)    (35,238)    (25,912)    (14,434)    (11,199)
 Interest expense --
  related party(1) ..........          --          --          --          --     (35,194)    (12,113)    (22,725)
 Interest and other
  income ....................       4,139       3,513       1,231       1,869       1,464         393         685
 Foreign exchange gain
  (loss) ....................      (5,688)    (13,792)     (6,519)     (3,843)     (2,008)     (1,845)      1,036
 Loss related to
  extinguishment of
  debt ......................          --          --          --          --     (10,100)         --          --
 Gain on disposal of
  investment ................          --      62,136          --          --          --          --      19,821
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before
 income taxes and
 minority interests .........     (45,120)     29,546      23,491      71,430      72,877      39,150      69,298
 Income taxes ...............          --          --          --          --      32,272      15,491      22,644
 Minority interests .........      13,377      10,867     (10,945)    (27,355)    (28,131)    (13,344)    (20,060)
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss) ...........   $ (31,743)  $  40,413   $  12,546   $  44,075   $  12,474   $  10,315   $  26,594
                                =========   =========   =========   =========   =========   =========   =========
Ratio (deficiency) of
 earnings to fixed
 charges(2)
 (unaudited) ................   $ (45,120)       2.18x       1.66x       3.03x       2.19x       2.46x       3.02x

----------------

(1) Future payments of interest on the loan from ClearWave, our sole shareholder, are restricted by the covenants of the indenture governing the notes. See "Description of Exchange Notes -- Certain Covenants -- Restricted Payments."

(2) For purposes of computing the ratio (deficiency) of earnings to fixed charges, earnings include pre-tax earnings from operations before minority interests, interest expense and amortization of debt issue costs. Fixed charges include interest expense and amortization of debt issue costs.

                                                     AS OF DECEMBER 31,                       AS OF
                                ---------------------------------------------------------    JUNE 30,
                                   1998       1999        2000        2001        2002        2003
                                ---------   ---------   ---------   ---------   ---------   ---------
                                                            (IN THOUSANDS)                 (UNAUDITED)
BALANCE SHEET DATA:
 Cash and cash equivalents ..   $  19,376   $     672   $  22,716   $  40,814   $  39,539   $  52,253
 Cash and cash equivalents --
 restricted .................          --          --          --          --          --      28,125
 Property plant and equipment
  and licenses ..............     330,021     417,079     446,389     496,000     508,218     520,596
 Total assets ...............     421,632     469,183     553,107     649,014     670,483     737,377
 Long-term debt, including
  current portion ...........     191,510     281,957     284,525     261,214     267,700     503,500
 Loan payable to parent
  company ...................          --          --          --          --     668,100     435,017
 Total shareholder's equity
  (deficiency) ..............     123,271      88,789     141,900     216,607    (445,873)   (420,043)

                  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

    This Operating and Financial Review and Prospects is intended to assist in the understanding and assessment of the trends and significant changes in our results of operations and financial condition. Historical results may not indicate future performance. Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from those contemplated by these statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors." Operating and Financial Review and Prospects should be read in conjunction with our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus. Unless otherwise indicated, all of our financial data and discussions thereof are based upon financial statements prepared in accordance with U.S. GAAP.

OVERVIEW

    We operate a wireless telecommunications network in Romania. Our sole operating subsidiary, MobiFon, received its 900 MHz license in November 1996, launched commercial service in April 1997 and is currently the largest provider of wireless telecommunications in Romania. We were incorporated on March 15, 2002 under the laws of the Netherlands. On that date, we issued 18,000 shares of our common stock to our parent company for consideration of (euro)18,000. Pursuant to a Share Sale-Purchase Agreement dated March 28, 2002 with ClearWave, we incurred a $675.0 million demand loan bearing interest at 7% per annum, payable to ClearWave, in exchange for ClearWave's then 63.5% equity interest in MobiFon. The terms of this loan payable were amended in connection with the issuance of the notes. See "-- Future Capital Requirements." This combination of entities under common control is accounted for in a manner similar to a pooling-of-interests. Accordingly, these consolidated financial statements reflect the results of operations and changes in cash flows as if MobiFon had always been a subsidiary of Holdings. All contributions made from inception to MobiFon's capital stock, including costs and expenses incurred in connection with Holdings' initial investment in MobiFon and acquisitions and dispositions of MobiFon's equity interest from and to third parties up to March 28, 2002, were accounted for as invested capital within shareholder's equity. On that date, the invested capital account was eliminated by the transaction described above and the excess of the nominal value of the loan over the invested capital was accounted for in a separate account as a reduction of shareholder's equity.

    The basis of funding and consequent interest charges and financing cash flows are not representative of those that would have existed for us as a stand-alone entity because our access to capital and cost of capital as a stand-alone entity would have been different from that of TIW and Telesystem International Wireless Corporation N.V., (TIWC), for periods prior to September 1999, the date of ClearWave's incorporation, and to that of ClearWave, for periods subsequent to September 1999. In connection with the initial subscription of MobiFon, TIWC made advances to certain minority shareholders, which have since been fully repaid, and which are not reflected in our financial statements. The commitments of TIW and ClearWave, relating to put options granted to certain minority interests in MobiFon, have not been transferred to us.

    Since the inception of MobiFon, we have experienced significant growth and as at June 30, 2003, MobiFon had approximately 2.7 million subscribers. MobiFon's authorizations and licenses cover all of Romania, approximately 21.7 million people.

OPERATIONS

    Our initial investment in Romania was made in November 1996 and commercial operations were launched in April 1997. Our equity interest in MobiFon increased from 54.7% to 58.9% in June 2000 and then to 63.5% in February 2001, following the sale to us by certain minority shareholders of their MobiFon shares. On October 30, 2002, the shareholders of MobiFon approved distributions of up to $38.8 million by means of a share repurchase. Shareholders had the opportunity to tender their shares between October 30, 2002 and June 30, 2003 in order to realize their pro rata share of this distribution. During 2002, Holdings received its pro-rata share of such distributions which amounted to $24.6 million and is included in the $42.0 million of distributions received in 2002 and other minority shareholders had received $0.8 million. The effect of these distributions was to decrease Holdings' equity interest in MobiFon from 63.5% to 62.4%. As at December 31, 2002, because we could not have predicted whether all shareholders of MobiFon would participate pro rata in the share repurchase, pending expiration of the tender period, distributions made through share repurchases had been accounted for in a manner similar to dividends declared by a subsidiary and the amount that MobiFon was committed to distribute to minority interests was presented within current liabilities. During the second quarter of 2003 the remaining shareholders tendered their shares. A payment of $5.6 million relating to such tender was made during the second quarter and the remaining $7.8 million was paid on July 18, 2003. As a result of all shareholders' participation in the share repurchase, our percentage ownership in MobiFon was unaffected by the share repurchase program.

    On March 19, 2003 we closed an agreement with an affiliate of Emerging Markets Partnership, or EMP, a global private equity firm, for the sale of 11.1 million shares of MobiFon owned by us, representing 5.8% of the then issued and outstanding share capital of MobiFon for a total cash consideration of $42.5 million. As a result, our ownership in MobiFon was reduced from the pre-share repurchase level of 63.5% down to 57.7%.

CRITICAL ACCOUNTING POLICIES

    Investments. In accordance with U.S. GAAP, we consolidate revenues and expenses of MobiFon due to our ability to control its operations. Since our equity interest in MobiFon is currently 57.7% and was 62.4% at the end of 2002, a significant part of MobiFon's net income is allocated to minority interests.

    Exchange Rates. Romania has experienced high levels of inflation and significant devaluation of the Leu against the dollar. In 2002, inflation reached 17.8% for the year and was 30.3% and 45.7% for 2001 and 2000, respectively. Consequently, for accounting purposes, Romania has been treated as a highly inflationary economy since MobiFon's inception. Accordingly, our reporting currency, the dollar, was used to measure MobiFon's results of operations for all periods. Please refer to "-- Exchange Rates" below.

    Revenue Recognition. Revenues from airtime and roaming, including those billed in advance, are recognized when services are provided or when contracts expire in cases where services have not been used. Revenues from handsets and related equipment are recognized upon shipment except for equipment whose use is restricted to MobiFon's network, in which case, revenues and the related cost of equipment are deferred and amortized over the term of the contract. When handsets, related equipment and access to network are bundled with airtime, the revenue for the airtime is measured at the price of the airtime on a stand-alone basis. When prepaid cards are sold to dealers, the revenue from the airtime is measured at the face value of the time sold, but this revenue is initially deferred until the airtime is actually used by the customer or the card expires. Commissions to dealers are classified within selling, general and administrative expenses.

    Use of Estimates. The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to use estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    Our business is capital intensive, and property, plant and equipment and licenses had a carrying value as at December 31, 2002 of $508.2 million. These long-lived assets are assessed for recoverability based on our business plans which include key assumptions and estimates regarding, among other items, interest rates, growth of the economy in which we operate, the renewal of our licenses, local tax rates, competition, foreign currency and wireless penetration rates. Changes in these key assumptions could have significant implications on our business plans.

    Allowance for Doubtful Accounts. We maintain allowances for doubtful accounts for estimated losses resulting from our inability to collect balances due from our customers. We base our estimates on the aging of our accounts receivable balances and historical write-off experience, net of recoveries. If collections are lower or more customers elect to terminate their service than expected, actual write-offs may be different from expected.

CHANGES IN ACCOUNTING POLICIES

    In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets. Under the new standard, goodwill is no longer amortized. Effective January 1, 2002, we adopted SFAS 142 and applied its recommendations prospectively. The following table reconciles the reported net income and adjusted net income excluding amortization of goodwill:

                                            YEAR ENDED                SIX MONTHS ENDED
                                           DECEMBER 31,                    JUNE 30,
                                ---------------------------------   ---------------------
                                  2000        2001        2002        2002        2003
                                ---------   ---------   ---------   ---------   ---------
                                                       (UNAUDITED)
                                                     (IN THOUSANDS)
Reported net income .......     $  12,546   $  44,075   $  12,474   $  10,315   $  25,694
Amortization of goodwill ..           555       2,327          --          --          --
                                ---------   ---------   ---------   ---------   ---------
Adjusted net income .......     $  13,101   $  46,402   $  12,474   $  10,315   $  25,694
                                =========   =========   =========   =========   =========

COMPOSITION OF OPERATING REVENUES AND EXPENSES

    Wireless operations are the primary source of our revenues. Operating revenues include wireless revenues, as well as equipment revenues. Wireless service revenues primarily consist of variable airtime charges, in-bound interconnection charges and recurring fixed access charges. Equipment revenues consist of revenues from the sale of handsets and accessories. Equipment sales are not fundamental to our business. In fact, we frequently offer handsets to postpaid customers below cost, as an incentive for our customers to subscribe to our services, and these subsidies are accounted for as cost of revenues at the time of sale.

    Our operation is capital intensive and our operating costs include significant fixed costs. Accordingly, traffic growth, which is primarily a function of subscriber growth, has historically been a key contributing factor to the improvement of our operating margins and results of operations.

    Operating expenses include cost of revenues, selling, general and administrative expenses and depreciation and amortization expenses. Cost of revenues consists of fixed costs such as leased line charges, recurring spectrum fees, site rental and network maintenance, including overhead, as well as variable costs such as cost of equipment sold and interconnection charges. Selling, general and administrative expenses consist primarily of salaries, wages and related benefits for selling, general and administrative personnel, advertising, promotional expenses, commissions to dealers, bad debt and corporate, business development and other overhead expenses. Depreciation and amortization expenses consist primarily of depreciation recorded for our wireless networks, as well as amortization of the cost of our wireless telecommunication license.

RESULTS OF OPERATIONS

    The following table shows our consolidated results of operations for the periods indicated.

                                                        YEAR ENDED                SIX MONTHS ENDED
                                                       DECEMBER 31,                    JUNE 30,
                                            ---------------------------------   ---------------------
                                              2000        2001        2002        2002        2003
                                            ---------   ---------   ---------   ---------   ---------
                                                                                      (UNAUDITED)
                                                                (IN THOUSANDS)
Revenues:
 Services ...............................   $ 299,470   $ 359,868   $ 425,567   $ 198,925   $ 240,247
 Equipment ..............................       8,097      12,475      21,215      10,066      12,537
                                            ---------   ---------   ---------   ---------   ---------
Total revenues ..........................     307,567     372,343     446,782     208,991     252,784
 Cost of services .......................      62,367      69,835      81,462      37,983      46,239
 Cost of equipment ......................      18,347      27,236      39,160      17,669      18,877
 Selling, general and administrative
  expenses ..............................      96,735      88,831      94,613      44,861      50,479
                                            ---------   ---------   ---------   ---------   ---------
Operating income before depreciation and
 amortization ...........................     130,118     186,441     231,547     108,478     137,189
 Depreciation and amortization ..........      65,966      77,799      86,920      41,329      55,509
                                            ---------   ---------   ---------   ---------   ---------
Operating income ........................      64,152     108,642     144,627      67,149      81,680
Interest expense -- third party .........     (35,373)    (35,238)    (25,912)    (14,434)    (11,199)
Interest expense -- related party .......          --          --     (35,194)    (12,113)    (22,725)
Interest and other income ...............       1,231       1,869       1,464         393         685
Foreign exchange gain (loss) ............      (6,519)     (3,843)     (2,008)     (1,845)      1,036
Loss related to extinguishment of debt ..          --          --     (10,100)         --          --
Gain on disposal of investment ..........          --          --          --          --      19,821
Income taxes ............................          --          --      32,272      15,491      22,644
Minority interests ......................     (10,945)    (27,355)    (28,131)    (13,344)    (20,060)
                                            ---------   ---------   ---------   ---------   ---------
Net income ..............................   $  12,546   $  44,075   $  12,474   $  10,315   $  26,594
                                            =========   =========   =========   =========   =========

    We use the term operating income before depreciation and amortization, also defined as EBITDA, which may not be comparable to similarly titled measures reported by other companies. Operating income before depreciation and amortization should not be considered in isolation or as an alternative measurement of operating performance or liquidity to net income, operating income, cash flows from operating activities or any other measure of performance under U.S. GAAP. We believe that operating income before depreciation and amortization is viewed as a relevant supplemental measure of performance in the wireless telecommunications industry.

    The following discussions compare the results of operations for the six month periods ended June 30, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000 for Holdings on a consolidated basis.

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

    Our service revenues increased to $240.2 million for the six months ended June 30, 2003 from $198.9 million for the six months ended June 30, 2002, reflecting continued subscriber growth. We added 110,900 net additional subscribers for the first six months compared to 333,400 net additional subscribers during the same period of 2002. We had 2,746,100 subscribers as at June 30, 2003, compared to 2,337,000 subscribers at June 30, 2002, an increase of 17%.

    Cost of service revenues increased to $46.2 million for the six months ended June 30, 2003 from $38.0 million for the six months ended June 30, 2002 but remained stable, as a percentage of service revenues, at 19%. Selling, general and administrative expenses increased to $50.5 million for the six months ended June 30, 2003, compared to $44.9 million for the six months ended June 30, 2002; however as a percent of service revenue, these expenses decreased to 21% of service revenues, compared to 23% for the corresponding period in 2002. Our operating income before depreciation and amortization increased 26% to $137.2 million, or 57% of service revenue for the second quarter of 2003, compared to $108.5 million, or 55% of service revenue, for the same period last year.

    Depreciation and amortization increased to $55.5 million for the six months ended June 30, 2003, from $41.3 million, due primarily to a higher tangible asset base, write-offs in the amount of $4.6 million for property, plant and equipment which were removed from service during the three month period ended March 31, 2003 or shortly thereafter, and to the shortening of estimated lives on certain assets in the fourth quarter of 2002.

    Operating income rose 22% to $81.7 million for the six months ended June 30, 2003, compared to $67.1 million for the same period of 2002.

    Total interest expense increased by $7.4 million to $33.9 million for the six months ended June 30, 2003, as a result of a $10.6 million increase in interest incurred at the corporate level on advances from our parent company, ClearWave. This was partially offset by a $3.2 million decrease in third party interest as a result of lower effective interest rates on MobiFon's credit facilities. Higher net income before taxes at MobiFon was the primary cause of both a $7.2 million increase in income tax expense for the six months ended June 30, 2003 and a $6.7 million increase in the share of earnings allocated to minority interests in MobiFon.

    As a result of the foregoing, net income for the first six months of 2003 was $26.6 million, compared to $10.3 million for the six months ended June 30, 2002.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

    Our service revenues increased to $425.6 million in 2002 from $359.9 million in 2001, reflecting continued subscriber growth. MobiFon added 631,600 subscribers in 2002, compared to 831,800 net additional subscribers in the same period in 2001 to reach 2,635,200 subscribers as at December 31, 2002, compared to 2,003,600 subscribers at the end of 2001.

    Cost of service revenues decreased as a percentage of service revenues to 19.1% in 2002, compared to 19.4% in 2001, and was $81.5 million in 2002, compared to $69.8 million in 2001. The decrease as a percentage of service revenues was largely attributable to a lower proportion of interconnection costs associated with higher on-network calling. The cost of equipment continued to exceed associated equipment revenues, consistent with our policy to sell equipment at prices that will attract new postpaid subscribers.

    Selling, general and administrative expenses increased to $94.6 million in 2002, compared to $88.8 million in the previous year. However, as a percent of service revenue, selling, general and administrative expenses decreased to 22.2% for 2002, compared to 24.7% for 2001 as a result of both the continued success from the cost control program initially implemented in 2000 and strong credit policies which reduced bad debt expense. Our operating income before depreciation and amortization increased to $231.5 million in 2002 from $186.4 million in 2001 due to the above factors, and, as a percentage of service revenue improved to 54% for 2002 from 52% for 2001.

    Depreciation and amortization increased to $86.9 million in 2002 from $77.8 million the previous year as a result of network expansion in Romania during 2002 and 2001 and due to the shortening of estimated lives on certain assets in the fourth quarter of 2002. As a result of the foregoing, the operating income increased to $144.6 million in 2002 from $108.6 million in 2001.

    Total interest expense increased by $25.9 million to $61.1 million in 2002 as a result of interest charged at the corporate level on advances from the parent company made in 2002 in connection with the Share Sale-Purchase Agreement, partially offset by lower interest incurred by MobiFon as a result of both lower interest rates and lower average levels of debt prior to the refinancing of its senior credit facility. The foreign exchange loss was $2.0 million in 2002, largely reflecting losses realized by MobiFon associated with the devaluation of the Leu during the year.

    The loss on debt extinguishment relates to MobiFon's refinancing of its long-term facility and consists of unamortized deferred financing costs in the amount of $5.2 million and additional interest paid and cancellation fees totaling $4.9 million.

    The income tax expense of $32.3 million relates to MobiFon which has generated net income and has utilized all its net operating loss carry-forwards.

    Our share of income allocated to minority interests amounted to $28.1 million in 2002, compared to $27.4 million in 2001 and in both periods it represented the share of MobiFon's earnings attributed to minority interests in MobiFon.

    As a result of the foregoing, net income for the year ended December 31, 2002 was $12.5 million compared to $44.1 million in 2001.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

    Our service revenues increased to $359.9 million in 2001 from $299.5 million in 2000, reflecting continued subscriber growth. MobiFon added 831,800 subscribers in 2001, compared to 469,700 net additional subscribers in the same period in 2000, to reach 2,003,600 subscribers as at December 31, 2001, compared to 1,171,800 subscribers at the end of 2000.

    Cost of service revenues decreased as a percentage of service revenues to 19.4% in 2001, compared to 20.8% in 2000, and was $69.8 million in 2001, compared to $62.4 million in 2000. The decrease as a percentage of service revenues was attributable to continued tight control over operating costs and economies of scale. The cost of equipment continued to exceed associated equipment revenues, consistent with our practice to sell equipment at prices that will attract new subscribers.

    Selling, general and administrative expenses decreased to $88.8 million in 2001, compared to $96.7 million in the previous year, as a result of the continued success of the cost control program implemented in 2000, further reductions in selling and marketing expenses of $4.8 million, and strong credit policies which reduced bad debt expense by $1.5 million. Our operating income before depreciation and amortization increased to $186.4 million in 2001 from $130.1 million in 2000 due to the above factors, and, as a percentage of service revenues, was 52% in 2001 compared to 43% in 2000.

    Depreciation and amortization increased to $77.8 million in 2001 from $66.0 million the previous year as a result of network expansion in Romania during 2001 and 2000. As a result of the foregoing, operating income increased to $108.6 million in 2001 from $64.2 million in 2000.

    Total interest expense of $35.2 million in 2001 was comparable to the $35.4 million incurred in 2000. Interest income increased to $1.9 million in 2001 from $1.2 million in 2000, primarily due to higher average cash balances in MobiFon. The foreign exchange loss was $3.8 million in 2001, compared to a loss of $6.5 million in 2000 and is associated with the devaluation of the Leu in both years.

    Share of earnings allocated to minority interest amounted to $27.4 million in 2001, compared to $10.9 million in 2000 consisting of earnings attributed to minority interest in MobiFon.

    As a result of the foregoing, net income for the year ended December 31, 2001 was $44.1 million compared to $12.5 million in 2000.

LIQUIDITY AND CAPITAL RESOURCES

    The following table and discussion are summaries of our consolidated cash flows for the years ended December 31, 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003.

                                                                    YEAR ENDED                  SIX MONTHS ENDED
                                                                    DECEMBER 31,                     JUNE 30,
                                                       -----------------------------------    --------------------
                                                         2000         2001         2002         2002        2003
                                                       ---------    ---------    ---------    ---------    -------
                                                                                                   (UNAUDITED)
                                                                             (IN THOUSANDS)
Cash provided by operating activities ..............   $  98,647    $ 177,477    $ 156,088    $  79,804    $ 126,791
Cash used in investing activities ..................    (102,010)    (148,780)    (100,337)     (37,407)     (27,965)
Cash provided by (used in) financing
  activities .......................................      25,407      (10,599)     (57,026)     (36,197)     (86,112)
                                                       ---------    ---------    ---------    ---------    ---------
Net change in cash and cash equivalents ............      22,044       18,098       (1,275)       6,200       12,714
Cash and cash equivalents, beginning of
  period ...........................................         672       22,716       40,814       40,814       39,539
                                                       ---------    ---------    ---------    ---------    ---------
Cash and cash equivalents, end of period ...........   $  22,716    $  40,814    $  39,539    $  47,014    $  52,253
                                                       =========    =========    =========    =========    =========

SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

    For the six months ended June 30, 2003, operating activities provided cash of $126.8 million compared to $79.8 million for the same period in 2002. The year-over-year increase is explained by the increase in operating income before depreciation and amortization and a $25.8 million decrease in working capital needs, partially offset by higher income tax payments by MobiFon.

    During the first six months of 2003, investing activities utilized cash of $28.0 million compared to $37.4 million during the corresponding period of 2002. The year-over-year change is explained by the $41.5 million net proceeds received on the disposition of a partial interest in MobiFon, partially offset by $32.1 million higher capital expenditures in MobiFon.

    Financing activities used $86.1 million in cash and were comprised of a $255.8 million repayment of parent company advances and $31.2 million of distributions paid to minority interests in MobiFon, partially offset by $16.0 million drawn on MobiFon's senior credit facility during the first quarter and $219.8 million in proceeds from the issuance of senior notes at the corporate level during the second quarter less $6.8 million in issuance costs paid to date and $28.1 million used to establish a debt service reserve account.

    As of June 30, 2003, cash and cash equivalents totaled $80.4 million of which $28.1 million consisted of restricted cash and total consolidated indebtedness was $939.5 million which included third party debt of $283.7 million at MobiFon and $219.8 million at Holdings and $436.0 million of amounts due to ClearWave and its affiliates.

YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

    For the year ended December 31, 2002, operating activities provided cash of $156.1 million compared to $177.5 million in 2001. The year-over-year decrease is mostly explained by higher working capital needs of $43.9 million and income tax payments in MobiFon totaling $24.4 million which offset the $45.1 million increase in operating income before depreciation and amortization.

    Investing activities used cash of $100.3 million for the year ended December 31, 2002, primarily for the expansion of our wireless network in Romania. This compares to cash used in investing activities of $148.8 million for the year ended December 31, 2001. In 2002, the entire amount represents capital expenditures at MobiFon while in 2001 such expenditures amounted to $125.5 million with a further $23.2 million expended for the acquisition of additional shares of MobiFon.

    Financing activities used cash of $57.0 million for the year ended December 31, 2002 and are comprised of $42.1 million for repayment of advances from ClearWave, $10.8 million for MobiFon's distributions paid to minority interests and financing costs of $8.6 million partially offset by $4.5 million in senior credit facility borrowings net of repayments.

    Cash and cash equivalents as of December 31, 2002 totaled $39.5 million, including $0.2 million at the corporate level. As of December 31, 2002, total consolidated indebtedness was $935.9 million which included third party debt of $267.7 million at MobiFon and $668.2 million of amounts due to ClearWave and its affiliates, primarily from Holdings.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

    Cash provided by operating activities was $177.5 million for the year ended December 31, 2001, compared to $98.6 million for 2000. The year-over-year increase is attributable to MobiFon's increased operating income before depreciation and amortization and an increase in working capital.

    Investing activities used cash of $148.8 million during the year ended December 31, 2001, reflecting $125.5 million of cash used for acquisitions of property, plant and equipment by MobiFon and $23.2 million used for the acquisition of additional shares of MobiFon.

    Financing activities used cash of $10.6 million for the year ended December 31, 2001. We repaid $25.7 million of MobiFon's long-term credit facilities and $8.1 million of advances from ClearWave, from whom we also received additional advances of $23.2 million.

    Total consolidated indebtedness as of December 31, 2001 of $262.4 million was all at MobiFon and consisted of $261.2 million in third party debt and $1.2 million due to ClearWave and its affiliates.

SOURCES OF FINANCING

    Prior to March 15, 2002, substantially all of Holdings' cash requirements were met by the proceeds from invested capital. As previously described, on March 28, 2002, Holdings incurred a $675.0 million loan payable to ClearWave in exchange for its then 63.5% equity interest in MobiFon. During 2002 and 2003, as described below, distributions from and the sale of a partial interest in MobiFon and the issuance of notes by Holdings have enabled the repayment of some of this loan. At June 30, 2003, the remaining subordinated loan payable to our parent company including accreted interest was $435.0 million.

    During 2002, MobiFon approved aggregate distributions of $66.3 million consisting of dividends of $27.5 million and share repurchases of $38.8 million. We received $42.0 million of these distributions in 2002 and utilized a portion of such distributions to repay some of the advances from our parent and accrued interest thereon. Furthermore, in April 2003, MobiFon approved and paid dividends totaling $59.1 million, of which we received $33.5 million.

    On October 30, 2002, the shareholders of MobiFon approved distributions of up to $38.8 million by means of a share repurchase. Shareholders had the opportunity to tender their shares between October 30, 2002 and June 30, 2003 in order to realize their pro rata share of this distribution amount of which our share is $24.6 million and is included in the $42.0 million of distributions received in 2002. The effect of these distributions was to temporarily decrease our equity interest in MobiFon from 63.5% to 62.4%. During the second quarter of 2003 the remaining shareholders tendered their shares. A payment of $5.6 million relating to such tender was made during the second quarter and the remaining $7.8 million was paid on July 18, 2003. As a result of all shareholders' participation in the share repurchase, our ownership in MobiFon was unaffected by the share repurchase program.

    On March 19, 2003, we closed an agreement with an affiliate of EMP for the sale of 11.1 million shares of MobiFon, owned by us, representing 5.8% of the then issued and outstanding share capital of MobiFon, for a total cash consideration of $42.5 million. As a result, our ownership in MobiFon was reduced from the pre share repurchase level of 63.5% down to 57.7%.

    On June 27, 2003, the Company closed a $225 million issue of 12.5% Senior Notes ("Notes") by way of private placement. The Notes were sold at 97.686% of par for gross proceeds of $219.8 million and for a yield to maturity of 13%. Net proceeds from the offering, after deducting issuance expenses, were $211.6 million of which $28.1 million was used to establish a debt service reserve account for the benefit of the noteholders which has been reflected as restricted cash on the balance sheet and $182.5 million was used to repay a portion of the subordinated loan payable to parent company.

    In July 2003, MobiFon's shareholders approved a further distribution in the form of a pro-rata share capital reduction of approximately $35.8 million. When completed in the second half of October 2003, the Company's share will be approximately $20.7 million.

    MobiFon's cash requirements as at June 30, 2003 have been met by aggregate capital contributions, excluding the effects of the aforementioned share repurchases, of $270.6 million and by $271.0 million in borrowings, net of repayments, under its bank facilities and $12.7 million in capital leases.

    On August 27, 2002, MobiFon closed a $300.0 million senior credit facility. This new facility is composed of two tranches. Tranche I consists of a term loan of $238 million, fully drawn as at June 30, 2003, the proceeds of which were used to repay the interest and principal balance of the syndicated senior credit facilities entered into in 1997 and 1999 and certain other loans. A loss on extinguishment of debt of $10.1 million was recognized on early repayment of that debt. Tranche II consists of a term loan of up to $62 million of which $33 million was drawn as at June 30, 2003. Each tranche is repayable in quarterly installments starting in January 2004 and maturing in October 2008. The interest rate on the facility is LIBOR plus 3.5% up to December 31, 2003. Thereafter, the interest rate will range from LIBOR plus 2.5% to LIBOR plus 4.0% depending on certain financial ratio tests, including tests for debt and capital ratios. As permitted by the loan agreement, the LIBOR portion of the interest rates on $87.3 million of Tranche I and $12.1 million of Tranche II have been fixed at 3.64% and 3.36% respectively.

    Under the senior credit facility, MobiFon must comply with certain affirmative covenants such as the maintenance of certain financial covenants and ratios, including debt and capital ratios. The facility allows for distributions of cash provided from operations net of capital expenditures and scheduled debt service subject to MobiFon meeting certain financial ratio tests and maintaining minimum cash balances. Since closing on the facility, MobiFon has not violated its covenants.

    If, in the future, such ratio tests are not met by MobiFon, a portion or all of MobiFon's aforementioned cash flows may be required to be used for mandatory prepayments of the senior credit facility. The facility is collateralized by a pledge of our and of the minority interests' shares in MobiFon and by substantially all of the assets of MobiFon. A commitment fee of 1% per annum is applicable to the unused Tranche II facility $29 million at June 30, 2003 up to December 31, 2003 when the unused facility will expire under the credit agreement.

    MobiFon entered into interest rate swap arrangements in notional principal amounts of $100 million and $30 million whereby the LIBOR portion of the interest on the related loan principal has been effectively fixed at 3.6% and 3.7%, respectively. The weighted average effective interest rate on the balance outstanding on this facility at June 30, 2003 was 6.8%.

    MobiFon also has entered into $20.0 million of uncommitted working capital facilities secured by a first right over the proceeds from any foreclosure of MobiFon's bank accounts under which letters of credit totaling $1.8 million were issued as of June 30, 2003.

FUTURE CAPITAL REQUIREMENTS

    We expect to have significant future capital requirements, particularly in relation to the addition of capacity to our existing network and the servicing of debt. We intend to finance such future capital requirements from cash flow from operating activities, borrowings under our existing credit facilities and through other externally generated funds such as the sale of debt and equity securities and project financing from commercial banks and international financial agencies.

    On June 27, 2003, Holdings issued the notes. Interest on the notes accrues from the date of their issuance and is payable in cash semi-annually in arrears on each January 31 and July 31 beginning January 31, 2004. The notes are unsecured obligations except to the extent of a security interest in a debt service reserve account which was funded with $28.1 million for the benefit of the noteholders. The notes contain customary restrictive covenants and rank senior in right of payment to Holdings' future subordinated indebtedness and pari passu in right of payment with all of Holdings' existing and future unsecured senior indebtedness.

    As at June 30, 2003, our total indebtedness to ClearWave and its affiliates amounted to $436.0 million consisting of accounts payable of $1.0 million and a subordinated loan payable to our parent company by Holdings of $435.0 million. The subordinated loan payable to our parent company, the terms of which were amended on June 27, 2003 such that it now matures in 2030, is contractually subordinated to the notes and now bears interest at 14% per annum which will be capitalized as long as the notes are outstanding. We are permitted to prepay the amended loan payable to parent, and related interest, at our option, but subject to the limitations of the indenture governing the notes. The amended loan does not contain any cross-default provisions to other indebtedness of Holdings and is non-assignable other than to direct or indirect controlling shareholders of Holdings. We will file a consolidated tax return with ClearWave and will charge ClearWave for the tax advantage that it receives from the use of our interest expense. That charge will be offset against the loan principal and interest payable. The amount of the loan will be decreased to the extent any taxes are levied against us as a result of filing a consolidated tax return with ClearWave. We intend to use available cash after senior debt service at Holdings to reimburse part of the loan payable to our parent.

    MobiFon's cash commitments, excluding interest, in millions of dollars, are set forth in the following table.

               OPERATING  SENIOR CREDIT  CAPITAL   PURCHASE
                LEASES      FACILITY      LEASE   COMMITMENTS    TOTAL
               --------   ------------   -------  -----------   --------
2003........    $  5.3      $    --      $   --      $ 19.7     $   25.0
2004........      11.4         27.1        12.7          --         51.2
2005........      10.5         40.7          --          --         51.2
2006........      10.0         54.2          --          --         64.2
2007........       9.4         67.8          --          --         77.2
Thereafter..      22.3         81.2          --          --        103.5
                ------      -------      ------      ------     --------
Total.......      68.9        271.0        12.7        19.7        372.3
                ======      =======      ======      ======     ========

    MobiFon's future capital requirements will include primarily debt repayment and network expansion, both of which are expected to be financed by cash flows from operations and by drawings on its senior credit facility. As at June 30, 2003, MobiFon had purchase commitments of approximately $19.7 million. MobiFon's future capital requirements will also likely include disbursements in connection with the potential acquisition of a UMTS license. The Romanian government has announced its intention to award four third generation mobile communications licenses in 2003 of which at least one shall be the UMTS standard for a price of $35 million each, payable over a period of five years. The initial payment for the license will be $10.5 million and will be financed by a draw on MobiFon's senior credit facility. In the past three years at MobiFon, cash capital expenditures have averaged $103.6 million annually ($100.3 million, $125.5 million and $85.0 million in each of the years 2002, 2001 and 2000, respectively) and we expect future capital requirements for such purposes to be commensurate with these amounts. Some of these future capital expenditures are expected to be for the build-out of a UMTS network which, in large part, will increase MobiFon's capacity to carry voice and data traffic.

    Since June 24, 2002, MobiFon has been committed to a frame leasing agreement with a national power supplier for 17 years or the end of the GSM license period, whichever is shorter, commencing in 2003, whereby the power supplier agreed to lease out two fiber optic strands over certain voltage poles and technical space to MobiFon, and MobiFon agreed to lease out communication capacity to the power supplier over a minor portion of the capacity of the enabled fiber. The lease payments and receipts, which individually are estimated to reach $5.0 million per annum by the end of the contract, are expected to offset one another such that minimal cash payments, if any, will be made by either party. The estimated cost to MobiFon to enable the entire leased fiber to be utilized is $8.5 million, of which $4.7 million has been incurred as at June 30, 2003.

    We are a holding company with no material business operations, sources of income or operating assets of our own other than the shares of MobiFon. Our cash flow and, consequently, our ability to meet our debt service obligations is dependent upon the payment of funds by MobiFon in the form of loans, dividends, advances or otherwise.

EXCHANGE RATES

    We report our financial statements in dollars. We operate in Romania and virtually all of our revenues and a substantial portion of our operating expenses are in Lei and Euros. As a result, we are exposed to exchange rate risk. Any significant change in the relevant exchange rates, whether of a short-term nature or a steady long-term change in relative valuation, could have a material effect on our financial statements. Significant devaluation of the Leu to the dollar has occurred in the past and may occur again in the future. In addition, we experience fluctuations in our results of operations solely as a result of exchange rate fluctuations.

    Where possible, we adjust our tariffs for the effects of inflation, one of the factors affecting relative exchange rates. However, it is possible that in the future market conditions or regulatory restrictions may constrict our ability to adjust our local tariffs in response to changes in the exchange rates relative to our reporting currency and to protect ourselves from currency rate fluctuations.

    Up to June 30, 2003, Romania was defined for accounting purposes as a highly inflationary economy and the dollar, our functional currency, was used as MobiFon's measurement currency. As of June 30, 2003, the cumulative inflation in Romania for the last three years was below 100% and consequently Romania ceased to be defined for accounting purposes as a highly inflationary economy. An assessment as to which currency is MobiFon's functional currency was made based on the collective economic factors of the environment in which it operates and the U.S. dollar has been determined to continue to be MobiFon's functional currency. MobiFon's borrowings are in dollars and tariffs are adjusted to account for the effects of the devaluation of the Leu versus the dollar due to inflation. Consequently, exchange fluctuations have not had a material effect on our consolidated results in the past. However, Romania is currently a second wave European Union accession candidate and it is foreseeable that the Euro will take prominence in Romania in the future. Consequently, depending on the result of our future re-assessments and the progression of Romania towards the Euro, exchange rate fluctuations may have a more significant impact on our results of operations in the future.

    We may elect to enter hedging arrangements from time to time in the future, although we are not currently party to any such transaction and do not have a policy to systematically hedge against foreign currency fluctuations. At the MobiFon level, we seek to reduce our foreign exchange exposure arising from transactions through a policy of matching, where possible, assets and liabilities. In some cases, we may borrow in dollars or Euros either because it is advantageous for MobiFon to incur debt obligations in such currency or because such currency denominated borrowings are the only funding source available to MobiFon at the time.

INFLATION

    Inflation has not been a material factor affecting our business to date. Although system equipment costs may increase over time as a result of inflation, we expect that the cost of subscriber equipment will decrease over time as volume increases, although we cannot assure you that this will be the case. General operating expenses such as salaries, employee benefits and lease costs are, however, subject to normal inflationary or deflationary pressures.

    In Romania, the effects of inflation may become significant to our operations. See "Romania -- Key Economic Indicators." Where permitted, and subject to competitive pressures, we intend to increase our tariffs to account for the effects of inflation.

REGULATORY ENVIRONMENT

    We operate in regulated industries and in the normal course of business MobiFon's actions are subject to scrutiny by various regulatory agencies, which, from time to time, may initiate proceedings or investigations against us. We believe that the ultimate outcome of any such proceedings or investigations currently in progress will not be materially adverse to us. For more information regarding these proceedings or investigations that are currently in progress, see "Business -- Legal Proceedings."

    MobiFon is one of three operators authorized to provide nationwide GSM-based wireless telecommunications services in Romania. The mobile telecommunications licensing regime in Romania has recently undergone significant change, and some of the terms of the new regime have not yet been finalized. We expect to pay spectrum fees of approximately $11 million per year for the 62 national channels MobiFon is currently using; however, the new Romanian regulatory act will provide for additional fees based on a percentage of revenue and other factors that have not yet been determined. Our future performance may be affected by factors such as political changes including government actions relating to our licenses, changes in technology and competition.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We have used common shares, loans from our parent and bank credit facilities to finance our operations. These on-balance sheet financial instruments expose us to interest rate risk and market price risk. Additionally, we have interest rate swaps which also create interest rate risk exposure.

    The carrying amounts of cash and cash equivalents, trade debtors, accounts payable and accrued liabilities, income and value added taxes payable approximate their fair values due to the short-term nature of these instruments. Cash equivalents consist of term deposits and highly liquid debt instruments purchased with maturity of three months or less. The fair value of the subordinated loan from our parent company is not determinable because it cannot be determined when it will be reimbursed. The fair value of the portion of the MobiFon's secured senior credit facility for which the interest rate has been fixed approximates $94.8 million. The fair value of the sale and lease back financing in MobiFon is not determinable because of the rarity of similar transaction in Romania. The carrying amounts of other long-term debt approximate their fair values because their interest rates fluctuate with market interest rates or are similar to interest rates currently available to MobiFon.

    As at December 31, 2002, most of our outstanding financial obligations, in monetary terms, were of a variable-rate nature. However, MobiFon uses interest swap agreements to hedge some interest rate exposure associated with variable-rate on-balance sheet financial instruments. We have not entered into any such arrangements for the purposes of trading or speculation. We do not anticipate any near-term changes in the nature of our market risk exposures or in management's objectives and strategies with respect to managing such exposures. However, Romania is currently a second wave European Union accession candidate and it is foreseeable that the Euro will take prominence in Romania in the future. Consequently, depending on the result of our future re-assessments of MobiFon's functional currency and the progression of Romania towards the Euro, exchange rate fluctuations may have a more significant impact on our results of operations in the future.

    In Romania, a highly inflationary country, we record re-measurement gains and losses to the consolidated statements of income (loss). For the year ended December 31, 2002, our subsidiary in Romania recorded net foreign exchange losses of $1.9 million.

    The following table provides information about our market risk exposure associated with fluctuations in interest rates. The information in the table pertains to corporate and all fully consolidated subsidiaries. The table presents principal cash flows and related interest rates by year of maturity for our bank facilities in effect as at December 31, 2002. The table excludes amounts related to facilities that had not been drawn upon as at December 31, 2002. For the interest rate swap agreements, the table presents notional amounts and the related reference interest rates by year of maturity. Fair values included herein, as at December 31, 2002, have been determined based on:

    -   the carrying value for bank credit facilities, and

    -   estimates obtained from dealers to settle interest rate agreements.

     EXPECTED MATURITIES (DOLLARS IN THOUSANDS)

                                                                                                         TOTAL       FAIR
                                                                                               THERE-    DUE AT      VALUE
                                    2003       2004      2005      2006      2007      2008    AFTER    MATURITY    12/31/02
                                    ----       ----      ----      ----      ----      ----    -----    --------    --------
INTEREST RATE EXPOSURE

LONG-TERM DEBT:
Fixed rate principal
repayment                              --      9,350    14,025    18,700    23,375    28,050     --       93,500      94,818
Average interest rate on
loans outstanding                    7.13%      7.13%     7.13%     7.13%     7.13%     7.13%    --           --          --
Variable rate principal
repayment                              --     16,150    24,225    32,300    40,375    48,450     --      161,500     161,500
Average interest rate on
loans outstanding                    4.89%      4.89%     4.89%     4.89%     4.89%     4.89%    --           --          --

SWAPS:

Variable to Fixed Interest Rate
  Swaps:
  Notional principal amount       130,000    117,000    97,500    71,500    39,000        --     --           --      (3,688)
  Average pay rate                   3.62%      3.62%     3.62%     3.62%     3.62%       --     --           --          --
  Average receive rate               1.39%      1.39%     1.39%     1.39%     1.39%       --     --           --          --

CAPITAL LEASES:
Principal repayment                    --     12,700        --        --        --        --     --       12,700          --
Average fixed rate of interest      32.33%     32.33%       --        --        --        --     --           --          --

                                     ROMANIA

    Romania is located in Central and Eastern Europe, north of the Balkan Peninsula. Neighboring countries are Hungary, Ukraine, Moldova, Bulgaria and Yugoslavia. Geographically, the country is one of the largest in the Central and Eastern European region and covers an area of approximately 238,000 square kilometers, with a population of 21.7 million people. Bucharest, the capital city, has a population of approximately two million people. Approximately 55% of Romania's total population lives in urban areas. Major industries in the country include manufacturing, agriculture, transportation, construction and tourism.

    Romania had a communist government until 1989, and is now governed as a parliamentary republic, with a popularly-elected bicameral parliament and president. Since the collapse of the communist regime, the Romanian government has undertaken steps to privatize former state-run industries and to institute other economic reforms. Among other things, the government has liberalized prices, reduced government subsidies, returned agricultural land to former owners, and modernized the tax system. The contribution of the private sector to industrial production has gradually increased over time, from 23.3% in 1994 to 67.1% in 2001. The current government, formed by the Social Democratic Party, has stated its intention to continue to adopt structural reforms to provide the growth of a market economy, real economic growth and declining inflation.

    Romania has taken a number of steps to integrate its economy into world trade. The current government has announced its desire to accelerate Romania's integration into the European and Euro-Atlantic political, economic and security architecture and to negotiate for entry into the EU. In 1993, Romania signed an Association Agreement with the European Union, with a goal of joining the EU by 2007. See " -- Overview of EU Accession Procedure." Also in 1993, Romania concluded a free trade agreement with the European Free Trade Association member countries. In January 1995, the country became a member of the World Trade Organization, and has undertaken tariff and customs reforms to meet its commitments in these agreements. Trade with the EU has grown significantly since Romania signed the Association Agreement, and the EU is Romania's largest trade partner. Trade with the EU accounted for approximately 67.1% of Romania's exports and approximately 58.4% of its imports in 2002. Italy, Germany, France and the United Kingdom account for 80.5% of Romania's total exports to the EU and 78.3% of its imports from the EU during this period.

    An important milestone for Romania was reached in late March 2003, when accession protocols to the North Atlantic Treaty Organization were signed for seven countries, including Romania. Ratification by the existing member states and Romania's parliament is expected to be completed by the end of the first quarter of 2004.

KEY ECONOMIC INDICATORS

    The following table shows selected information regarding Romania and its economy for the years indicated.

              INDICATOR                       1998      1999         2000         2001       2002
-----------------------------------           ----      ----         ----         ----       ----
Population (in millions) ............          21.8       21.8         21.7        21.7        21.7
Nominal GDP (dollars in billions)....   $      42.1   $   35.6     $   36.9    $   39.7    $   45.8
Increase (decrease) in real GDP .....          (4.8%)     (1.2%)        1.8%        5.3%        4.9%
GDP per capita ......................   $     1,931   $  1,633     $  1,700    $  1,829    $  2,111
Average annual consumer price
  inflation..........................          59.1%      45.8%        45.7%       34.5%       22.5%
Foreign direct investment
  (net flows) (dollars in billions)..   $       2.0   $    1.0     $    1.0    $    1.2    $    1.1
Credit ratings.......................
  S&P ...............................           B--        B--          B--         B          B+
  Fitch .............................           B          B--          B           B          BB--
  Moody's ...........................           B3         B3           B3          B2          B1

----------
Sources: Economist Intelligence Unit and Bloomberg.

RELATIONSHIPS WITH INTERNATIONAL FINANCIAL INSTITUTIONS AND ASSISTANCE PROGRAMS

    Romania became a member of the International Monetary Fund, or IMF, in 1972, and has benefited both from IMF financing facilities and from technical assistance programs in areas ranging from the banking system to fiscal policymaking. Romania's most recent IMF financial program is a $413 million stand-by financing agreement originally signed in October 2001. Access to these funds is contingent on Romania's meeting macroeconomic targets, including reducing inflation and its current account deficit. On April 25, 2003, the Executive Board of the IMF completed its review of Romania's economic performance under the 18-month stand-by arrangement and approved the extension of the arrangement to October 15, 2003. The decision will enable Romania to draw approximately $76 million from the IMF immediately. Following the review, the IMF said:

         "Romania's macroeconomic performance was favorable in 2002. Economic growth was strong, inflation continued to decline, and the external current account balance improved significantly. These achievements stemmed from sound macroeconomic policies and progress in addressing structural weaknesses, notwithstanding slippages in enforcing financial discipline in state-owned enterprises and delays in privatization. The government is committed to implementing measures to consolidate macroeconomic stabilization, ensure robust and lasting economic growth, and prepare for EU accession. Key elements of the reform effort include pursuit of a restrained public sector wage policy, further reduction in state-owned enterprise losses, and more decisive progress in privatization."

    On March 4, 2003, the Romanian government and the World Bank completed their third Joint Portfolio Review, or JPR. The World Bank's activity in Romania resumed in 1991 as Romania embarked on economic transition. Since then, the World Bank has approved 37 operations financed by the International Bank for Reconstruction and Development, or IBRD, with a total commitment of $3.65 billion.

    As of December 31, 2002, the World Bank's active portfolio in Romania amounted to $1.39 billion and consisted of 25 operations, of which 22 are IBRD-lending operations and three are Global Environmental Facility grants. The World Bank's active portfolio is the second largest in the Europe and Central Asia region in terms of number of projects and the third in terms of commitments.

    The portfolio structure and the instruments used reflect the government's objectives of poverty reduction and accession to the EU. The portfolio increasingly supports targeted poverty interventions, promotion of growth through private sector development governance and institutional reform. About 25% of the actual net commitments sustain the structural reforms in the financial and enterprise sector that are critical for achieving a functional market economy in Romania. Another 31% support the government's efforts to reach the most vulnerable members of society that were severely affected by the transition from communism to a free market economy and to ensure environmentally and socially sustainable development.

    Other international financial institutions with lending and/or assistance programs in Romania include the European Investment Bank (EIB), the European Bank for Reconstruction and Development (EBRD), and the Council of Europe Development Bank (CEDB).

OVERVIEW OF EU ACCESSION PROCEDURE

    On February 1, 1993, Romania signed an Association Agreement with the EU, and on June 22, 1995, it submitted its official application to join the EU. In December 1999, the European Council meeting in Helsinki agreed to commence negotiations with Romania for admittance to the EU. Official negotiations for Romania's admission commenced in February 2000 with the EU Council for General Affairs.

    The EU has established three broad membership conditions, which were codified by the 1993 European Council at Copenhagen and are generally referred to as the "Copenhagen Criteria" for EU accession. According to a strategy paper dated October 9, 2002 and entitled "Towards the Enlarged Union" published by the Commission of the European Communities, these criteria require that a candidate country ensures:

    - stability of institutions guaranteeing democracy, the rule of law, human rights and the respect for and protection of minorities (generally referred to as the "political criteria");

    - the existence of a functioning market economy as well as the capacity to cope with competitive pressure and market forces within the Union (generally referred to as the "economic criteria"); and

    - ability to take on the obligations of membership, including adherence to the aims of political, economic and monetary union, through the implementation of the EU's legislation, which is known as the "acquis communautaire" (generally referred to as the "acquis" criteria).

    Romania has set January 1, 2007 as a target date for accession. The Commission of the European Communities publishes annual reviews of the progress made by candidate countries of Central and Eastern Europe, evaluating their progress on each of the three criteria outlined above and identifying specific areas to be addressed and improved in order to insure accession to the Union. The most recent Commission review of Romania's progress, 2002 Regular Report on Romania's Progress Towards Accession, was published by the Commission of the European Communities on October 9, 2002. On December 30, 2002, the Commission published a consolidating document showing the progress of negotiations for each accession country, the "Enlargement of the European Union: Guide to Negotiations Chapter by Chapter" (the "Negotiations Guide"). Both documents are referred to below.

EU SUPPORT DURING TRANSITION AND ACCESSION

    The European Community has financed three pre-accession instruments to assist the Central and Eastern Europe countries applying for accession: the Phare ("Poland and Hungary Action for Restructuring the Economy") program, SAPARD (Special Accession Program for Agriculture and Rural Development), which provides aid for agricultural and rural development, and ISPA (Instrument for Structural Policies for Pre-Accession), which finances environmental and transportation infrastructure projects.

    Phare provides support for institution building, investment to strengthen the regulatory infrastructure needed to ensure compliance with the acquis, and investment in economic and social cohesion. The 2002 Phare program for Romania consists of (euro)229 million, as well as (euro)36.5 million under the Phare 2002 supplementary institution building facility.

    The Romanian SAPARD program, approved in November 2000, was initially allocated (euro)157.9 million. The program includes 11 measures and is based on four priorities: improvement of the competitiveness of processed agricultural and fisheries products; improvement of infrastructure for rural development and agriculture; development of rural economy; and development of human resources.

    ISPA programming is governed by the national strategy papers for transport and environment, which the Romanian authorities finalized in 2000. According to the Commission, due to a lack of maintenance in the past 20 years, most environmental and transport infrastructure requires significant improvement. The allocation for 2002 was between (euro)217.8 million and (euro)283.2 million.

ROMANIA'S PROGRESS ON POLITICAL CRITERIA

    In its 1997 Opinion on Romania's Application for EU Membership, the European Commission concluded that Romania fulfilled the political criteria for EU accession. In its 2002 Regular Report, the Commission further concluded that since 1997 Romania had made progress in "consolidating and deepening the stability of its institutions guaranteeing democracy, the rule of law, human rights and respect for and protection of minorities" and "continues to fulfill the Copenhagen political criteria."

    Among the institutional developments noted by the European Commission were
(1) the launch of a major program of administrative reform, (2) the decision to demilitarize the police and (3) the creation of new institutional structures for fighting corruption. The Commission observed that while the administrative reform program and the demilitarization of the police had already begun, although they would need to continue to be monitored and encouraged, little effect had been felt so far with respect to fighting corruption.

    The Commission observed that Romania still needs to improve the decision making and legislative processes and that reform of the judiciary had so far been limited. The Commission attributed the strain on Romania's judicial system to a lack of resources and noted that this strain resulted in too great an involvement of Romania's executive branch in judicial affairs. The Commission recommended that judicial reform should be made a political priority and a comprehensive strategy for improving the function of the judicial system should be drawn up.

ROMANIA'S PROGRESS ON ECONOMIC CRITERIA

    In its 2002 Regular Report, the European Commission observed that Romania continued to make progress towards being a functioning market economy and that prospects for achieving such an economy had improved. The Commission noted that sustained and full implementation of planned members and completion of Romania's reform agenda "should allow Romania to be able to cope with competitive pressure and market forces within the Union in the medium term."

    Of the gains on macroeconomic stabilization that Romania has achieved over the last several years, the Commission noted: (1) a "more appropriate" policy mix that has decreased inflation, resumed growth and sustained Romania's external position, (2) "considerable" progress in the creation of the necessary market institutions, (3) tightened financial discipline on financial institutions resulting from an ongoing overhaul of the banking sector, successive improvements in the supervisory and regulatory framework for the financial markets and advances in privatization and (4) a more efficient allocation of resources resulting from price and trade liberalization coupled with a significant adjustment of energy tariffs and important reforms of the tax system over 2001.

    The Commission recommended in its 2002 Regular Report that Romanian authorities give priority to "establishing a track record on macroeconomic stabilization grounded on further disinflation, by maintaining an appropriate policy mix and underpinning it with the enforcement of enterprises' financial discipline." To establish financial discipline among enterprises, the Commission encouraged "improved tax administration and compliance, a consistent and transparent implementation of the latest measures to reduce the arrears of energy users, a determined and transparent use of the recently approved legal provisions for accelerating privatization, and a readiness to liquidate loss-making enterprises." The Commission concluded that completing privatization in the banking sector, continuing the reform of public expenditures and budgetary procedures, and ensuring the implementation of improved regulatory and legal frameworks would also support the establishment of a functioning market economy and the development of Romania's capacity to cope with competitive pressure and market forces within the Union.

ROMANIA'S PROGRESS ON ACQUIS CRITERIA

    The European Commission measures candidate countries' progress in adopting the acquis communautaire against "chapters," each covering a separate area of political and economic policy issues. The Commission evaluates a candidate country's progress both in adopting and adapting legislation to conform to the acquis (referred to as "transposing" legislation) and in actually implementing the legislation. There are 31 such chapters, and according to the Negotiations Guide, Romania's status with regard to these chapters is as follows:

    - Nineteen chapters have been provisionally closed: Free Movement of Goods, Free Movement of Capital, Taxation, Company Law, Fisheries, Economic and Monetary Union, Statistics, Social Policy and Employment, Industrial Policy, Small and Medium-sized Enterprises, Science and Research, Education and Training, Telecommunications and Information Technologies, Culture and Audio-Visual, Consumers and Health Protection, Customs Union, External Relations, Common Foreign and Security Policy, and Institutions. "Provisionally closed" generally indicates that Romania has made substantial progress in transposition and implementation, and that the CEC and Romania have reached agreement on remaining steps to be completed prior to accession. "Provisionally closed" does not mean that a candidate country is currently in full compliance with the chapter.

    - Negotiations are continuing on eleven chapters: Free Movement of Goods, Free Movement of Persons, Free Movement of Services, Free Movement of Capital, Competition Policy, Agriculture, Transport Policy, Taxation, Energy, Regional Policy and Coordination of Structural Instruments, Environment, Co-Operation in the Field of Justice and Home Affairs, Financial Control and Financial and Budgetary Provisions.

    - The 31st Chapter is concerned with "Other Matters" and is defined by the Commission as a negotiating box for largely uncontroversial elements which do not belong in other chapters. The Negotiations Guide is silent on the status of Romania's negotiations of this chapter.

    The Commission noted in its 2002 Regular Report that Romania had made steady progress toward adopting the acquis, but that there were many areas in which an increasing gap had developed between Romania's legislative progress and the ability of Romania's government to implement and enforce the new legislation.

    According to the Commission, one of the main challenges still facing Romania and other Central and European countries applying for EU accession is the need to strengthen their administrative and judicial capacity to implement and enforce the acquis. As of 1998, the European Commission began using the mechanism of twinning administrations and agencies to assist with this process. In 2001 the Commission launched Action Plans for strengthening administrative and judicial capacity. The twinning process makes the expertise of EU members available to the candidate countries through the long-term secondment of civil servants together with short-term expert missions and training. According to the Commission, special assistance for Romania through twinning is being prepared under the Phare 2002 program, and a total of 29 twinning projects are scheduled -- the highest number of any candidate country.

    The Commission concluded in the 2002 report that Romania's progress has been reasonable in view of its target accession date, and that national legislation has been aligned with the acquis in many areas. The Commission cautioned that administrative capacity building would require a comprehensive, structural reform of Romania's public administration and judicial systems.

                                    BUSINESS

    Holdings was incorporated on March 15, 2002 under the laws of the Netherlands to hold the shares of MobiFon. On March 28, 2002, Holdings acquired from its direct parent, ClearWave, all of ClearWave's majority equity interest in MobiFon. Holdings is a holding company, and its only assets are shares of MobiFon representing approximately 57.7% of MobiFon's issued and outstanding share capital. The primary sources of income to Holdings are dividends and distributions from MobiFon. ClearWave holds 100% of Holdings' equity. ClearWave is the sole managing director of Holdings and is responsible for its day-to-day management.

    We are a leading provider of GSM wireless telecommunications services in Romania through MobiFon. As of June 30, 2003, MobiFon had approximately 2.7 million wireless subscribers, representing approximately a 49.3% market share. Our subscriber base grew at an average of more than 34,000 net new subscribers per month in the 12-month period ending June 30, 2003 and we added a total of over 409,100 net new subscribers in that period. MobiFon operates in Romania under the highly recognized brand name CONNEX. MobiFon also operates the largest Internet service provider in Romania, with approximately 200,000 dial-up Internet access customers. We offer voice, Internet and other data services to selected corporate customers.

    We have been recognized by professional organizations and major media publications as a business leader in Romania and the telecommunications industry through awards such as "Best Company in Romania" for 1998, 1999 and 2000 by Business Central Europe and through nominations for "Best Marketing Campaign" for "CONNEX Play" in 2002 by the GSM Association.

OUR MARKET OPPORTUNITY

    In recent years, the wireless communications market in Romania has experienced strong growth with the number of subscribers growing at a CAGR of 86.7%, from 221,000 subscribers in 1997 to 5.0 million subscribers in 2002. This compares to the growth experienced in Central and Eastern Europe, or CEE, as a whole, with the wireless communications market growing at a compound annual growth rate of 75.6%, from 3.1 million subscribers in 1997 to approximately 51.5 million in 2002.

    As a region, CEE's growth rate for wireless subscribers has been higher in recent years than the growth rate in the EU. During 2002, wireless markets in CEE added 13.8 million wireless subscribers, representing an annual growth rate of 36.5%. In comparison, the wireless market in EU member countries grew at a rate of 7.3% in 2002.

    Despite strong growth in subscribers, the penetration rate in CEE countries' wireless markets lags behind that of EU markets.

    The table below outlines some key metrics for wireless services in Romania, CEE and the EU as of December 31 for the periods indicated:

                                         ROMANIA    CEE(1)     EU
                                         -------    ------   ------
2002 Subscribers (in millions)......       5.0      51.5     291.2
2002 Penetration....................      23.1%     31.8%     76.7%
1997-2002 CAGR in subscribers.......      86.7%     75.6%     41.0%

----------

(1) For purposes of this table, Bulgaria, Croatia, Czech Republic, Hungary, Lithuania, Poland, Romania, Serbia, Slovak Republic, Slovenia and Ukraine.

    We believe that several other factors make Romania attractive for wireless telecommunications services. Wireless services can serve as a substitute for traditional fixed line services. As of December 31, 2002, Romania had fixed line penetration of 19.3% versus wireless penetration of 23.1%. An increasing number of Romanian consumers are able to afford wireless service. Romania continues to experience strong economic growth and to reduce its rate of inflation. As the country strives for EU accession, its government is focused on achieving economic conditions that should help maintain these trends.

OUR BUSINESS STRENGTHS

    We believe that our leading market position in Romania is built on the following business strengths, and that these strengths position us to capitalize on the growth opportunity in Romania:

    - Well-recognized brand. We believe that our well-recognized brand provides us with opportunities to continue to attract and retain wireless subscribers. A consumer survey we commissioned in April 2003 showed that we achieved a CONNEX brand awareness level of 98.5% in Romania. The survey revealed that the top-of-mind brand awareness was 57.5% for CONNEX versus 38.1% for Orange, our principal competitor.

    - Network quality and footprint. Our network covers approximately 97% of the population of Romania and major highways in Romania. In general, we believe our network quality performance meets or exceeds that of major Western European operators. We believe that the quality and coverage of our network enable us to attract and retain subscribers, particularly higher usage subscribers, who place a high value on coverage and reliability.

    - High-quality customer care. We believe that our high standard of customer care enhances our brand in the marketplace and provides us with a competitive advantage in terms of customer acquisition and retention. We strive to maintain our leadership position in customer service and continue to benchmark our service against the industry.

    - Profitable operations with strong free cash flow. In the 12-month period ending June 30, 2003, we generated $260.3 million in EBITDA. We have been EBITDA positive since June 1998, 14 months after commercial launch of services, and have generated positive operating free cash flow (EBITDA after deducting capital expenditures) since 2000. In 2002, MobiFon approved aggregate distributions of $66.3 million, of which Holdings received $42.0 million, and in April 2003 MobiFon distributed dividends of $59.1 million to its shareholders, of which Holdings received $33.5 million. In July 2003, MobiFon's shareholders approved a further distribution in the form of a pro-rata share capital reduction of approximately $35.8 million. When completed in the second half of October 2003, MobiFon Holdings' share will be approximately $20.7 million.

    - Attractive market. As of December 31, 2002, the wireless penetration rate in Romania was 23.1%, while the fixed line penetration rate was 19.3%. Since we launched our wireless service in 1997, the Romanian wireless market has experienced a compound annual growth rate of 87% in terms of the growth in the number of subscribers. Further, the wireless penetration rate of 23.1% in Romania is relatively low compared to that of many Western European countries. We believe that this presents an attractive environment in which to grow our subscriber base and maintain our leadership position in the market.

    - Experienced and motivated management team. Our senior management team has significant operational expertise. Our senior executives have an average of 11 years of experience in the wireless industry and four years experience with MobiFon. Our management team is responsible for developing our strategy, which has resulted in a leading market position in Romania and strong historical operating performance.

OUR STRATEGY

    Our strategic objective is to strengthen our leading position in wireless telecommunications services in Romania and to increase revenues, profitability and cash flow. We intend to achieve this objective through the following strategy:

    - Continuing to develop leading brand names, products and services through innovative marketing programs. We believe establishing strong brand names is essential to our success in Romania. As such, we have developed easily-remembered and familiar-sounding brands for our services. We use advertising, event marketing and direct mail techniques to saturate our market with our brands and promote high levels of brand awareness. We intend our branding to convince customers that our offerings are the most effective, affordable and accessible wireless services for their everyday needs.

    - Offering simple and competitive pricing plans. We offer simple pricing plans that are designed to compare favorably to the prices offered both by our competitors and by wireless operators in neighboring markets and to the prices offered by RomTelecom, the national fixed line telephone company. Our rates for making in-country long distance calls historically have been cheaper than RomTelecom's fixed line rates at certain times of the day, which encourages customers to use wireless instead of fixed line phone service. With deregulation, we can now directly provide international telecommunication services. We also can provide a fixed wireless product offering that competes with RomTelecom in the business segment.

    - Tailoring our marketing, distribution and customer care strategies to suit the local market. We offer a wide variety of pricing and payment alternatives for our services in order to appeal to a broad range of consumers with differing needs. In addition, we carefully tailor our marketing initiatives, brand identity and distribution strategies to the cultural and economic environment in Romania and to each target customer segment.

    - Deploying and operating a high-quality network in Romania. We have deployed and continue to upgrade a high quality network to provide our customers with service that is equivalent to the service provided by competing operators. We actively monitor the performance of our network to determine areas of local network congestion where additional network capacity is required. We also continuously work with the local regulatory authorities to acquire additional channels and spectrum when necessary, allowing us to increase network capacity to accommodate growth of subscribers and traffic.

    - Introducing advanced data-related services. We plan to upgrade our network as necessary to ensure that we are able to provide advanced value-added data transmission and wireless Internet access. We believe that the current worldwide trend towards the convergence of technologies, such as personal computing and wireless telephony, will facilitate the widespread use of wireless devices to provide Internet access. We intend to capitalize on our platforms to offer such wireless services through technologies which include GPRS and WAP.

PRODUCTS AND SERVICES

    We provide basic voice services for wireless telephone communications over a GSM network. As with the rest of Europe, we follow the "calling party pays" model in billing, under which our subscribers are not charged for incoming calls, and we charge a fee to the operator who delivered the call to our network. This model is used by all our competitors in Romania and in most European markets. Our service packages offer users a variety of practical, simple services and are priced competitively with the service packages of the other operators in our markets. We supplement these basic voice services with a range of value-added services, many of which are standard in each of our service packages. These additional services include voice mail, short messaging system, international roaming and call management capabilities such as call forwarding, call waiting, call hold, call barring, conference calls and caller identification. In most cases, we were the first wireless operator to introduce these value-added services in Romania. Our services are priced to be competitive with the fixed line services of RomTelecom, the national fixed line phone company.

    For some postpaid programs, our rates for making in-country long distance calls historically have been less expensive than RomTelecom's fixed line rates at certain times of the day, which encourages customers to use wireless instead of fixed line phone service.

    MobiFon's initial launch strategy emphasized feature-rich service offerings that appealed to corporations, governmental agencies and other high-end subscribers. As part of our strategy to address the Romanian retail consumer market, we introduced programs that appeal to specific mass-market segments, based on disposable income research. Consequently, we diversified our prepaid portfolio to attract not only customers who preferred to use the service mainly for incoming calls, but also those customers who could not afford a postpaid program but had a higher propensity for making outgoing calls. On the postpaid side, we introduced low-end programs, with affordable monthly fees and flexible per minute rates, stimulating usage during non-peak hours, week-ends and for certain destinations. We believe that our prepaid products, together with the postpaid programs for the low-end consumer segment, are the major driving force in increasing our acquisition of new subscribers.

POSTPAID

    We offer a number of postpaid wireless service packages that are targeted to specific types of subscribers and their expected usage patterns. These packages often include a specified number of minutes as part of the monthly fee with an additional rate charged after such minutes are used. GSM roaming is available to subscribers traveling in other countries where we have signed roaming agreements with the local GSM operators. When roaming on a foreign GSM network, the subscriber is charged for the service of relaying the call internationally and for the actual number of minutes used. The per minute charges are at the rates charged by the local GSM operator plus a margin charged by us.

    We bill customers for postpaid service, that is, via monthly bills rendered after the service is provided, on the basis of a full minute rate for the first minute and per second thereafter. For bundled package plans, bundled minutes are debited on the same basis.

    The following tables illustrate our current postpaid service and price offerings in Romania.

                                                                          PER MINUTE CHARGES (1)
                                               ------------------------------------------------------------------------------
                                                       CONNEX TO CONNEX                     FROM CONNEX TO OTHER NETWORKS
                                               ----------------------------------    -------------------------------------------
                        MONTHLY    BUNDLED
 SUBSCRIPTION PLAN   SUBSCRIPTION  MINUTES       PEAK RATE           OFF-PEAK RATE           PEAK RATE             OFF-PEAK RATE
 -----------------   ------------  -------       ---------           -------------           ---------             -------------
CONNEX 5...........     $    5        --     $ 0.20               $0.20                 $ 0.20                $0.20
CONNEX Unic........          5        --       0.30                0.09                   0.30                 0.09
CONNEX Family(2)...          5        --       0.20 destinations   0.20 destinations      0.30 networks other  0.20 on the landline
                                             other than the       other than the        than the landline      network
                                             favorite numbers     favorite numbers      network
CONNEX Cent(3).....        7.5        --       0.15               0.15 voice, data/fax    0.25                 0.25
                                                                  0.01 voice up to 200
                                                                  minutes during
                                                                  weekends
CONNEX x2(4).......        7.5        --       0.20 destinations  0.20 destinations       0.30                 0.30
                                             other than the       other than the
                                             favorite numbers     favorite numbers
CONNEX Activ(5)....          9        --       0.14               0.14                    0.35                 0.35
CONNEX Classic.....         12        --       0.20               0.04 up to 800          0.25                 0.14
                                                                  minutes monthly/0.14
                                                                  over 800 minutes
CONNEX Business....         15        --       0.15               0.10                    0.19                 0.15
CONNEX Club........         20        --       0.10               0.07                    0.16                 0.15
CONNEX 100.........         30       100       0.20               0.04 up to 800          0.25                 0.14
                                                                  minutes monthly/
                                                                  0.14 over 800
                                                                  minutes
CONNEX 200.........         48       200       0.10               0.07                    0.16                 0.15
CONNEX 400.........         72       400       0.10               0.07                    0.16                 0.15
CONNEX 800.........        112       800       0.10               0.07                    0.16                 0.15

----------
(1) For plans that include bundled minutes, per minute charges apply to minutes of use in excess of the bundled amounts.

(2) CONNEX Family is a special promotion for calls to favorite numbers on the CONNEX network either from CONNEX or from the landline network with a limit of 50 minutes monthly at $0.05 per minute. Calls to favorite numbers either on CONNEX or from the landline network for calls exceeding 50 minutes monthly cost $0.20 per minute.

(3) CONNEX Cent is a special promotion charging $0.01 per minute for 200 minutes of weekend calls a month.

(4) CONNEX x2 is a special on-network promotion to the subscriber's favorite CONNEX number $0.01 within the limit of 200 minutes monthly.

(5) CONNEX Activ provides a 30% discount for talk time exceeding 29 minutes.

PREPAID

    We offer prepaid wireless pricing packages to enable customers who prefer a pre-payment option or whose credit profiles do not qualify for postpaid service to use our wireless services. Prepaid service requires no contract and no monthly fee. The customer purchases an airtime card that gives him or her calling time equivalent to the amount paid for the card, and the customer can easily access further airtime by purchasing additional airtime cards. As of June 30, 2003, prepaid subscribers accounted for 64.4% of our subscriber base, as compared to 64.3% as of December 31, 2002. Prepaid customers accounted for 65.5% of the net added subscribers during the twelve-month period from June 30, 2002 to June 30, 2003.

    In line with our strategy of offering diversity and flexibility to our customers, with a focus on increased profitability, we introduced in 2002 the first innovative airtime recharging mechanism for voice and data prepaid customers, available at points of sales and automated teller machines, or ATMs, of the largest bank in Romania. The main benefits of the e-voucher system to our subscribers are the wide range of the credit values and its 24 hour availability. The main benefits to us are the potential increase in usage, driven by greater flexibility and affordability of services, as well as the reduction of the costs associated with production and distribution of plastic recharging cards.

    The pricing plans for prepaid voice are segmented to appeal to various niches of the consumer market, with pricing based on permutations involving peak and off-peak hours, weekdays or weekends, calls made on the CONNEX network, other domestic networks or the RomTelecom network, international calls and refill cards that have discounts that increase with the purchase price of the refill card.

    Our prepaid offerings are Go and Kamarad. The Go product is targeted at those users who primarily want wireless phone service in order to receive incoming calls. In order to appeal to these customers, Go provides a longer "grace" period throughout which a subscriber can remain active without recharging. Additionally, the Go product displays the remaining credit on the screen for its users to monitor. Our Kamarad product offers some advanced features such as "friends and family" that are made possible by MobiFon's intelligent network platform on which the Kamarad product operates.

ADVANCED WIRELESS SERVICES

    We offer a range of data applications, including WAP and GPRS. WAP-enabling technologies permit the deployment of data applications, including the ability to access e-mail and the Internet. WAP allows us to offer utility services as well as games and other entertainment services. We launched WAP services at MobiFon on August 1, 2000. GPRS permits the transfer of data and use of data services at much faster speeds than current GSM capabilities and represents the next step in the evolution of GSM networks toward third-generation technologies. Possible service capabilities on GPRS include remote high-speed Internet and local area network access, high quality audio clips and still image capabilities.

    We launched GPRS at the end of 2001 and currently provide GPRS and local area network access primarily addressing the needs of the business segment, which is the segment where we identify the highest subscriber interest and the greatest potential for vertical applications implementation. MobiFon offers a flexible selection of GPRS packages in order to address the many different needs of our customer base and to remain competitive in the market.

    Using WAP, GPRS and also SMS (short messaging service) we offer our customers a variety of content services enabling them to gather information such as weather reports, traffic reports, lottery results and news headlines, as well as providing access to entertainment applications and allowing them to perform banking transactions from a handset. These services are typically offered in partnership with third party content providers on a revenue-sharing basis. We earn revenues on these services by charging not only for access to these services but also for the content that they provide.

    GPRS functionality is provided by Siemens with dedicated platforms SGSN (Serving GPRS Support Node) and GGSN (Gateway GPRS Support Node) and Ericsson provides the WAP platform.

    We anticipate that in late 2003 we will begin offering multimedia services such as picture phone services and personalized ring tones for a monthly fee and per-use charge.

INTERNET AND DATA ACCESS SERVICES

    We offer dial-up Internet access nationally and are currently the largest internet service provider in Romania with almost 200,000 dial-up customers, most of whom have access to this service through their postpaid wireless plan. For individual users, we also offer prepaid dial-up services, domain-name registration, and various services delivered and included within our "myX Portal" package. Our consumer internet and data offerings are closely integrated with our wireless telephony offerings. Through the myX Portal, wireless users can access up-to-date data on their CONNEX accounts, and download ringtones, games and other applications. Wireless users earn special promotional rates and other internet service offers through continued use of their CONNEX services.

    We also offer dedicated internet access and data access and transport services to corporate customers, and we have more than 2,000 dedicated access and virtual private network ports. With recent deregulation we can now directly provide international telecommunication services. We also can provide a fixed wireless product offering that competes with RomTelecom in the business segment, including Internet, data and voice services.

POTENTIAL FUTURE SERVICES OFFERINGS

    Our GSM technology can migrate easily to provide advanced wireless data services, either by deploying further enhancements to GPRS, such as faster coding schemes, or introducing EDGE, a technology upgrade to the GSM standard that the European Telecommunications Standards Institute has standardized. EDGE, which is being deployed in North America and Asia, enables data to travel at the same speed as that of the first phase of third-generation technology, and thus could allow GSM operators who do not have third-generation licenses to compete with operators that do. Older wireless technologies are not as flexible and cannot offer similar services as easily.

    The Romanian government has announced its intention to offer four licenses to use spectrum that includes UMTS spectrum. MobiFon potentially has the ability to acquire one of these licenses. If MobiFon receives one of these licenses, the deployment of a UMTS network would allow us to provide more value-added data services and increase our voice capacity.

HANDSETS

    We sell a broad selection of high-quality handsets. We currently offer multi-mode handsets from many manufacturers, including Nokia, Mitsubishi, Motorola, Siemens, Alcatel and Sony-Ericsson. We offer dual-mode and tri-mode handsets, which can operate on the GSM 900, GSM 1800 and GSM 1900 networks. These multi-mode handsets allow us to offer our customers roaming across a number of GSM networks in North America, Europe and Asia.

    The handsets have many advanced features, including word prompts and easy-to-use menus, one-touch dialing, multiple ring settings and call logs. Handsets may also be programmed to allow us to offer value-added services, such as voice mail, call waiting, call forwarding, call barring, conference calling and caller identification. Our handsets generally are enabled for advanced data services to help us introduce new value-added services to our customer base.

    Currently, we do not subsidize handsets for new acquisition by prepaid consumers. Our historical policy generally has been to limit the extent to which we subsidize the cost of handsets for postpaid customers. We believe that the lack of significant handset subsidies contributes to reduced churn by attracting customers who select us for the quality of our service rather than for the purpose of obtaining subsidized handsets and then disconnecting from our network. In addition, the lack of a complete handset subsidy accelerates our per subscriber payback period, which recently has been reached in approximately three months, and decreases the cost of subscriber acquisition. Furthermore, we believe that a non-subsidized handset reduces the likelihood of bad debt because those users who can cover the full cost of a handset are also more likely to be able to pay their bills.

MARKETING AND DISTRIBUTION

ADVERTISING AND BRANDING STRATEGY

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

         Our marketing strategy focuses on protecting and growing revenue and profitability from the existing customer base, strengthening leadership by maintaining market share advantage, strengthening brand image and improving customer satisfaction. We offer a wide variety of pricing plans for our services in order to appeal to a broad range of consumers with differing needs. In addition, our marketing initiatives, brand identity and distribution strategies are carefully tailored to the cultural and economic environment in Romania and to each target customer segment. Taking advantage of the opportunities offered by the newly deregulated telecommunications market, CONNEX has developed a new approach to the business customers designed to protect GSM revenues and capture as much as possible from the potential telecommunications needs of our business and government accounts by integrating wireless voice, fixed voice and data in a single concept which we refer to as Integrated Service Strategy.

         A consumer survey we commissioned in April 2003 showed that we achieved a CONNEX brand awareness level of 98.5% in Romania. The survey revealed that the top-of-mind brand awareness was 57.5% for CONNEX, versus 38.1% for Orange, our principal competitor. We accomplished such brand recognition through extensive advertising campaigns that focused on brand visibility through television, billboard and magazine advertisements. After having achieved brand awareness in Romania, we are now building on our brand image through various programs and campaigns to ensure brand loyalty.

         A number of MobiFon's advertising campaigns have won international awards in specialized forums. In 2002, the GSM Association nominated "CONNEX Play" for its "Best Marketing Campaign" award; in 2001, CONNEX was awarded a Golden Drum award for television advertising in the Telecommunications category, granted at the Portoroz Festival; and in 2002, at the Cannes 3GSM Conference, the advertising campaign for CONNEX Play was among the nominees for best marketing campaigns.

DISTRIBUTION CHANNELS

         We tailor our distribution schemes to the target customer base and product offering. CONNEX distributes through 3 channels: a direct sales force that serves the top 6,500 business accounts, a network of corporate stores in strategic cities for consumers and small business and through both exclusive and non-exclusive independent distributors. Distribution is also separated by our product offerings, postpaid and prepaid. Exclusive independent distributors distribute both post- and prepaid products and services with a heavy emphasis on postpaid (handsets and activations). We have also developed non-exclusive channels with a variety of specialty retail stores and hypermarkets. In addition, prepaid products are distributed through high traffic retail locations such as gas stations, lottery outlets and kiosks. Recent electronic means of recharging prepaid products through banks' ATMs have also resulted in partnerships with financial institutions such as Banca Commerciala Romana. As of the beginning of 2003 our distribution network included 11 corporate stores, more than 600 exclusive postpaid locations and more than 3,600 points of sale for prepaid cards. Also, a special distribution channel was developed for selling data services. Due to the data services characteristics (need for integration in a complete information technology solution, services complexity, high value, need for customized support) we have developed a non-exclusive channel of data partners. CONNEX Data Partners are national and regional resellers, including system integrators and service providers, who have the resources, skills and assets to meet the demands of the large enterprise and metro markets for integrated information technology solutions.

DEALER COMMISSION STRUCTURE

         We pay commissions to our dealers for each postpaid customer acquired. In order to promote careful selection of customers and avoid bad debt exposure, our dealers are required to contribute an amount to the subsidies we provide for handsets, and commissions are paid to dealers in installments over a period of months, with a debit to the dealer's account if customers churn within specified time periods. We believe our commission structure and practice are consistent with market practices in Romania. We pay a specified commission to each dealer for its sale of prepaid SIM cards and a lower commission each time the dealer sells an airtime recharge on a prepaid SIM card.

CUSTOMER CARE, BILLING AND CHURN

CUSTOMER CARE

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

         We view customer care as an essential element in our strategy and an essential component of minimizing customer churn. With the increasing breadth and diversity of our customer base, we are making increasing use of automated customer service that matches the level of service with what customers pay for their subscriptions. Customers who subscribe to more expensive services receive personalized customer service, while customers who subscribe to more economical packages are served through our interactive voice response unit and through Internet access to key features of their account and general information.

         We have established toll-free customer care call center telephone lines staffed by trained employees to answer inquiries by existing and potential subscribers. We utilize fully integrated, flexible customer care and billing systems to ensure that customer service representatives are fully equipped to deal with customer concerns on a real time basis. We closely monitor customer care calls and use information gathered from these calls to identify and remedy system shortfalls and to customize marketing strategies and pricing and promotional plans.

         As the first GSM entrant in Romania, we believe that we established the benchmark quality and service standards for that market. We believe that our customer care initiatives in Romania have been key in allowing us to maintain our low churn rates and high levels of customer satisfaction. Through permanent refining of internal processes, we reached very high levels of productivity in the call center and we make an on-going effort to control the number of calls per customer in a market where the need for education regarding wireless service is still very high.

BILLING

         Billing is governed by the nature of the subscriber's service package. Our billing and customer care systems are fully convergent. The integration of billing data and customer service information in a single system provides our staff with a comprehensive view of our subscribers' accounts. We use an automated collections process, making use of short text messaging services, interactive voice response and voice mail.

         We started a process of replacing our old billing system in 2002. The new system is a best-in-class product that will provide maximum flexibility, will allow for rapid configuration of new products and services and will support innovative discounting and packaging concepts. It employs state-of-the-art technology that will provide both GSM/data and prepaid/postpaid convergence, allowing us to offer bundled services and cross-product discounting in a consistent manner across all product lines and payment channels. The new billing system has been in use since November 2002 for new subscribers in parallel with the old solution, which it will completely replace by 2004.

CREDIT MANAGEMENT AND CHURN

         Our exposure to bad debt for our postpaid customers is managed through generating customer profiles, giving us the ability to set credit limits by customer segment and monitor daily usage patterns for customers that fit a high risk profile. Our fraud department reviews billing reports to monitor potential fraud or credit abuse. Once customers are deactivated for non-payment, an extended legal collection process is performed, in order to recover losses and increase the level of awareness in the market about the importance of clearing customers' debt. As of June 30, 2003, approximately 83% of our subscriber accounts receivable were less than 30 days old.

         Romania does not currently have a comprehensive credit bureau or credit-reporting agency, and we do not have access to customers' or prospects' banking and credit records. However, we have implemented a detailed credit-scoring model based on demographic factors such as age, occupation and address, which we use to manage our credit exposure and to recommend appropriate service packages to potential customers. In addition, all of the GSM operators in Romania have access to a shared database of subscribers who have been removed from their network for nonpayment. An individual in this database who wishes to subscribe to our service must pay a deposit. Actual bad debt write-offs have historically been fully covered by reserves, which, in 2002, amounted to 2.0% of billable service revenue.

         In the telecommunications industry, the term "churn" refers to the rate at which customers leave an operator's network. This can occur for a number of reasons. In the case of voluntary churn, the customer may decide that he or she cannot afford the service, move out of the coverage area or decide to subscribe to a competing service. In the case of involuntary churn, postpaid customers who have not paid their bills are, after a period of attempted

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

collection, removed from the network by us. MobiFon adjusts the number of months of permitted inactivity based on market practice and currently churns prepaid subscribers who have been customers for at least 12 months after three months of inactivity. Churn rates increase our operating costs by forcing us to increase our spending on marketing and incentive plans to maintain current subscribers and continue to attract new ones. A future increase in churn would likely increase our costs in those areas.

SPECTRUM AND NETWORK

         MobiFon holds one of three licenses issued to provide nationwide GSM-based wireless telecommunications services throughout Romania. MobiFon paid an initial license fee of $50.0 million in 1996 and an additional $25.0 million in 1999 for the extension of the license term to 2011. In addition, MobiFon must pay a recurring annual fee of approximately 9.6 million Euro (approximately $11 million) for the 62 channels allocated in the 900 MHz range under the frequency license. MobiFon also purchased 12 additional channels in Bucharest in the 1800 MHz frequency range at an annual price per channel of 23,000 Euro (approximately $26,500). Based on our existing spectrum and the potential to receive additional spectrum in the 1800 MHz range and to acquire rights to UMTS spectrum via the Romanian government's announced intention to award such spectrum, we believe we will have sufficient spectrum capacity to meet our future capacity needs.

         As of January 1, 2003, in order to harmonize Romania's telecommunications licensing regime with the EU model, the old license was replaced by separate grants: namely, an authorization to provide electronic communication networks and services, a numbering license and frequency licenses.

         We chose major equipment vendors such as Ericsson, Nortel and Cisco to design and build a network that provided us with state-of-the-art service that allowed us to begin operating quickly and to expand and upgrade our service as we acquired more subscribers and new technology became available. Flexibility to keep up with new technology is essential to comply with license requirements and compete effectively. We have also invested significantly in advanced operation and maintenance systems to provide quality service to our existing network subscribers. We continuously monitor network traffic and measure the real-time technical performance of our services against global benchmarks. Our comprehensive surveillance of traffic-related activities enables us to respond quickly to conditions in which the traffic load exceeds expected levels.

         We purchase most equipment for our network through competitive tendering. The two key principles guiding procurement decisions are benchmarking, to the extent available, and quality of products that provide value to the customer. Another principle influencing procurement decisions is avoidance of conflicts of interests. We provide experts who review contracts and prices, and then benchmark them against contracts and prices obtained in wireless networks throughout the world. As a rule, when an equity partner of our parent company, ClearWave, is to provide equipment or services, or if any potential conflict of interest arises for any other reason, the shareholders of ClearWave, above a size threshold, and the board of directors, as applicable, of MobiFon must approve the final purchase for items exceeding a specified threshold.

         MobiFon began the development of its GSM-based wireless network, using 900 MHz frequencies, in December 1996. By March 1, 1997, MobiFon's network was operational and covered Bucharest, the capital of Romania, including access roads and airports, as well as eight other major cities. As of December 31, 2002, MobiFon's state-of-the-art network covered approximately 97% of the population of Romania and major highways in Romania. Use of asynchronous transfer mode technology and voice compression techniques led to significant increase in network efficiency, preserving a high quality level. The following table describes our network infrastructure for the dates indicated:

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

                                                        DECEMBER 31,                     JUNE 30,
                                        --------------------------------------------     --------
                                        1998      1999      2000     2001      2002       2003
                                       ------    ------    ------   ------    ------     ------
Radio base stations sites............    530       726       841      986     1,091      1,152
Repeaters............................     45        76       150      283       386        419
Base station controllers.............     10        12        14       20        24         26
Mobile switching centers.............      5         7         9       11        11         11
Transit switching centers............      0         0         2        2         2          2
Fixed line interconnection points....     11        11        11       12        12         10

         Starting January 1, 2003 MobiFon provides direct international traffic interconnection with four carriers.

NETWORK CAPACITY

         We plan and construct our wireless telecommunications network to meet an annual forecasted level of subscriber density and traffic demand. Once this level is exceeded, we are normally able to increase network capacity to maintain service standards by adding network infrastructure and using techniques such as sectorization and cell splitting. Other wireless telecommunications network operators and infrastructure manufacturers have also developed techniques we can use to ensure service quality at minimal cost, such as microcells. Until technological limitations on network capacity are reached, we can usually add additional capacity in increments that closely match demand and at less than the proportionate cost of initial capacity.

         We carry the majority of our communications traffic on our owned backbone (microwave and fiber optic cable) assets, rather than relying on RomTelecom, thereby reducing operating costs. We lease on a national basis two pairs of dark fiber optic strands over high voltage poles and technical space for network capacity expansion and network redundancy. We are in the process of installing the required equipment to make one of these fiber pairs fully operational. A portion of this usable capacity will be leased back to the lessor under the terms of the lease agreement.

OPERATIONS AND MAINTENANCE

         We design, in consultation with our vendors, state-of-the-art operation and maintenance systems and efficient network management structures. Our primary objectives are high customer satisfaction and compliance with license requirements.

         Our network management structures are divided into two main functional areas:

         - Operations. Our operations group operates the entire network, including base stations or cellsites, base station controllers, transmission and microwave systems, switches and value-added services platforms and systems.

         - Network planning, engineering and implementation. Our network planning, engineering and implementation group plans, designs and implements the network, including cell planning, frequency planning, network dimensioning and switching systems upgrades, and develops and introduces new products, services and technologies in the network.

         Our network uses standard monitoring and supervision features provided by the mobile switching centers, base stations, base station controllers and transmission equipment. These functions enable us to examine the state of the network in real-time and to produce both fault reports and performance reports. We continuously monitor the traffic on the network and respond to conditions that may affect service or traffic levels.

         To ensure peak network reliability and service quality, our maintenance plans feature preventive and corrective maintenance programs, as well as procedures backed by system tools proven in other GSM systems throughout Europe. Our operations group continuously monitors and analyzes traffic trouble reports and potential network problems and analyzes network event data to determine where non-routine maintenance may be needed. Our operations group also sets appropriate alarm threshold levels for detection of equipment problems such as low batteries, equipment or circuit outages and security violations. They also continually refine maintenance procedures and documentation to improve mean-time-to-restoration for problems that directly affect subscribers and establish routine maintenance and testing of all switching, radio equipment and interconnect facilities.

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

         We have safeguarded our networks against disaster by using, at various locations, redundant and physically diverse transmission systems, redundant and physically diverse system components, battery back-ups, generators, fire suppression systems, and of course regional support staff. Regional centers maintain replacement parts for critical components in the event of switching center or other system failures. As a result of these precautions, we were able to keep our network up and operating an average of 99.9% throughout 2001 and 2002. We, through our local expertise, and our suppliers, through their servicing and maintenance departments, work together to adequately support and maintain our network.

COMPETITION

         During the past 10 years, the international wireless telecommunications industry has experienced rapid growth. The continued emergence of new service and bearer technologies and deregulation of the industry in a significant number of countries have created a number of business opportunities and, consequently, led to increased competition and proliferation of services. Pan-American, Pan-European and even global network operators have emerged to leverage economies of scale. Our success will depend on our ability to compete with other wireless telecommunications network operators, particularly with respect to brand recognition, services, pricing, network quality and coverage, management, reliability, marketing and distribution.

         Our competitors or their principal corporate shareholders have been operating for a number of years in our market or in other markets for wireless services, are currently serving a substantial subscriber base, have greater international name recognition and have significantly greater financial, technical, marketing, sales and distribution resources than those available to us. However, we believe that our brand recognition and pricing strategies will provide us with an edge over these competitors. Although we currently face competition from other forms of telecommunications technologies, we believe that our GSM-based wireless networks should continue to enjoy cost and accessibility advantages over these other technologies.

         Besides MobiFon, Romania currently has three other licensed wireless operators holding a total of four separate licenses: (1) Orange S.A., the other digital GSM 900 operator, (2) RomTelecom's subsidiary, Cosmorom, a digital GSM 1800 operator, and (3) Telemobil, a digital CDMA/2000 and an operator using the analog Nordic mobile telephone protocol, or NMTP.

         Orange, majority owned by France Telecom and operated initially under the name Dialog, won its 900 MHz license at the same time as MobiFon in November 1996 and launched its services in June 1997. Dialog re-branded its services under the Orange brand on April 5, 2002.

         RomTelecom, the national fixed line phone company, in which the part-privatized Greek telecommunications company OTE has a 54.0% equity interest, acquired its 1800 MHz license through a wholly owned subsidiary, Cosmorom, in connection with its privatization in November 1998. It launched its operations under the brand name Cosmorom in 2000.

         Telemobil won its analog NMTP license in March 1992 and launched operations in May 1993 but never succeeded in reaching significant market penetration. In December 2001, Telemobil launched a new service based on an advanced form of code division multiple access technology known as CDMA/2000. Inquam Romania, in which Qualcomm Inc. and Omnia Holdings are investors, is now the main shareholder of Telemobil. Telemobil is the first European mobile operator to use code division multiple access technology and the first to use the 450 MHz band worldwide. Telemobil has titled its new service Zapp and is trying to position its technology as the first third-generation service in Romania. Given the limited utilization of the 450 MHz band across Europe, Telemobil subscribers have very limited roaming capabilities.

         Based on publicly released information for Orange, we estimate that our market share as of June 30, 2003 was approximately 49.3%, Orange's market share was approximately 46.5% and Cosmorom and Telemobil shared the remaining 4.2% of the market.

         In the future, as we expand and enhance our GSM network and services, we may face competition from other wireless communication technologies, such as specialized mobile radio systems, enhanced specialized mobile radio

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

systems, data-only packet-switched networks and satellite-based voice and data transmissions technologies, as well as other technologies that have not yet been developed or are in development.

         We may also compete directly with additional conventional fixed line telecommunications service providers and with cable operators who expand into offering two-way communications services over their networks. The introduction of two-way messaging services may allow the paging industry to compete with us for some of the enhanced services we intend to introduce. Global satellite networks capable of providing domestic and international wireless communications services from geostationary and low earth orbit satellites could potentially become competitors to us. At the very least, we may also be challenged by existing wireless systems that have been upgraded from analog to digital, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences.

REGULATION

         The Romanian government has adopted a policy of harmonizing Romanian telecommunications regulations with EU norms. In this respect, Romanian telecommunications legislation was significantly modified during 2002 to reflect the EU directives, and a new regulatory authority, the Romanian Telecommunication National Regulatory Agency for Communications, known by its Romanian acronym, ANRC, was established, having as its main purpose the implementation of national policy in the telecommunications sector. ANRC now exercises a portion of the authority formally held by the Ministry of Communications and Information Technology, or MCIT. Under the new telecommunications regulations, a communications operator needs to obtain three authorizations and licenses: a general authorization for network services issued by the ANRC, a numbering license issued by ANRC and a frequency spectrum license issued by MCIT.

GENERAL AUTHORIZATION FOR NETWORK SERVICES (ISSUED BY ANRC)

         The general authorization sets forth the requirements a potential operator must meet in order to provide telecommunications services. Following a notification filed by a potential operator, ANRC confirms whether such operator qualifies as a provider of telecommunications services and issues a certification in this respect. The ANRC's Decision No. 131, dated December 9, 2002, establishes the procedure for granting the general authorization as well as the terms and conditions that may be imposed on the beneficiary of such authorization.

         As required by the Telecom Law and ANRC's Decision No. 131, MobiFon notified ANRC and was issued the certification registered under no. 782/December 24, 2002 (the "Certification"), confirming that MobiFon complies with the requirements of the general authorization and may engage in provision of telecommunications services.

         If we fail to comply with the authorization to provide electronic communication networks, the regulatory authority may apply administrative fines up to 2% of turnover. Breaches that are subject to administrative fines include the following: (1) breach of the obligations regarding the general authorization, (2) using a radio frequency without having a license, (3) using numbering resources without having a license and (4) not complying with the frequency and numbering licenses' terms and obligations.

NUMBERING LICENSE (ISSUED BY ANRC)

         ANRC is responsible for granting to all fixed line and wireless operators a numbering license for allocation of numbers based on the national numbering plan. On December 16, 2002, ANRC issued its Decision No. 141 which became effective on January 17, 2003, setting out the procedure for granting the numbering license.

         On February 14, 2003 ANRC issued to MobiFon numbering license no. 1.1, valid until February 14, 2013. This license confirmed MobiFon's right to use the numbers previously allocated under MobiFon's former GSM license.

         ANRC may include in the numbering license the obligation of the operators to pay a certain tax for the use of the allocated numbering resources. MobiFon's numbering license does not include such an obligation, and MobiFon does not pay taxes associated with its allocated numbers to ANRC. However, a monitoring fee payable to the ANRC and amounting to 0.2% of revenue was recently enacted.

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

FREQUENCY LICENSES (ISSUED BY MCIT)

         The MCIT has retained authority over the transmission frequencies used by all wireless operators in Romania, as well as the frequencies used by radio, television and other communications media.

         On June 30, 2003, the Ministry issued the GSM frequency license to MobiFon. This license expires on December 31, 2011 and may be renewed by MCIT upon a request by MobiFon made at least 6 month prior to the aforementioned expiry date. The license gives us the exclusive right to use 62 channels in the GSM 900 MHz range and 12 channels in the 1800 MHz range in Bucharest. The Ministry has not yet put in place the regulatory regime for the allocation of licenses covering frequencies other than GSM frequencies. MobiFon, as well as other wireless operators in Romania, make use of frequencies other than GSM frequencies to carry traffic within their network. We expect the Ministry to adopt the regulatory framework for the allocation of such frequency licenses before the end of this year.

         At the request of MobiFon, the Ministry might supplement or reduce the allocated number of channels and radio-electric frequencies allocated in GSM 900 and GSM 1800.

         The GSM frequency licenses contain provisions regarding coverage and quality obligations.

         The coverage requirements are:

         - at a minimum, one base station installed and maintained in use in each county capital

         -    coverage area of a minimum of 50% of the territory, and

         -    service availability minimum of 50% population coverage.

         In terms of quality obligations MobiFon has to provide the service 24 hour per day, 7 days per week and the call blocks and call drops over the radio path shall not exceed 2% at peak hours.

         The Ministry may suspend or withdraw the GSM frequency license in any of the following cases:

         - repeated serious breach by MobiFon in any of the requirements or obligations established by the License

         - failure of MobiFon to pay within 90 days from the due date the spectrum fee plus the applicable penalties for default

         - change in the destination of the spectrum assigned under the license, without prior approval by MCIT, and

         - breach in electronic communications regulations or in the license, where such breach causes serious damage to the public interest.

RATE TRANSPARENCY AND NON-DISCRIMINATION

         ANRC has issued Decision No. 143, dated December 18, 2002 whereby MobiFon is qualified as a significant operator in the call termination market, and Decision 123 dated March 24, 2003 imposing various obligations upon MobiFon in order to maintain transparency and non-discrimination in the interconnection market, including making publicly available the tariffs for all interconnection related services, offering equal interconnection conditions and related necessary information to all customers, maintaining separate accounts for interconnection related operations, and applying cost oriented tariffs for interconnection services. Decision 123 established the maximum interconnection termination rates at $0.11 per minute for 2003 and $0.10 per minute from January 1, 2004 until implementation of a long-term incremental cost calculation model later in 2004.

ROAMING AND INTERCONNECT

         MobiFon is a signatory of the GSM Memorandum of Understanding which is now known as the GSM Association. This association establishes common technology standards, thus facilitating worldwide roaming. As of June 30, 2003, MobiFon had negotiated roaming agreements with 235 operators in 101 countries and is continuing to negotiate additional roaming agreements. The roaming agreements allow MobiFon's postpaid subscribers to use their own handsets in locations wherever GSM cellular service is provided, or to roam in such locations with a

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

handset that is compatible with the local network. Presently the main objective is to increase the number of new roaming destinations for MobiFon's customers, with a special emphasis on remote holiday destinations and Latin American countries. To maximize inbound roaming revenue, MobiFon has designed its network to emit the strongest signal in key international entry points, such as airports, so that visitors have a higher probability of picking up the MobiFon signal on arrival in Romania. In order to further maximize the roaming revenue MobiFon has started to negotiate and open prepaid roaming relations. The prepaid roaming agreements allow MobiFon's Kamarad prepaid subscribers to use their own handsets and prepaid cards wherever the prepaid roaming service is available. As of June 30, 2003, MobiFon was offering for its prepaid customers the possibility to roam in 24 networks covering 14 countries. MobiFon is the first mobile operator in Romania to offer GPRS roaming services for its subscribers. As of June 30, 2003 Mobifon was offering for its postpaid subscribers the possibility of GPRS roaming in 5 networks covering 5 countries.

         Due to the Romanian telecommunications market liberalization in 2003, which ended RomTelecom's monopoly for international traffic to and from Romania, MobiFon is no longer required to use RomTelecom as the sole source for carrying international traffic. As a result, MobiFon has entered into bilateral international interconnection agreements with international carriers including carriers based in Germany, Italy, Belgium and Austria. These agreements allow us to send and receive traffic to and from these carriers' customers, and generally provide better quality, service and contract terms than our prior agreement with RomTelecom.

         In August 1997, MobiFon signed an initial one-year interconnection agreement with RomTelecom, extendable for additional 12 month periods. On March 12, 1998, the parties signed a first addendum to the interconnection agreement detailing the settlement procedure and the exchange of traffic information between parties. They signed a second addendum on May 2, 1999, providing the procedures for applying the fixed national mobile tariff and for the settlement method in case of possible differences due to exchange rate fluctuations. On July 30, 1999, RomTelecom and MobiFon signed an addendum to the interconnection agreement providing that, with the exception of those services specified by the two networks, users of either RomTelecom's or MobiFon's services can access the services supplied on either network. The addendum further contemplates that the two companies would address the terms and conditions applying to services other than basic interconnection services through separate agreements. In November 2002, MobiFon and RomTelecom concluded an additional amendment to the interconnection agreement whereby they terminated the provisions with respect to routing all international traffic through RomTelecom, effective after December 31, 2002. MobiFon also leases space in certain RomTelecom facilities where it locates technical equipment needed for interconnection. Such leasing is not subject to interconnection conditions but is rather the subject of separate agreements between the parties currently under negotiation.

         A December 2002 decision of the ANRC designated RomTelecom as a significant market power with respect to the access to public networks of fixed telephony. The decision imposed on RomTelecom an obligation to publish a Reference Interconnection Offer, or RIO, with an interconnect termination rate set by the ANRC. In February 2003 RomTelecom published the RIO.

         Another decision of ANRC, issued in March 2003, designated MobiFon as a significant market power with respect to call termination into its own network. The decision set the maximum level of the interconnect termination rate that MobiFon can charge. Other obligations resulting from the significant market power designation include offering interconnection services for call termination into MobiFon network to any authorized operator, to publish the interconnection rates and to offer non-discriminatory conditions to all operators requesting interconnection for call termination into MobiFon's network.

         Due to the changes in the regulatory environment resulting in the obligations imposed by ANRC to both operators in March 2003, MobiFon and RomTelecom have commenced the negotiation of a new interconnection agreement based on RomTelecom's RIO and MobiFon's Interconnect Offer.

         On May 5, 1997, MobiFon concluded an initial "bill and keep" interconnection agreement with Orange which applied until May 12, 1999, when MobiFon entered into another interconnection agreement with an initial term of 12 months, extendable for additional 12 month periods. This interconnection agreement, like the one entered into with RomTelecom, provides for the interconnection of MobiFon's network with that of Orange. Under this agreement, certain fixed charges or tariffs are payable by the parties according to the amount of call traffic that each party handles for the other. MobiFon and Orange signed two addenda to the interconnection agreement, one on May

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

28, 1999, and another on October 9, 2000, providing procedures for settlement and monthly traffic information exchanges and also providing the availability of the short messaging system service between the two networks.

         In March 2003, Orange was also designated as a significant market power with respect to call termination in its own network. The same obligations as those imposed on MobiFon were imposed on Orange as a result of the decision.

         Due to changes in the regulatory environment resulting from the obligations imposed by ANRC on both operators in February 2003, Orange and MobiFon have entered into negotiations for a new interconnection agreement. The parties have agreed, as an addendum to the existing agreement, that on an interim basis, an interconnect termination rate of $0.11 will be used.

         MobiFon also entered into an interconnection agreement with Cosmorom on March 20, 2000, for an initial term of 24 months, now extended for an additional 24 month period. This interconnection agreement, like the ones previously signed with other parties, provides for the interconnection of MobiFon's network with that of Cosmorom. Under this agreement, certain fixed charges or tariffs are payable by the parties according to the amount of call traffic that each party handles for the other. On April 12, 2001, MobiFon entered into an addendum to the interconnection agreement providing for the availability of the short messaging system service between the two networks.

         MobiFon concluded an interconnection agreement with Telemobil, the NMT operator, on March 20, 2001, with an initial term of 24 months, extendable for additional 24 month periods. In 2001, Telemobil re-branded it service to the brand "Zapp" and obtained a license for operating CDMA technology. On August 9, 2002, MobiFon and Telemobil (Zapp) entered into an addendum to the interconnection agreement providing for the availability of the short message system service between the two networks. On May 26, 2003, MobiFon and Telemobil concluded a further addendum setting the interconnection rate at $0.11 per minute, effective June 1, 2003.

EMPLOYEES

         As of June 30, 2003, MobiFon had a total of 1694 employees, of whom 691 were employed in customer service, 347 were in our engineering department, 161 were employed in information systems, 290 were in our sales and marketing department and 205 were employed in general administration. None of MobiFon's employees is subject to collective bargaining agreements. MobiFon believes that it enjoys good relations with its employees.

ENVIRONMENTAL

         We are subject to certain local, regional, national and foreign laws and regulations governing environmental protection. Such laws and regulations impose strict requirements for the use, management and disposal of hazardous substances. We believe that we are in substantial compliance with existing environmental laws and regulations and do not expect the costs of complying with environmental laws to have a material impact on our capital expenditures, earnings or competitive position in the foreseeable future. As requirements in the countries in which we operate become more stringent, however, we may become subject to increasingly rigorous requirements governing fuel storage for our towers, investigation and cleanup of contaminated properties on which our towers are located, and emissions of, and human exposure to, radio frequency emissions.

PROPERTY

         MobiFon leases approximately 9,500 square meters of office space for its head office in Bucharest. MobiFon also leases 12,700 square meters for our call center, three mobile switching centers and information technology operations, 9,200 square meters for our mobile switching centers, engineering offices and warehouse, 2,500 square meters for our network spares warehouse in Bucharest, 1,400 square meters for our call center in Brasov, an aggregate of 3,100 square meters throughout Romania for our remaining mobile switching centers, an aggregate of 2,000 square meters throughout Romania for our corporate stores, an aggregate of 3,400 square meters for our six regional sales offices and for our regional engineering offices and various locations for the operation of cell sites. In addition, MobiFon has leases for transmission sites in locations throughout its coverage area. MobiFon currently maintains liability, property damage, business interruption, contractors, all risks and public liability insurance

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

against loss, damage and liability. The main policies are currently being provided by the local offices of American International Group.

LEGAL PROCEEDINGS

         In 2001, following a complaint filed by our competitor Telemobil, the Romanian Competition Council initiated an investigation against MobiFon, Orange and Cosmorom for alleged attempts to impose a discriminatory interconnection rate on Telemobil. In April 2003, the Competition Council cleared MobiFon, Orange and Cosmorom of such allegations, concluding that there was no such breach of competition rules. Telemobil subsequently exercised its right to appeal the Competition Council decision, and the case is now pending before the Bucharest Court of Appeal. The decision of this court may be appealed to the Supreme Court of Justice. In management's opinion, even if Telemobil succeeds in its appeal and a violation is determined to have occurred, such violation would be classified as a minor infringement under European Commission sanctioning guidelines, which the Competition Council generally observes in practice, and the amount of any sanctions imposed would not be material to our financial condition, results of operations or cash flow.

         We may also be involved in other litigation from time to time in the ordinary course of our businesses. In management's opinion, the litigation in which we or MobiFon are currently involved is not material to our financial condition, results of operations or cash flow.

               GOVERNANCE STRUCTURE AND SHAREHOLDERS ARRANGEMENTS

SHAREHOLDERS CHART

         The following chart provides, in simplified terms that ignore wholly-owned intermediate holding companies, the equity interests of shareholders in MobiFon and the voting and equity interests, respectively, of our parent companies in us and in their other operating subsidiaries.

                              [SHAREHOLDERS CHART]

MOBIFON SHAREHOLDERS

         Our strategic partners in MobiFon are (1) Vodafone Europe B.V., (2) Deraso Holding B.V., a group of financial investors led by JP Morgan Partners, LLC, and (3) certain other minority investors including, since March 2003, an affiliate of EMP.

         On October 30, 2002, the shareholders of MobiFon approved distributions of up to $38.8 million by means of a share repurchase. As a result of all shareholders' participation in the share repurchase, our ownership in MobiFon was unaffected by the share repurchase program.

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

         On March 19, 2003, we closed an agreement with an affiliate of EMP for the sale of 11.1 million shares of MobiFon, owned by us, representing 5.8% of the then issued and outstanding share capital of MobiFon, for a total cash consideration of $42.5 million. As a result, our ownership in MobiFon was reduced from the pre share repurchase level of 63.5% down to 57.7%.

MOBIFON GOVERNANCE STRUCTURE

         MobiFon's statutes, part of its constitutive documents, set the size of the board at nine, with our appointees and Vodafone's appointees together constituting a majority. Under MobiFon's constitutive documents, the powers of the board are confined to responsibility for certain actions regarding MobiFon's license and the ability to appoint and remove any of MobiFon's officers, or change any of their duties and responsibilities, subject to the appointment rights discussed below. Other principal corporate responsibilities are vested directly in MobiFon's shareholders or in the chief executive officer and other officers of MobiFon. MobiFon's constitutive documents require a corporate policy of maximization of dividend payments on a year-to-year basis.

         MobiFon's statutes grant authority to make decisions regarding certain matters exclusively to the general assembly of shareholders. The general assembly of shareholders is responsible for appointing the board of directors, determining MobiFon's budget and its plan of operation for each fiscal year, making any changes in MobiFon's corporate form or its headquarters, approving any amendments to the statutes or contract of association, and various other major business decisions. Changing MobiFon's corporate form or its headquarters, amending the statutes, changing the dividend policy that specifies that shareholders shall maximize dividend distributions and certain other decisions not in the ordinary course of business require an affirmative vote of the holders of 75% of the outstanding shares.

         We have an agreement with Vodafone, which currently owns 20.1% of the outstanding shares of MobiFon, that provides that major business, financial and technical decisions concerning MobiFon require consensus between Vodafone and us, with both parties to use their best efforts to achieve such consensus. As a result of this agreement, the 75% supermajority provision of the statutes of MobiFon and MobiFon's contract of association, we may need to take into account the views of or compromise with our minority shareholders in reaching decisions on fundamental business and strategic matters with respect to MobiFon. We also have the right to appoint the chief executive officer of MobiFon, who is responsible for the overall management of the affairs of MobiFon, and Vodafone has the right to appoint the chief technology officer. We believe that we have the ability to control the day-to-day affairs of MobiFon in the normal course of business.

MOBIFON CONTRACT OF ASSOCIATION

         All of MobiFon's shareholders have entered into a contract of association, part of MobiFon's constitutive documents. MobiFon's contract of association provides for certain basic agreements among all shareholders, including co-sale rights on MobiFon shares, preemptive rights and an agreement not to compete with MobiFon in Romania or solicit its employees.

         In particular, the contract of association prohibits transfers of shares of MobiFon other than in accordance with its terms. Transfers to wholly owned affiliates are permitted. In most other circumstances, if a MobiFon shareholder accepts a bona fide written offer from a third party to sell its shares, that shareholder must provide the non-transferring shareholders with the right to purchase all of the MobiFon shares being transferred to the third party on those terms contained in the bona fide offer. Jointly with Vodafone, we have rights of first refusal in preference to the other non-transferring shareholders on sales of MobiFon's shares held by Deraso and one smaller minority shareholder.

         Under the contract of association, the term "transfer" is also defined to include the sale of an equity interest in an entity that directly or indirectly owns shares in MobiFon where over 25% of the fair market value of the assets held by such entity directly or indirectly consists of MobiFon shares. Any such indirect transfer will trigger a right of first refusal on a proportionate percentage of shares in MobiFon. The shares in MobiFon which are held by us constitute more than 25% of the fair market value of our total assets. As a result, under MobiFon's contract of association, sales of our equity shares would trigger the right of the non-transferring shareholders of MobiFon to purchase a

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

proportionate percentage of our shares in MobiFon, at comparable value. These rights may also apply upon a sale of equity shares of our parent company, ClearWave, if the shares of MobiFon that our parent holds indirectly through us represent more than 25% of the fair market value of ClearWave's assets. ClearWave has obtained a conditional waiver of the right of first refusal by Vodafone over certain transactions affecting its equity shares, such as future primary issues of its shares made for bona fide, ordinary course financing purposes or to satisfy certain existing contractual rights, and subsequent resales of these shares.

         In consideration for the waiver, ClearWave's parent, TIW, agreed with Vodafone that TIW or its affiliates will control the voting of the shares in MobiFon held by us or our affiliates. TIW further agreed to directly or indirectly maintain voting control of ClearWave except as provided below. TIW also agreed that for so long as Vodafone continues to hold at least 10% of the outstanding equity of MobiFon:

         - Until December 11, 2003, TIW will not sell to any third party shares of ClearWave that would result in TIW losing voting control over ClearWave unless Vodafone is afforded the right to submit an offer to acquire all of TIW's interest in ClearWave. If Vodafone submits such binding offer, TIW cannot sell a controlling interest in ClearWave to another party for six months after the Vodafone offer is received, except on terms more advantageous to TIW than Vodafone's offer. After expiry of the six months, Vodafone's right of first refusal will be reinstated for any new proposed transfer by TIW.

         - In the event of a change of voting control of ClearWave, TIW will ensure that Vodafone's right of first refusal over MobiFon shares will be exercisable for a number of MobiFon shares equal to the greater of:

                  - the number of MobiFon shares determined by the contract of association to be covered; and

                  - the lesser of (a) the number of such shares required to increase Vodafone's equity interest in MobiFon to 50.1%, and (b) 30% of MobiFon's issued equity.

         Vodafone's right of first refusal continues to apply in respect of any direct transfer of MobiFon shares that we hold or of any indirect transfer of MobiFon shares through the sale of our equity shares.

OTHER ARRANGEMENTS

         ClearWave and other members of the TIW group entered into exit agreements with certain of our MobiFon co-shareholders which currently own an aggregate of approximately 21% of MobiFon. The agreements allow these parties to participate in certain transactions that create liquidity for ClearWave's shares. Two types of events trigger tag-along rights for these co-shareholders under the exit agreements, being a private sale by TIW of the shares of ClearWave pursuant to a bona fide arms' length transaction for cash or marketable securities, or an initial public offering or merger that meets certain liquidity criteria for ClearWave shares. In the case of one co-shareholder, these tag-along rights are also triggered by sale transactions on our shares. These exit agreements give such co-shareholders in MobiFon the right to participate in the particular transaction on terms as close as reasonably practicable to those applicable to TIW, ClearWave or us, as the case may be, by selling all or some of their shares in MobiFon. Our affiliates and we also have the right, under certain conditions, to require such participation.

         In the event there has not been an initial public offering of the shares of MobiFon by October 1, 2004, certain of our co-shareholders holding in aggregate approximately 21% of the outstanding shares of MobiFon may require ClearWave or TIW, at TIW's option, to make an offer to acquire their shares of MobiFon at a price representing the fair market value of such shares as determined by an independent valuation and shall be payable, at TIW's option, in cash or in marketable securities of TIW. This right terminates upon an initial public offering of ClearWave's shares that meets certain criteria or, in certain circumstances, an initial public offering of MobiFon's shares or of TIW Czech N.V.'s shares.

         ClearWave's rights and obligations under these exit agreements have not been and are not expected to be assigned to us. However, if ClearWave or our partners in MobiFon exercise their rights under these agreements and as a result, ClearWave acquires additional shares in MobiFon, ClearWave has an obligation under an agreement in connection with the offering of the notes to transfer such shares to us.

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

EBRD SHARE RETENTION ARRANGEMENT

         Currently, all the shares in MobiFon's share capital are subject to a first ranking security interest established in favor of the senior lenders of MobiFon. In addition, we and Vodafone, together with ClearWave and TIW, have entered into a Share Retention and Subordination Deed providing certain restrictions with respect to transfers of our shares in MobiFon. Effectively, the senior lenders require that, as a general rule, we and Vodafone, or our affiliates, at all times during the term of the senior credit facility retain together at least 50.1% of the voting and equity shares of MobiFon. The principal exception to this is the transfer to a recognized telecommunications operator, defined as any telecommunications operator with internationally recognized experience in the operation and management of GSM telecommunications networks and whose issued long-term senior unsecured debt securities have an investment grade credit rating. Such transfers are permitted, provided the transferee itself becomes a party to the Share Retention and Subordination Deed and undertakes to provide technical and management support to MobiFon and agrees to consult with the senior lenders in respect of the arrangements as to the management of MobiFon so that MobiFon is managed by a team with recognized experience in the mobile telecommunications business and in the emerging market environment.

                                   MANAGEMENT

MANAGEMENT OF MOBIFON HOLDINGS B.V.

BOARD OF MANAGEMENT

         The board of management, which has the general legal authority to represent us, is entrusted with our management. The board of management must be composed of one or more members, who can be individuals or corporate entities. If a corporate entity is a member of the board of management, the director's liability of such corporate entity shall also jointly and severally apply to each member of the board of management of such corporate entity. Certain resolutions of the board of management determined from time to time may be subject to the approval of the general shareholders meeting. Lack of such authorization does not, however, affect the authority of the board of management to legally bind us. The members of the board of management are appointed by the general shareholders meeting.

         The general shareholders meeting may suspend and dismiss the members of the board of management. Even after having been extended, a suspension shall not last for more than three months. If after that time no decision has been reached on the lifting of the suspension or the removal from office, the suspension shall cease to exist. The remuneration and other conditions of employment of each member of the board of management is determined by the general shareholders meeting.

         Our sole shareholder, ClearWave, is the only member of our board of management. Since ClearWave is our sole managing director, its board of management assumes responsibility for our management.

MANAGEMENT OF CLEARWAVE

SUPERVISORY BOARD AND BOARD OF MANAGEMENT

         ClearWave's supervisory board supervises its general affairs and business. It also supervises and provides advice to ClearWave's board of management. In fulfilling their duties, all members of the supervisory board must serve the best interests of ClearWave and the enterprise connected therewith.

         The articles of association of ClearWave provide for at least three members to serve on the supervisory board. Three of the five individuals appointed to the supervisory board as of the date hereof are also officers or employees of TIW or its affiliates and two are independent within the meaning of the guidelines of the U.S. Sarbanes-Oxley Act.

         Members of the supervisory board are appointed by the general shareholders meeting of ClearWave from a non-binding nomination, drawn up by the supervisory board. Any remuneration for members of the supervisory board is

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

determined by the general shareholders meeting.

         The articles of association of ClearWave do not impose any quorum requirements for meetings of its supervisory board. Decisions of the supervisory board generally will require the approval of a majority of the votes cast. Members of the supervisory board may be suspended or dismissed by the general shareholders meeting at any time. A suspension may not last longer than three months in total, even after having been extended one or more times. If no decision on a termination of the suspension or dismissal has been made following such time, the suspension will end.

         The board of management, under the supervision of the supervisory board, is entrusted with managing ClearWave. The board of management must be comprised of at least three members. The general legal authority to represent ClearWave is vested in the board of management and in each member of the board of management acting alone. An absolute majority of votes cast by all managing directors in office is necessary to adopt resolutions of the board of management. Certain resolutions of the board of management determined from time to time may be subject to the approval of the supervisory board. Lack of such authorization does not, however, affect the authority of the board of management or any of its individual members to legally bind ClearWave. The members of the board of management are appointed by the general shareholders meeting from a binding nomination, drawn up by the supervisory board, of at least two nominees for each vacancy to be filled. If the supervisory board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general shareholders meeting is free to make the appointment. The general shareholders meeting may at all times override the binding of the supervisory board's nomination by adopting a resolution to this effect with two-thirds of the votes cast representing more than half of the issued capital.

         The general shareholders meeting of ClearWave may suspend and dismiss the members of the board of management. The supervisory board may also suspend the members of the board of management. Even after having been extended, a suspension shall not last for more than three months. If after that time no decision has been reached on the lifting of the suspension or the removal from office, the suspension shall cease to exist. The remuneration and other conditions of employment of each member of the board of management is determined by the supervisory board.

         The following tables list the current members of ClearWave's supervisory board and members of ClearWave's board of management and the executive officers of MobiFon:

SUPERVISORY BOARD

             NAME                      MUNICIPALITY OF RESIDENCE
-----------------------------          -------------------------
Charles Sirois (Chairman)....          Montreal, Quebec, Canada
Margriet Zwarts..............          Montreal, Quebec, Canada
Mario Bertrand...............          Monte Carlo, Monaco
Pier Carlo Falotti...........          Crans, Switzerland
Henri de Maublanc............          Paris, France

BOARD OF MANAGEMENT

            NAME                       MUNICIPALITY OF RESIDENCE
---------------------------            --------------------------
Alexander Tolstoy (1)......            Prague, Czech Republic
Kees van Ravenhorst (1)....            Heemstede, the Netherlands
James J. Jackson (2).......            Prague, Czech Republic
Yves Normand (2)...........            Amsterdam, the Netherlands

----------

(1) Alexander Tolstoy and Kees van Ravenhorst have been members of ClearWave's board of management since June 27, 2000 and September 17, 1999 respectively.

(2) James J. Jackson and Yves Normand have been members of ClearWave's board of management since June 21, 2002.

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

EXECUTIVE OFFICERS

         NAME             MUNICIPALITY OF RESIDENCE                     POSITION
---------------------    --------------------------    -----------------------------------------
Alexander Tolstoy....    Prague, Czech Republic        President and Chief Executive Officer,
                                                       ClearWave; Chairman of the Board and
                                                       Chief Executive Officer, MobiFon and
                                                       Cesky Mobil; President, Cesky Mobil

James J. Jackson.....    Prague, Czech Republic        Senior Vice President and Chief Financial
                                                       Officer of each of ClearWave and
                                                       MobiFon

Edward Lattimore.....    Bucharest, Romania            President and Chief Operating Officer,
                                                       MobiFon

Vishant Vora.........    Bucharest, Romania            Chief Technology Officer, MobiFon

         CHARLES SIROIS is Chairman of the Board of TIW and Chairman of the Board, Chief Executive Officer and controlling shareholder of Telesystem Ltd., one of TIW's principal shareholders. From 1992 to 2000, Mr. Sirois was Chairman and Chief Executive Officer of Teleglobe Inc. From 1988 to 1990, Mr. Sirois was Chairman of the Board and Chief Executive Officer of BCE Mobile Communications Inc., and prior to that, he was Chief Executive Officer of two of the companies that formed BCE Mobile, National Pagette Ltd. and National Mobile Radio Communications Inc. He is currently a director of the Canadian Imperial Bank of Commerce and of Microcell Telecommunications Inc., which successfully emerged from a restructuring under the Canadian Company Creditors' Arrangement Act in early 2003, and is Chairman and Chief Executive Officer of Enablis Entrepreneurial Network, a non-profit organization sponsored by the G8 Dot Force. Mr. Sirois was also a member of the G8 Dot Force of the National Broadband Task Force and was a founding member of the Washington-based Global Information Infrastructure Commission (GIIC). Mr. Sirois received the Order of Canada in 1994 and was made a knight of the Ordre national du Quebec in April 1998.

         MARGRIET ZWARTS is General Counsel and Secretary of TIW. Prior to her appointment in March 1998, she was in private practice, initially with the law firm Martineau Walker and from 1989 with the law firm Ogilvy Renault, where she was a partner from 1991. She holds a Bachelor's degree in Civil Law and a Bachelor's degree in Common Law from McGill University and a Master's degree in English literature from the University of Toronto. She is a member of the Quebec Bar and the Law Society of Upper Canada.

         MARIO BERTRAND is President, Telesystem (Antilles) Corporation N.V. Prior to organizational changes effected in May 1999, Mr. Bertrand was President, Europe of TIW and, prior to May 1997, held the position of Managing Director, Europe with Telesystem International Wireless Service since 1995. Mr. Bertrand was a guest lecturer at the Ecole Nationale d'Administration Publique and the Sorbonne, both in Paris, in 1994, President and Chief Executive Officer of Tele-Metropole Inc. from 1991 to 1993, President and Chief Executive Officer of M. Stores Inc. in 1990 and served as Chief of Staff to the Premier of Quebec from 1986 to 1990.

         HENRI DE MAUBLANC is President, founder and majority shareholder of the Clarisse-Politel group, and President of the Aquarelle.com group, which is controlled by Clarisse and is one of the leading e-commerce web sites in France. From 1985 to 1995, Mr. de Maublanc was the President and Chief Executive Officer of Politel, the leading operator of servers in France for interactive services by minitel and telephone. Prior to that, in 1984 and 1985, he directed the development of the Le Nouvel Observateur group. He started his career with Exxon. Mr. de Maublanc is president of Association pour le Commerce et les Services En Ligne, or the Association for E-commerce and Online Services, which is a trade association for companies involved in the development of new information technologies. He is a member of the Conseil Superieur de la Telematique, and he has participated in the development of new technologies of information and communication networks and other telecommunications networks, notably with the French government. He was, in 1999, a member of the advisory board of Teleglobe Inc.

         PIER CARLO FALOTTI was Executive Vice President and member of the Executive Committee of Oracle EMEA from 1998 to 2000. He joined Oracle EMEA in 1996 as Senior Vice President. Prior to joining Oracle in 1996, Mr. Falotti held the position of President and CEO of AT&T Europe. When the company was split in 1995, he remained

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

with AT&T as Executive Vice President responsible for international activities. Mr. Falotti is currently a member of the Board of Directors of Linkvest (Switzerland), Centric Software (USA), ImpactXoft (USA) and Tatis (Switzerland).

         ALEXANDER TOLSTOY Alexander Tolstoy was appointed as ClearWave's President and Chief Executive Officer effective September 1999, and is currently the Chairman of the Board and Chief Executive Officer of MobiFon and Cesky Mobil as well as President of Cesky Mobil. When ClearWave and its partners were awarded the GSM 900 license in Romania, Mr. Tolstoy was appointed to MobiFon as its first President and Chief Executive Officer. From 1995 until November 1996, he managed the establishment of TIW's GSM companies in India and China. From 1987 to 1994, Mr. Tolstoy was Vice President, Western Region for Bell Mobility Cellular in Canada. From 1970 to 1987, he held various management positions at Bell Canada and Bell Canada International.

         KEES VAN RAVENHORST was elected Managing Director and has been acting as corporate secretary of ClearWave since its incorporation. Mr. van Ravenhorst joined TIW in December 1996 and has been managing the Amsterdam office of Telesystem International Wireless Corporation N.V. since October 1997. Prior to joining TIW, Mr. van Ravenhorst was employed as a legal and financial consultant at BCE Inc. and Bell Canada International between 1993 and 1995 and was a practicing lawyer in Amsterdam since 1981. Mr. van Ravenhorst was first admitted as a member of the Quebec Bar in 1993 and the Netherlands Bar in 1981.

         JAMES J. JACKSON was appointed as ClearWave's Chief Financial Officer in 2000 and MobiFon's Senior Vice President and Chief Financial Officer in 1997. From 1995 to 1997 Mr. Jackson was Vice Chairman, Finance, for Quadrant Amroq Bottling Co. Ltd., a venture capital firm holding the franchise for Pepsi Cola in Romania. Prior to that, he worked for fifteen years at Alcan Aluminium Ltd., including as President of one of its venture capital groups. Mr. Jackson is a member of the Institute of Chartered Accountants of Canada and is a registered Certified Public Accountant in the United States. Mr. Jackson left ClearWave, Cesky Mobil and MobiFon in February 2001 and returned to ClearWave and its subsidiaries in July 2001.

         YVES NORMAND has been a financial officer of TIWC since October 2000 and was appointed a managing director of TIWC in April 2001. Mr. Normand joined TIW in July 1996 as a controller and also held other financial positions at TIW Prior to July 1996, Mr. Normand was a controller at Biochem Immonosystems Inc. in Montreal and was a senior manager at Deloitte & Touche from 1988 to 1993. Mr. Normand holds a bachelors degree in Business Administration from the Ecole des Hautes Etudes Commerciales in Montreal and is a member of the Canadian Institute of Chartered Accountants.

         EDWARD LATTIMORE was appointed President and Chief Operating Officer of MobiFon in February 2000. From 1985 to 1988, and then from 1999 to 2000, he was Branch Manager -- London, Ontario, Director of Marketing -- Toronto, Ontario and Senior Vice President, Western Canada for Bell Mobility Cellular, Toronto, Ontario. Between 1988 and 1999, Mr. Lattimore served at BCTEL Mobility, Burnaby, BC, as Manager, Marketing; Vice President, Strategy and Marketing; Vice President Marketing and Vice President, General Manager, Wireless Services; and Vice President, General Manager Wireless Business Systems. From 1981 to 1985, he was Branch Sales Manager for Xerox.

         VISHANT VORA was appointed Chief Technology Officer of MobiFon in December 1999 as a seconded employee of Vodafone. Before joining MobiFon, Mr. Vora was the Chief Technology Officer of Millicom International Cellular in the Philippines from 1997 to 1999. Mr. Vora was the Director -- System Enhancement and Competitive Analysis for Sprint PCS from 1996 to 1997 and held various positions with AirTouch Cellular from 1990 to 1996. Mr. Vora holds a bachelors degree in Electrical Engineering from Lawrence Technological University in Southfield, Minnesota.

COMMITTEES OF THE SUPERVISORY BOARD OF CLEARWAVE

         The audit committee. The audit committee of ClearWave is responsible for making recommendations to the board of management regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by our independent accountants and reviewing and evaluating our audit and control functions. The supervisory board is currently exercising the functions of the audit committee.

         The compensation committee. The compensation committee of ClearWave is responsible for reviewing and, as it deems appropriate, recommending to the supervisory board with respect to members of the board of management, and to the board of management with respect to other managerial employees, policies, practices and procedures relating to compensation and the establishment and administration of employee benefit plans. The compensation committee is responsible for making recommendations to the board of management in relation to any employee stock option, stock purchase or other rights plans, and advises and consults with our officers as may be requested regarding managerial personnel policies. The supervisory board is currently exercising the functions of the compensation committee.

DIRECTORS' AND OFFICERS' COMPENSATION

         The directors of each of MobiFon and Holdings receive no compensation for serving on their respective boards of directors.

         The aggregate amount of cash compensation paid or accrued by MobiFon in respect of all of its officers (seven persons) in respect of the 2002 fiscal year was $2.4 million; of this amount, $2.1 million was paid under the technical services agreements between us and TIW.

                             PRINCIPAL SHAREHOLDERS

         All of our share capital is owned directly by ClearWave. The following table sets forth certain information regarding ownership of ClearWave's voting securities outstanding as of June 30, 2003, namely its class A subordinate voting shares and class B multiple voting shares, for each person who is known by ClearWave to be the beneficial owner of 5% or more of its outstanding class A subordinate voting shares or of its outstanding class B multiple voting shares, being its only classes of voting securities.

                                                                                                      PERCENTAGE OF
                              NUMBER OF       PERCENTAGE OF                          PERCENTAGE OF    VOTING RIGHTS
                               CLASS A        VOTING RIGHTS          NUMBER OF       VOTING RIGHTS   ATTACHED TO ALL
                             SUBORDINATE     ATTACHED TO ALL          CLASS B       ATTACHED TO ALL   SUBORDINATE
                               VOTING       SUBORDINATE VOTING    MULTIPLE VOTING     MULTIPLE        AND MULTIPLE
  NAME OF SHAREHOLDER          SHARES            SHARES               SHARES        VOTING SHARES     VOTING SHARES
------------------------     -----------    ------------------    ---------------   ---------------  --------------
Telesystem International
  Wireless Corporation
  N.V.................               --               --            38,230,950             100%            80.7%
Telesystem International
  Wireless Inc........       33,729,663             73.5%                   --              --             14.2%
Canadian Depositary for
  Securities
  Limited(1)..........       12,138,485             26.5%                   --              --              5.1%
                             ----------            -----            ----------           -----            -----
Total.................       45,868,148            100.0%           38,230,950           100.0%           100.0%

----------

(1) To ClearWave's knowledge, substantially all of the shares held publicly through the Canadian Depositary for Securities are beneficially held by a small number of institutional holders. ClearWave does not know, however, the exact identity and shareholding of each of these holders.

         Given that Telesystem International Wireless Corporation is a wholly owned subsidiary of TIW, TIW currently controls 94.9% of the votes attached to ClearWave's outstanding shares.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         During the financial year ended December 31, 2002, neither we nor MobiFon entered into any transaction with an insider or associate of ours, with any associate or affiliate of any such insider or proposed nominee, that has or would materially affect us or our subsidiary, except for certain technical services agreements between us, our operating subsidiary and TIW pursuant to which TIW provides services to MobiFon in areas such as engineering, information technology, marketing, human resources, finance and administration. For the financial year ended December 31, 2002, an aggregate amount of $2.3 million was incurred by us and our subsidiary under these agreements.

                        DESCRIPTION OF OTHER INDEBTEDNESS

         The following summary of the principal terms of certain indebtedness of MobiFon does not purport to be complete. See Note 7 of the consolidated financial statements for additional information with respect to our and MobiFon's indebtedness.

MOBIFON SENIOR CREDIT FACILITY

         On August 27, 2002, MobiFon entered into a senior credit facility consisting of loan commitments on substantially identical terms from the European Bank for Reconstruction and Development, or the EBRD (together with a syndicate of commercial banks), Nordic Investment Bank and Export Development Canada for an aggregate amount of $300.0 million for the purpose of refinancing (prepaying) in full the outstanding balance of the senior and subordinated loan facilities provided to MobiFon in 1999 by EBRD, Nordic Investment Bank, Export Development Canada and a syndicate of commercial banks having ABN AMRO Bank N.V. as agent, and applicable interest, fees and costs, as well as financing purchases of equipment associated with the expansion of MobiFon's GSM network in Romania and the acquisition of a UMTS license by MobiFon.

         This new facility is composed of two tranches. Tranche I consists of a term loan of $238 million, fully drawn as at June 30, 2003, the proceeds of which were used to repay the interest and principal balance of syndicated senior credit facilities entered into in 1997 and 1999 and certain other loans. A loss on extinguishment of debt of $10.1 million was recognized on early repayment of that debt. Tranche II consists of a term loan of up to $62 million of which $33 million was drawn as at June 30, 2003. Each tranche is repayable in quarterly instalments starting in January 2004 and maturing in October 2008. The interest rate on the facility is LIBOR plus 3.5% up to December 31, 2003. Thereafter, the interest rate will range from LIBOR plus 2.5% to LIBOR plus 4.0% depending on certain financial ratios, including tests for debt and capital ratios. As permitted by the EBRD loan agreement, the LIBOR portion of the interest rates on $87.3 million of Tranche I and $12.1 million of Tranche II have been fixed at 3.64% and 3.36% respectively.

         MobiFon entered into interest rate swap arrangements in notional principal amounts of $100.0 million and $30.0 million whereby the LIBOR portion of the interest on the related loan principal has been effectively fixed at 3.6% and 3.7%, respectively. The weighted average effective interest rate on the balance outstanding on this facility at June 30, 2003 was 6.8%.

         Amounts due under the senior credit facility and related hedging arrangements are secured by first ranking security interests in, among other things, MobiFon's share capital held by MobiFon's shareholders, MobiFon's movable assets, its bank accounts, accounts receivable and insurance policies. MobiFon's shareholders entered into a Share Retention and Subordination Deed providing, among other things, for certain restrictions with respect to transfers of shares in our share capital or the share capital of MobiFon. Certain shareholders of MobiFon must at all times during the term of the senior credit facility own at least a 50% economic and controlling interest in MobiFon, as well as retain management control of MobiFon, except for limited types of transfers to recognized telecommunications operators that commit to provide specified levels of management and technical support to MobiFon. Similar provisions with respect to us and the companies that control us are in effect as well.

         If the percentage of MobiFon's total shares that have been pledged as security for the senior credit facility falls below specified thresholds due to issuances or sales of MobiFon's shares, then MobiFon must prepay specified amounts due under the senior credit facility with either the proceeds of primary issuances of shares by MobiFon or with funds provided by the selling shareholder(s). At all times under the senior credit facility, more than 50% of MobiFon's shares (and the votes associated therewith) must be pledged as security for the senior credit facility under the related security agreements.

         Purchases by MobiFon of its own shares from its shareholders are regulated by the provisions described below regarding distributions by MobiFon. MobiFon is limited in its ability to make distributions to its shareholders (either in the form of dividends, or any other distribution on its share capital), or to purchase, redeem or otherwise acquire any shares of capital of MobiFon or any option over the same in terms of timing of such payments and subject to maintaining minimum cash and cash equivalents. MobiFon is also limited in the sources of cash that can be used to make distributions to its shareholders, both from cash generated by operations and cash obtained from issuing debt.

         The amount of distributions made with cash from operations depends on MobiFon's ratio of free cash flow (defined as MobiFon's EBITDA adjusted for income tax paid, changes in working capital, capital expenditures and UMTS license costs) to all scheduled amounts paid in respect of senior indebtedness. If this ratio falls below a specified threshold, MobiFon's ability to make distributions will become reduced and a portion or all of these cash flows may be required to be used for mandatory prepayments of the facilities. The only other source of cash that the senior credit facility allows MobiFon to use to make distributions to its shareholders is a portion of specified subordinated debt.

         The senior credit facility requires MobiFon to comply on a quarterly basis with various financial ratio covenants, including a total financial debt to EBITDA ratio, a senior debt to EBITDA ratio, a total financial debt service coverage ratio, a senior debt service coverage ratio and a total financial debt to equity ratio. As of the date of this prospectus, MobiFon is in compliance with these covenants. MobiFon is also required to comply with customary negative covenants, including restrictions on the incurrence of debt and liens, and restrictions on profit-sharing arrangements with other parties, investments, repayment or other early redemption of long-term debt and the sale of all or substantially all of its assets.

MOBIFON WORKING CAPITAL FACILITIES

         MobiFon also has $20.0 million of working capital facilities with ABN AMRO (Romania) S.A., and with Citibank S.A., secured by a first right over the proceeds from any foreclosure of the pledge of MobiFon's bank accounts. These working capital facilities are currently undrawn except for two letters of credit issued in January 2003 and April 2003 for the benefit of the owners of properties leased by MobiFon in Romania in the amount of $0.8 million and $1.0 million, respectively.

CLEARWAVE LOAN

         As at June 30, 2003, our total indebtedness to ClearWave, and its affiliates amounted to $436.0 million consisting of accounts payable of $1.0 million and a subordinated loan payable to parent company at the corporate level of $435.0 million. The subordinated loans payable to parent company bears interest at 14%, which will be capitalized so long as the notes are outstanding. The loan payable to parent will mature in 2030 and is contractually subordinated to the notes. We will file a consolidated tax return with ClearWave and will charge ClearWave for the tax advantage that it receives from the use of our interest expense. That charge will be offset against the loan principal and interest payable. The amount of the loan will be decreased to the extent any taxes are levied against us as a result of filing a consolidated tax return with ClearWave.

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

                               THIS EXCHANGE OFFER

                    PURPOSE AND TERMS OF THIS EXCHANGE OFFER

         On June 27, 2003, we completed the private placement of $225.0 million aggregate principal amount of old notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed to file with the SEC the registration statement of which this prospectus forms a part with respect to the exchange of old notes for exchange notes and to use our best efforts to cause the registration statement to become effective by December 24, 2004 and to complete the exchange offer on or prior to the 30th day following effectiveness of the registration statement of which this prospectus is a part. We filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. This exchange offer satisfies our contractual obligations under the registration rights agreement.

         We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $225,000,000 aggregate principal amount of old notes for $225,000,000 aggregate principal amount of exchange notes which have been registered under the Securities Act. We will accept for exchange old notes that you properly tender prior to the expiration date and do not withdraw in accordance with the procedures described below. You may exchange your old notes in whole or in part in integral multiples of $1,000 principal amount.

         This exchange offer is not conditioned upon the tender for exchange of any minimum aggregate principal amount of old notes. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as detailed under the caption "--Conditions to this exchange offer," to terminate this exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of this exchange offer. There will be no fixed record date for determining the registered holders of the old notes entitled to participate in the exchange offer.

         Only a registered holder of the old notes (or the holder's legal representative or attorney-in-fact) may participate in the exchange offer. Holders of old notes do not have any appraisal or dissenters' rights in connection with this exchange offer. Old notes which are not tendered in, or are tendered but not accepted in connection with, this exchange offer will remain outstanding. We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act and SEC rules and regulations.

         If we do not accept any old notes that you tender for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return any unaccepted old notes to you, without expense, after the expiration date.

         If you tender old notes in connection with this exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in connection with this exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. See "--Fees and expenses."

         Unless the context requires otherwise, the term "holder" with respect to this exchange offer means any person in whose name the old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in The Depository Trust Company ("DTC") whose name appears on a security position listing as a holder of old notes.

         For purposes of this exchange offer, a participant includes beneficial interests in the old notes held by direct or indirect participants and old notes held in definitive form.

         WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR OLD NOTES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

                     EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The term "expiration date" means 5:00 p.m., New York City time, on
            , 2003 unless we extend this exchange offer, in which case the term "expiration date" shall mean the latest date and time to which we extend this exchange offer. We do not currently intend to extend the expiration date, although we reserve the right to do so, and we have agreed to use our reasonable best efforts to complete the exchange offer promptly.

         We expressly reserve the right, at any time or from time to time, so long as applicable law allows:

                  (1)      to delay our acceptance of old notes for exchange;

                  (2) to terminate or amend this exchange offer if, in the opinion of our counsel, completing the exchange offer would violate any applicable law, rule or regulation or any SEC staff interpretation; and

                  (3) to extend the expiration date and retain all old notes tendered into this exchange offer, subject, however, to your right to withdraw your tendered old notes as described under "--Withdrawal rights."

         If this exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of this exchange offer, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend this exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

         We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

                     PROCEDURES FOR TENDERING THE OLD NOTES

         Upon the terms and the conditions of this exchange offer, we will exchange, and we will issue to the exchange agent, exchange notes for old notes that have been validly tendered and not validly withdrawn promptly after the expiration date. The tender by a holder of any old notes and our acceptance of that holder's old notes will constitute a binding agreement between us and that holder subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

VALID TENDER

         We will deliver exchange notes in exchange for old notes that have been validly tendered and accepted for exchange pursuant to this exchange offer. Except as set forth below, you will have validly tendered your old notes pursuant to this exchange offer if the exchange agent receives prior to the expiration date at the address listed under the caption "--Exchange agent:"

                  (1) a properly completed and duly executed letter of transmittal, with any required signature guarantees, including all documents required by the letter of transmittal; or

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

                  (2) if the old notes are tendered in accordance with the book-entry procedures set forth below, the tendering old note holder may transmit an agent's message (described below) instead of a letter of transmittal.

         In addition, on or prior to the expiration date:

                  (1) the exchange agent must receive the old notes along with the letter of transmittal; or

                  (2) the exchange agent must receive a timely book-entry confirmation of a book-entry transfer of the tendered old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below, along with a letter of transmittal or an agent's message in lieu of the letter of transmittal; or

                  (3) the holder must comply with the guaranteed delivery procedures described below.

         Accordingly, we may not make delivery of exchange notes to all tendering holders at the same time since the time of delivery will depend upon when the exchange agent receives the old notes, book-entry confirmations with respect to old notes and the other required documents.

         The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of existing notes into the exchange agent's account at DTC. The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

         If you tender less than all of your old notes, you should fill in the amount of old notes you are tendering in the appropriate box on the letter of transmittal or, in the case of a book-entry transfer, so indicate in an agent's message if you have not delivered a letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

         If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and, unless waived by us, you must submit evidence satisfactory to us, in our sole discretion, of that person's authority to so act.

         If you are a beneficial owner of old notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian, we urge you to contact this entity promptly if you wish to participate in this exchange offer.

         THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND AT YOUR SOLE RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY AND YOU SHOULD OBTAIN PROPER INSURANCE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR OLD NOTES TO MOBIFON HOLDINGS B.V. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE TO EFFECT THESE TRANSACTIONS FOR YOU.

BOOK-ENTRY TRANSFER

         Holders who are participants in DTC tendering by book-entry transfer must execute the exchange through the Automated Tender Offer Program of DTC on or prior to the expiration date. DTC will verify this acceptance and execute a book-entry transfer of the tendered notes into the exchange agent's account at DTC. DTC will then send to the exchange agent a book-entry confirmation including an agent's message confirming that DTC has received an express acknowledgment from the holder that the holder has received and agrees to be bound by the letter of transmittal and that the exchange agent and we may enforce the letter of transmittal against such holder. The book-

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

entry confirmation must be received by the exchange agent in order for the exchange to be effective.

         The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus unless the exchange agent already has established an account with DTC suitable for this exchange offer.

         Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the existing notes by causing DTC to transfer these existing notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers.

         If the tender is not made through the automated tender offer program, you must deliver the old notes and the applicable letter of transmittal, or a facsimile of the letter of transmittal, properly completed and duly executed, with any required signature guarantees, or an agent's message in lieu of a letter of transmittal, and any other required documents to the exchange agent at its address listed under the caption "--Exchange agent" prior to the expiration date, or you must comply with the guaranteed delivery procedures set forth below in order for the tender to be effective.

         Delivery of documents to DTC does not constitute delivery to the exchange agent and book-entry transfer to DTC in accordance with its procedures does not constitute delivery of the book-entry confirmation to the exchange agent.

HOLDERS OF PHYSICAL NOTES ARE NOT ELIGIBLE TO USE BOOK-ENTRY TRANSFER; THEY MUST DELIVER THE ACTUAL PHYSICAL NOTES.

SIGNATURE GUARANTEES

         Signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are only required if:

                  (1) an old note is registered in a name other than that of the person surrendering the note; or

                  (2) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. See "Instructions" in the letter of transmittal.

         In the case of (1) or (2) above, you must duly endorse these old notes or they must be accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution" that is a member of a medallion guarantee program, unless these notes are surrendered on behalf of that eligible guarantor institution. An "eligible guarantor institution" includes the following:

                  -        a bank;

                  - a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

                  -        a credit union;

                  - a national securities exchange, registered securities association or clearing agency; or

                  -        a savings association.

GUARANTEED DELIVERY

         If you desire to tender old notes into this exchange offer and:

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

                  (1)      the old notes are not immediately available;

                  (2) time will not permit delivery of the old notes and all required documents to the exchange agent on or prior to the expiration date; or

                  (3) the procedures for book-entry transfer cannot be completed on a timely basis;

you may nevertheless tender the existing notes, provided that you comply with all of the following guaranteed delivery procedures:

                  (1) tender is made by or through an eligible guarantor institution;

                  (2) prior to the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal. This eligible guarantor institution may deliver the Notice of Guaranteed Delivery by hand or by facsimile or deliver it by mail to the exchange agent and must include a guarantee by this eligible guarantor institution in the form in the Notice of Guaranteed Delivery; and

                  (3) within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the exchange agent must receive:

                           (a) the notes, or book-entry confirmation, representing all tendered old notes, in proper form for transfer;

                           (b) a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of the letter of transmittal, with any required signature guarantees; and

                           (c) any other documents required by the letter of transmittal.

DETERMINATION OF VALIDITY

                  - We have the right, in our sole discretion, to determine all questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered existing notes. Our determination will be final and binding on all parties.

                  - We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders of old notes that we determine are not in proper form.

                  - We reserve the absolute right, in our sole and absolute discretion, to refuse to accept for exchange a tender of old notes if our counsel advises us that the tender is unlawful.

                  - We also reserve the absolute right, so long as applicable law allows, to waive any of the conditions of this exchange offer or any defect or irregularity in any tender of old notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

                  - Our interpretation of the terms and conditions of this exchange offer, including the letter of transmittal and the instructions relating to it, will be final and binding on all parties.

                  - We will not consider the tender of existing notes to have been validly made until all defects or irregularities with respect to the tender have been cured or waived.

                  - We, our affiliates, the exchange agent, and any other person will not be under any duty to give any notification of any defects or irregularities in tenders and will not incur any liability for failure to give this notification.

                 ACCEPTANCE FOR EXCHANGE FOR THE EXCHANGE NOTES

         Upon satisfaction or waiver of all of the conditions of this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the exchange notes promptly after acceptance of the old notes. See "--Conditions to this exchange offer." Subject to the terms and conditions of this exchange offer, we will be deemed to have accepted for exchange, and exchanged, old notes validly tendered and not withdrawn as, if

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

and when we give oral or written notice to the exchange agent, with any oral notice promptly confirmed in writing by us, of our acceptance of these old notes for exchange in this exchange offer. The exchange agent will act as our agent for the purpose of receiving tenders of existing notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving old notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered old notes. The exchange agent will make the exchange promptly after the expiration date. If for any reason whatsoever:

                  - the acceptance for exchange or the exchange of any old notes tendered in this exchange offer is delayed, whether before or after our acceptance for exchange of old notes;

                  -        we extend this exchange offer; or

                  - we are unable to accept for exchange or exchange old notes tendered in this exchange offer;

then, without prejudice to our rights set forth in this prospectus, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered old notes and these old notes may not be withdrawn unless tendering holders are entitled to withdrawal rights as described under "--Withdrawal rights."

                                    INTEREST

         For each old note that we accept for exchange, the old note holder will receive an exchange note having a principal amount and final maturity date equal to that of the surrendered old note. Interest on the exchange notes will accrue from June 27, 2003, the initial issue date of the old notes.

                          RESALES OF THE EXCHANGE NOTES

         Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may offer to resell, resell or transfer the exchange notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

                  - you acquire any exchange note in the ordinary course of your business;

                  - you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes;

                  - you are not a broker-dealer who purchased outstanding notes for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

                  - you are not an "affiliate" of our company, within the meaning of Rule 405 under the Securities Act.

         If our belief is inaccurate and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your notes from these requirements, you may incur liability under the Securities Act. We do not assume any liability or indemnify you against any liability under the Securities Act. We do not intend to request the SEC to consider, and the SEC has not considered, this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer.

         Each broker-dealer that is issued exchange notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See "Plan of Distribution." A broker-dealer that acquired old notes for its own account as a result of market-making or other trading activities may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes.

         Each holder must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes and has no arrangement or understanding to participate in a distribution of exchange notes. If any

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

holder is an affiliate of our company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder:

- could not rely on the applicable interpretations of the staff of the SEC; and

- must comply with the registration and prospectus delivery requirements of the Securities Act.

         In addition, to comply with state securities laws, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with. The offer and sale of the exchange notes to "qualified institutional buyers" (as defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available.

         Furthermore, the exchange notes are not offered, sold, transferred or delivered and will not be offered, sold, transferred or delivered, directly or indirectly, as part this exchange offer in or from the Netherlands, to the account of any person or entity other than to persons or entities who trade or invest in securities in the conduct of a profession or business within the meaning of the Securities Transactions Supervision Act of the Netherlands (Wet toezicht effectenverkeer 1995, "STSA") and its implementing regulations (which includes banks, brokers, pension funds, insurance companies, securities firms, investment institutions, other institutional investors and other parties including inter alia treasuries and finance companies of large enterprises that trade or invest in securities).

         The exchange notes may not be offered in the Netherlands as part of any re-offering except if (i) one of the exceptions of Section 3 of the STSA or one of the exemptions pursuant to Section 4 of the STSA is applicable and the conditions applicable to such exception or exemption are complied with, or (ii) the prohibition of Section 3, subsection 1 of the STSA does not apply.

                                WITHDRAWAL RIGHTS

         Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date.

- In order for a withdrawal to be effective, you must deliver a written, telegraphic or facsimile transmission of a notice of withdrawal to the exchange agent at any of its addresses listed under the caption "--Exchange agent" prior to the expiration date.

-        Each notice of withdrawal must specify:

                  (1) the name of the person who tendered the old notes to be withdrawn;

                  (2) the aggregate principal amount of old notes to be withdrawn; and

                  (3) if these old notes have been tendered, the name of the registered holder of the old notes as set forth on the old notes, if different from that of the person who tendered these old notes.

- If you have delivered or otherwise identified to the exchange agent old notes, the notice of withdrawal must specify the serial numbers on the particular the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of old notes tendered for the account of an eligible guarantor institution.

- If you have tendered old notes in accordance with the procedures for book-entry transfer listed in "--Procedures for tendering the old notes--Book-entry transfer," the notice of withdrawal must specify the name and number

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

         of the account at DTC to be credited with the withdrawal of existing notes and must otherwise comply with the procedures of DTC.

-        You may not rescind a withdrawal of your tender of old notes.

- We will not consider old notes properly withdrawn to be validly tendered for purposes of this exchange offer. However, you may retender old notes at any subsequent time prior to the expiration date by following any of the procedures described above in "--Procedures for tendering the old notes."

- We, in our sole discretion, will determine all questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices. Our determination will be final and binding on all parties. We, our affiliates, the exchange agent and any other person have no duty to give any notification of any defects or irregularities in any notice of withdrawal and will not incur any liability for failure to give any such notification.

- We will return to the holder any old notes which have been tendered but which are withdrawn promptly after the withdrawal.

                        CONDITIONS TO THIS EXCHANGE OFFER

         Notwithstanding any other provisions of this exchange offer or any extension of this exchange offer, we will not be required to accept for exchange, or to exchange, any old notes. We may terminate this exchange offer, whether or not we have previously accepted any old notes for exchange, or we may waive any conditions to or amend this exchange offer, if we determine in our sole and absolute discretion that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC.

                                 EXCHANGE AGENT

         We have appointed the Bank of Nova Scotia Trust Company of New York as exchange agent for this exchange offer. You should direct all deliveries of the letters of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letters of transmittal to the exchange agent as follows:

By mail, overnight delivery or hand:

              the Bank of Nova Scotia Trust Company of New York

              One Liberty Plaza

              23rd Floor

              New York, NY 10006

              Attention: Pat Keane

By Facsimile:

              212-225-5436

Confirm by telephone:

              212-225-5427

         DELIVERY TO OTHER THAN THE ABOVE ADDRESS OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

                                FEES AND EXPENSES

         We will bear the expenses of soliciting tenders of the old notes. We will make the initial solicitation by mail; however, we may decide to make additional solicitations personally or by telephone or other means through our

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

officers, agents, directors or employees. We have not retained any dealer-manager or similar agent in connection with this exchange offer and we will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We have agreed to pay the exchange agent and trustee reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers.

                                 TRANSFER TAXES

         Holders who tender their old notes will not be obligated to pay any transfer taxes in connection with the exchange, except that if:

         (1) you want us to deliver exchange notes to any person other than the registered holder of the old notes tendered;

         (2) you want us to issue the exchange notes in the name of any person other than the registered holder of the old notes tendered; or

         (3) a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer;

then you will be liable for the amount of any transfer tax, whether imposed on the registered holder or any other person. If you do not submit satisfactory evidence of payment of such transfer tax or exemption from such transfer tax with the letter of transmittal, the amount of this transfer tax will be billed directly to the tendering holder.

           CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

         Holders of old notes who do not exchange their old notes for exchange notes in this exchange offer will continue to be subject to the provisions of the indenture regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes set forth on the legend on the old notes. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

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

                          DESCRIPTION OF EXCHANGE NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Holdings" refers only to MobiFon Holdings B.V. and not to any of its subsidiaries, and the word "MobiFon" refers only to MobiFon S.A. and not to any of its subsidiaries.

         Holdings issued the old notes under an indenture between itself and the Bank of Nova Scotia Trust Company of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The form and terms of the exchange notes that we are offering in the exchange offer are identical in all material respects to the form and terms of the old notes, except that the exchange notes that we are offering in the exchange offer have been registered under the Securities Act, and the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases. The exchange notes that we are offering in this exchange offer will evidence the same obligations as, and will replace, the old notes and will be issued under the same indenture. We refer to the old notes and the exchange notes, collectively, as the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

         The following description is a summary of the material provisions of the indenture, the collateral agreement and the depositary agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the collateral agreement and the depositary agreement because they, and not this description, define your rights as holders of the notes. Copies of these agreements are available as set forth below under "-- Additional Information." Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

         The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

         The exchange notes and the old notes:

         - are general unsecured obligations of Holdings, except to the extent of the security interest in the Debt Service Reserve Account as described below under the caption "-- Debt Service Reserve Account";

         - are pari passu in right of payment with all existing and future unsecured senior Indebtedness of Holdings; and

         - are senior in right of payment to subordinated Indebtedness of Holdings, including its intercompany indebtedness to ClearWave.

         The operations of Holdings are conducted through MobiFon and, therefore, Holdings depends on the cash flow of MobiFon to meet its obligations, including its obligations under the notes. Pursuant to a separate agreement with the initial purchasers of the old notes (the "MobiFon Equity Agreement"), TIW, TIWC and ClearWave have each agreed that for so long as the notes remain outstanding any Equity Interests in MobiFon that any of them acquire will be held directly by Holdings. The ability of MobiFon to make dividends or other distributions to Holdings is currently limited by MobiFon's senior credit facility and by Romanian law. None of Holdings' subsidiaries will guarantee the notes. The notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Holdings' subsidiaries. Any right of Holdings to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Holdings is itself recognized as a creditor of the subsidiary, in which case the claims of Holdings would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Holdings. As of June 30, 2003, MobiFon had approximately $283.7 million of Indebtedness, including $271.0 million of senior secured Indebtedness outstanding under the MobiFon senior credit facility, and $12.7 million of Capital Lease Obligations.

On that date, an additional $29.0 million was available to MobiFon for future borrowing under its senior credit facility, and an additional $18.2 million was available for future borrowing under its working capital facilities. See "Risk Factors -- Because we are a holding company, the notes will be effectively subordinated to all of the debts of MobiFon."

PRINCIPAL, MATURITY AND INTEREST

         The exchange notes will mature on July 31, 2010 at their principal amount.

         Interest on the exchange notes accrues at the rate of 12.50% per annum and will be payable semi-annually in arrears on January 31 and July 31, commencing on January 31, 2004. Holdings will make each interest payment to the holders of record on the immediately preceding January 15 and July 15.

         Interest on the exchange notes accrues from the date of original issuance of the old notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

         If a holder of exchange notes has given wire transfer instructions to Holdings, Holdings will pay all principal, interest and premium on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Holdings elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

         The trustee will initially act as a paying agent and the registrar, and Dexia Banque Internationale a Luxembourg S.A. will act as a paying agent for so long as the notes are listed on the Luxembourg Stock Exchange. Holdings may change the paying agent or registrar without prior notice to the holders of the notes, and Holdings or any of its Subsidiaries may act as paying agent or registrar.

NOTICES

         So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, we will publish notices to the holders of the notes in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in another leading daily newspaper with general circulation in Europe. Any publication notice will be deemed to have been given on the first date on which publication is made. For so long as the notes are listed on the Luxembourg Stock Exchange, we will provide a copy of all notices to the Luxembourg Stock Exchange.

TRANSFER AND EXCHANGE

         A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Holdings is not required to transfer or exchange any note selected for redemption. Also, Holdings is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

DEBT SERVICE RESERVE ACCOUNT

         On the date of the indenture, Holdings funded a debt service reserve account (the "Debt Service Reserve Account") with Eligible Investments purchased with the net proceeds from the sale of the notes in an aggregate amount that, when such Eligible Investments mature, would provide sufficient monies to pay interest due in respect of the notes for the next two interest payment dates (such aggregate amount, the "Minimum Debt Service Balance"). Thereafter, supplemental funds from time to time may be deposited by Holdings in the Debt Service Reserve

Account in the form of Eligible Investments. Amounts on deposit in the Debt Service Reserve Account will be available to Holdings in the event that Holdings lacks sufficient funds on an interest payment date or the maturity date to make payments of principal or interest on the notes.

         Pursuant to a collateral agreement, Holdings granted a security interest in the Debt Service Reserve Account to the trustee for the benefit of the holders of the notes. The notes are secured by a perfected, first priority security interest in the Debt Service Reserve Account and, accordingly, the Debt Service Reserve Account also secures repayment of the principal amount of the notes to the extent of such security. Pursuant to a depositary agreement, a depositary acts as agent for the trustee on behalf of the holders of the notes with respect to the amounts deposited in the Debt Service Reserve Account. The depositary is initially the trustee. Under the depositary agreement, the depositary will hold, invest and disburse funds in the Debt Service Reserve Account. Neither Holdings nor any of its Subsidiaries has any right of withdrawal under the Debt Service Reserve Account except in certain limited circumstances described in this section and as set forth in the depositary agreement. Prior to the occurrence of an Event of Default, Holdings will have the right to direct that amounts on deposit in the Debt Service Reserve Account be applied to make a payment of interest when due in the event Holdings lacks sufficient funds to make the payment. The trustee, as collateral agent, will determine the circumstances and manner in which the Debt Service Reserve Account shall be disposed of following an Event of Default, including, but not limited to, the determination of whether to release all or any portion of the Debt Service Reserve Account from the Liens created by the collateral agreement and whether to foreclose on the Debt Service Reserve Account following an Event of Default. Moreover, upon the full and final payment of all Obligations of Holdings under the indenture and the notes, the security interest with respect to the Debt Service Reserve Account will terminate, and the Debt Service Reserve Account will be released to Holdings if such termination and release have not occurred prior to such time.

         Amounts deposited in the Debt Service Reserve Account will be invested by the depositary in Eligible Investments. So long as the amounts deposited in the Debt Service Reserve Account exceed the Minimum Debt Service Balance, funds exceeding the Minimum Debt Service Balance, including net interest or gains received, if any, from such Eligible Investments, may be withdrawn and used by Holdings for any purpose not otherwise prohibited by the indenture. The depositary will provide Holdings and the trustee with monthly statements showing the amount of all receipts, the net investment income or gains received and collected, all disbursements and the amount then available in respect of the Debt Service Reserve Account.

         In the event of a withdrawal by Holdings from the Debt Service Reserve Account to enable it to make a payment of interest on the notes, Holdings is not obligated to replenish the Debt Service Reserve Account. However, Holdings is prohibited from making certain Restricted Payments during any period when the Minimum Debt Service Balance is not maintained in the Debt Service Reserve Account. See "-- Certain Covenants -- Restricted Payments."

OPTIONAL REDEMPTION

         At any time prior to July 31, 2006, Holdings may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 112.50% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of (1) one or more Equity Offerings by Holdings or (2) a contribution to Holdings' common equity capital or a loan to Holdings that is permitted under clause (4) of the second paragraph of the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," in either case made with the net cash proceeds of a concurrent Equity Offering of common stock of a Person of which Holdings is a Subsidiary; provided that:

              (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Holdings and its Subsidiaries); and

              (2) the redemption occurs within 45 days of the date of the closing of such Equity Offering.

         On or after July 31, 2007, Holdings may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued

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

and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 31 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

         YEAR              PERCENTAGE
----------------------     ----------
2007..................      106.250%
2008..................      103.125%
2009 and thereafter...      100.000%

         Except pursuant to the preceding paragraphs and pursuant to "Redemption for Changes in Withholding Taxes" below, the notes are not redeemable at Holdings' option prior to July 31, 2007. Unless Holdings defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

REDEMPTION FOR CHANGES IN WITHHOLDING TAXES

         In the event (1) Holdings becomes, or would become, on the next date on which any amount would be payable under or with respect to the notes, obligated to pay any Additional Amounts as a result of a change in the national or international laws or regulations of any Relevant Taxing Jurisdiction, or a change in any official position regarding the application or interpretation thereof (including the decision of any court, governmental agency or tribunal), which is publicly announced or becomes effective on or after the date of the offering memorandum used in the sale of the old notes, and if Holdings cannot avoid such obligation by taking reasonable measures available to it, or (2) as a result of a change in (a) the national or international laws or regulations of any Relevant Taxing Jurisdiction or any Romanian federal, provincial, territorial or other Romanian government or any authority or agency of or in Romania having the power to tax or (b) an income tax treaty between Romania and any Relevant Taxing Jurisdiction or, in the case of either (a) or (b) above, a change in any official position regarding the application or interpretation thereof (including the decision of any court, governmental agency or tribunal), which is publicly announced or becomes effective on or after the date of the offering memorandum used in the sale of the old notes, MobiFon becomes obligated to make withholding Tax payments or deductions for or on account of any Taxes on any dividends, stock repurchases or other similar distributions payable to Holdings, the notes may be redeemed at the option of Holdings. Upon the occurrence of any such change, Holdings may, at any time, redeem all, but not part, of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. Prior to any such redemption pursuant to the foregoing, Holdings will deliver to the trustee an opinion of an independent tax counsel to the effect that a change referred to above exists. The trustee will accept such opinion as sufficient existence of the satisfaction of the conditions precedent described above, in which event it will become conclusive and binding on the holders of the notes.

MANDATORY REDEMPTION

         Holdings is not required to make mandatory redemption or sinking fund payments with respect to the notes.

PAYMENT OF ADDITIONAL AMOUNTS

         All payments made by or on behalf of Holdings on or with respect to the notes will be made without withholding or deduction for any Taxes imposed by any Relevant Taxing Jurisdiction, unless required by law or the interpretation or administration thereof by the Relevant Taxing Jurisdiction. If Holdings or any other payor is required to withhold or deduct any amount on account of Taxes imposed by any Relevant Taxing Jurisdiction from any payment made with respect to the notes, Holdings will:

             (1) make such withholding or deduction;

             (2) remit the full amount deducted or withheld to the relevant government authority in accordance with applicable law;

             (3) pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted;

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

             (4) furnish to the trustee, within 30 days after the date the payment of any Taxes is due certified copies of tax receipts evidencing such payment by Holdings;

             (5) indemnify and hold harmless each holder for the amount of (a) any Taxes levied or imposed upon and paid to a Relevant Taxing Jurisdiction by such holder by reason of the failure of Holdings to withhold or deduct such Taxes as required by applicable law and (b) any Taxes imposed with respect to any reimbursement under (a) so that the net amount received by such holder after such reimbursement will not be less than the amount the holder would have received if such Taxes had not been imposed on the reimbursement amount, but excluding any such Taxes that are in the nature of taxes on net income or profits, taxes on capital, franchise taxes, net worth taxes and similar taxes; provided that the holder provides reasonable documentation of any such Taxes; and

             (6) at least 30 days prior to each date on which any Additional Amounts are payable deliver to the trustee an officers' certificate stating the amounts so payable and such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date.

         Notwithstanding the foregoing, no Additional Amounts will be payable to a holder, and Holdings shall have no obligation to indemnify a holder, in respect of any Taxes:

             (1) that would not have been imposed but for the fact that the holder (or if the holder is an estate, nominee, trust or partnership, any fiduciary, beneficiary, member or partner thereof) is a domiciliary, national or resident of, or engaging in business, maintaining a permanent establishment or is physically present in, or otherwise had any present or former connection with, the Relevant Taxing Jurisdiction (other than the mere holding of the notes or enforcement of rights thereunder or the receipt of payments in respect thereof);

             (2) that would not have been imposed but for the failure to comply with a request by Holdings to satisfy any certification, identification or other information reporting requirements concerning nationality, residence, identity or connection with a Relevant Taxing Jurisdiction that are a precondition to exemption from or refund of such Taxes, but only if a written request regarding such certification, identification or other information reporting requirements is provided by Holdings to the holder reasonably in advance of the date such certification, identification or other information reporting requirements are required to be satisfied; or

             (3) that are imposed on a payment and are required to be made pursuant to the EU Savings Directive as approved on June 3, 2003 (OJ L157/38, June 26, 2003) and any law or regulation implementing or complying with, or introduced to conform with this directive.

         Holdings shall pay any stamp, transfer, court or documentary, excise or property taxes, charges or similar levies which arise from the enforcement of the notes following the occurrence of any event of default with respect to the notes.

         Whenever in the indenture there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, offer price and interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.

REPURCHASE AT THE OPTION OF HOLDERS

EXCESS CASH FLOW OFFER

         Commencing with the period beginning on the date of the indenture and ending July 31, 2004, and for each 12-month period ended July 31 thereafter until the maturity of the notes, Holdings will make an Excess Cash Flow Offer to all holders of notes to purchase the maximum principal amount of notes that may be purchased using such Excess Cash at a purchase price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to the date of purchase.

         Any Excess Cash Flow Offer must be commenced within 30 days of the end of the applicable period and must remain open for no more than 45 days and no less than 30 days. If the aggregate principal amount of notes tendered into an Excess Cash Flow Offer exceeds the amount of Excess Cash available for the Excess Cash Flow Offer, the trustee will select the notes to be purchased on a pro rata basis.

         On the Excess Cash Flow Offer payment date, Holdings will, to the extent lawful:

             (1) accept for payment, on a pro rata basis, to the extent necessary, all notes or portions of notes properly tendered pursuant to the Excess Cash Flow Offer;

             (2) deposit with the paying agent an amount equal to the Excess Cash payment in respect of all notes or portions of notes, on a pro rata basis, to the extent necessary, properly tendered; and

             (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Holdings.

         The paying agent will promptly mail to each holder of notes properly tendered the Excess Cash payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

         For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Holdings will publish notices relating to the Excess Cash Flow Offer in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

         Holdings may use any Excess Cash that remains after consummation of an Excess Cash Flow Offer ("Eligible Excess Cash") for any purpose not otherwise prohibited by the indenture.

         Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Cash Flow provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Cash Flow provisions of the indenture by virtue of such conflict.

CHANGE OF CONTROL

         If a Change of Control occurs, each holder of notes will have the right to require Holdings to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Holdings will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Holdings will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

         On the Change of Control Payment Date, Holdings will, to the extent lawful:

             (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control

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Offer;

             (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

             (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Holdings.

         The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

         For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, we will publish notices relating to the Change of Control Offer in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

         The provisions described above that require Holdings to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Holdings repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

         Holdings will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Holdings and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "-- Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

         The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Holdings and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Holdings to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

         Holdings will not consummate an Asset Sale (including a Sale of MobiFon Equity) unless:

             (1) such Asset Sale complies with the covenant described below under the caption "-- Certain Covenants -- Limitation on Activities of Holdings";

             (2) Holdings receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Equity Interests sold or otherwise disposed of;

             (3) the Fair Market Value is determined by Holdings' Board and evidenced by a resolution of the Board set forth in an officers' certificate delivered to the trustee; and

             (4) the consideration received in the Asset Sale by Holdings is in the form of cash or Cash Equivalents. For purposes of this provision, "cash" will include (a) any securities, notes or other obligations received by Holdings from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Holdings into cash, to the extent of the cash received in that conversion and (b) notes delivered to Holdings and redelivered by Holdings to the trustee for cancellation.

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         When the aggregate amount of Net Proceeds received from one or more
Sales of MobiFon Equity ("MobiFon Proceeds") exceeds $3.5 million, Holdings will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the MobiFon Proceeds. The offer price in such Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any MobiFon Proceeds remain after consummation of an Asset Sale Offer, Holdings and its Subsidiaries may use such amounts ("Eligible MobiFon Proceeds") for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of MobiFon Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of any such Asset Sale Offer, the amount of MobiFon Proceeds will be reset at zero.

         Holdings will not permit any of its Subsidiaries to consummate an Asset Sale unless:

             (1) such Asset Sale complies with the covenant described below under the caption "-- Certain Covenants -- Limitation on Activities of Holdings";

             (2) the Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

             (3) the Fair Market Value is determined by Holdings' Board and evidenced by a resolution of the Board set forth in an officers' certificate delivered to the trustee; and

             (4) at least 75% of the consideration received in the Asset Sale by such Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

             (a) any liabilities, as shown on Holdings' most recent consolidated balance sheet, of Holdings or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases Holdings or such Subsidiary from further liability;

             (b) any securities, notes or other obligations received by any such Subsidiary from such transferee that are converted by such Subsidiary into cash, to the extent of the cash received in that conversion, within 90 days after the date of receipt; and

             (c) any stock or assets of the kind referred to in clauses (2), (3) or (5) of the next paragraph of this covenant.

         Within 360 days after the receipt of any Net Proceeds from an Asset Sale by MobiFon or one of its Subsidiaries, Holdings or the applicable Subsidiary may apply those Net Proceeds:

             (1) to the repayment of Indebtedness incurred pursuant to clause
         (1) of the second paragraph of the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

             (2) to the acquisition of any Capital Stock of MobiFon by Holdings if the consideration paid in such acquisition does not exceed the Fair Market Value of the Capital Stock acquired;

             (3) to the acquisition by MobiFon or a Subsidiary of MobiFon of all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business will be or become a Subsidiary of MobiFon;

             (4) to the making of a Capital Expenditure by MobiFon or a Subsidiary of MobiFon or payments in respect of UMTS License Costs; or

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

             (5) to the acquisition by MobiFon or a Subsidiary of MobiFon of other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of such Net Proceeds, MobiFon or its Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

         Any Net Proceeds from Asset Sales (other than a Sale of MobiFon Equity) that are not applied or invested as provided in the preceding paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Holdings will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in such Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Holdings and its Subsidiaries may use the Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

         Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Holdings will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

         The agreements governing Holdings' other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require Holdings to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Holdings. In the event a Change of Control or Asset Sale occurs at a time when Holdings is prohibited from purchasing notes, Holdings could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Holdings does not obtain a consent or repay those borrowings, Holdings will remain prohibited from purchasing notes. In that case, Holdings' failure to purchase tendered notes would constitute an Event of Default under the indenture. Finally, Holdings' ability to pay cash to the holders of notes upon a repurchase may be limited by Holdings' then existing financial resources.

SELECTION AND NOTICE

         If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

             (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

             (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

         No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, and shall be published in the Luxemburger Wort or another leading newspaper of general circulation in Luxembourg for so long as the notes are listed on the Luxembourg Stock Exchange. Notices of redemption may not be conditional.

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         In connection with any redemption, we will notify the Luxembourg Stock
Exchange of any change in the principal amount of notes outstanding.

         If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

LIMITATION ON ACTIVITIES OF HOLDINGS

         Holdings will not own or hold any assets other than cash, Cash Equivalents, Eligible Investments, Equity Interests in MobiFon, Indebtedness of MobiFon, notes that Holdings may repurchase from time to time for delivery to the trustee for cancellation and office supplies necessary for the administration of its business.

         Holdings will not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in MobiFon to any Person if, as a result of such transfer, conveyance, sale, lease or other disposition MobiFon would no longer be a Subsidiary of Holdings or if Holdings' Fully Diluted Equity Interest in MobiFon would be reduced to less than 50.1%.

         In addition, Holdings will not permit MobiFon to issue any of its Equity Interests to any Person other than to Holdings if, as a result of such issuance, MobiFon would no longer be a Subsidiary of Holdings or Holdings' Fully Diluted Equity Interest in MobiFon would be reduced to less than 50.1%.

         Notwithstanding the foregoing, any transfer, conveyance, sale, lease, disposition or issuance of MobiFon Equity Interests must be permitted by, and the proceeds therefrom must be applied in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

RESTRICTED PAYMENTS

         Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly:

             (1) declare or pay any dividend or make any other payment or distribution on account of Holdings' or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Subsidiaries) or to the direct or indirect holders of Holdings' or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or to Holdings or a Subsidiary of Holdings);

             (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any Person of which Holdings is a Subsidiary;

             (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Holdings that is contractually subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof or with Equity Interests of Holdings other than Disqualified Stock; or

             (4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to such Restricted Payment:

             (1) all interest on the notes then due has been paid in full;

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

             (2) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

             (3) the aggregate amount of funds then on deposit in the Debt Service Reserve Account equals or exceeds the Minimum Debt Service Balance;

             (4) the Senior Debt Service Coverage Ratio of MobiFon would have been at least 1.9 to 1 at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of Holdings' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment; and

             (5) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings or any of its Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (1), (2), (3) and (4) of the next succeeding paragraph), is less than the difference between:

             (a) the sum, without duplication, of:

             (i) 50% of the Operating Cash Flow of Holdings for the period from the date of the indenture to the time of such Restricted Payment;

             (ii) 100% of the aggregate net cash proceeds received by Holdings since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Holdings (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings) to the extent that such net cash proceeds have not been used to redeem notes pursuant to the first paragraph of the section set forth under the caption "-- Optional Redemption";

             (iii) the aggregate amount of all Eligible MobiFon Proceeds; and

             (iv) the aggregate amount of all Eligible Excess Cash; and

             (b) the aggregate amount of all interest that will become due on the next succeeding interest payment date to the extent not included in the calculation of Operating Cash Flow.

         The preceding provisions will not prohibit:

             (1) the payment of any dividend or the making of any return of capital or other similar distribution (or, in the case of any partnership or limited liability company, any similar distribution) by a Subsidiary of Holdings to the holders of its Equity Interests on a pro rata basis;

             (2) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

             (3) the Permitted Payment to Parent;

             (4) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment that, when taken together with all other Restricted Payments made pursuant to this clause (4), does not exceed the aggregate amount of Cash Flow from Acquired MobiFon Equity received by Holdings since the date of the indenture;

             (5) so long as no Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Holdings; provided that the amount of any such net cash proceeds that are used for any such redemption, repurchase, retirement, defeasance or other

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

         acquisition will be excluded from clause (5)(a)(ii) of the preceding paragraph;

                  (6) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Person of which Holdings is a Subsidiary held by any current or former officer, director or employee of any Person of which Holdings is a Subsidiary or any of its Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $500,000 in any twelve-month period; and

                  (7) the repurchase, redemption or other acquisition for value of Capital Stock of Holdings to the extent necessary to prevent the loss or secure the renewal or reinstatement of a license or franchise held by Holdings or any of its Subsidiaries from any governmental agency.

         The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdings or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board whose resolution with respect thereto will be delivered to the trustee. The Board's determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Holdings will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock, except as set forth in the following paragraph.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

                  (1) the incurrence by MobiFon and any of its Subsidiaries of Indebtedness in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of MobiFon and its Subsidiaries thereunder), not to exceed the lesser of:

                  (a) $360.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by MobiFon or any of its Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; and

                  (b) the product of two times MobiFon's EBITDA for MobiFon's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Indebtedness had been incurred at the beginning of such four-quarter period;

                  (2) the incurrence by Holdings of Indebtedness represented by the notes to be issued on the date of the indenture and represented by the Exchange Notes;

                  (3) the incurrence by Holdings of Qualified Intercompany Indebtedness under the Parent Note in an aggregate principal amount at any time outstanding not to exceed $457.1 million;

                  (4) the incurrence by Holdings of Qualified Intercompany Indebtedness to a Person of which Holdings is a Subsidiary the net proceeds of which are used by Holdings to repurchase notes pursuant to the first paragraph under the caption "-- Optional Redemption";

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                  (5) the incurrence by Holdings of Qualified Intercompany
         Indebtedness to a Person of which Holdings is a Subsidiary in exchange for Equity Interests in MobiFon in an aggregate principal amount that, as of the date of incurrence, does not exceed the Fair Market Value of such Equity Interests of MobiFon on such date;

                  (6) the incurrence by MobiFon or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations or Attributable Debt, or incurred to finance the cost (including the cost of design, development, construction, improvement, installation or integration and all import duties) of telecommunications network assets, equipment or inventory acquired by Holdings or any Subsidiary in the ordinary course of business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (6), not to exceed $15.0 million at any time outstanding;

                  (7) the incurrence by Holdings or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the indenture to be incurred under clauses (1), (2) and
         (6) of this paragraph;

                  (8) any Indebtedness of MobiFon to the Government of Romania or any governmental authority arising in connection with deferred payment arrangements in respect of (a) the acquisition of the UMTS License, (b) GSM spectrum fees or other GSM-related compensation or (c) any other obligations necessary to prevent the loss or secure the renewal or reinstatement of a license or franchise held by Holdings or any of its Subsidiaries from any governmental agency;

                  (9) the incurrence by MobiFon or any of its Subsidiaries of intercompany Indebtedness between or among MobiFon and any of its Subsidiaries or Indebtedness incurred by MobiFon to Holdings; provided, however, that:

                  (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Subsidiary of Holdings; and

                  (b) any sale or other transfer of any such Indebtedness to a Person that is not either Holdings or a Subsidiary of Holdings;

         will be deemed, in each case, to constitute an incurrence of such Indebtedness by MobiFon or such Subsidiary, as the case may be, that was not permitted by this clause (9);

                  (10) the issuance by MobiFon to Holdings or any of MobiFon's Subsidiaries to MobiFon or any of its other Subsidiaries of shares of preferred stock; provided, however, that:

                  (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Holdings or a Subsidiary of Holdings; and

                  (b) any sale or other transfer of any such preferred stock to a Person that is not either Holdings or a Subsidiary of Holdings;

         will be deemed, in each case, to constitute an issuance of such preferred stock by such Subsidiary that was not permitted by this clause (10);

                  (11) the incurrence by MobiFon or any of the Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds in the ordinary course of business; and

                  (12) the incurrence by Holdings or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days.

         Holdings will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of

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payment to any other Indebtedness of Holdings unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Holdings solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

         Holdings will not incur any Indebtedness (including Permitted Debt) to any Affiliate of Holdings unless such Indebtedness is Qualified Intercompany Indebtedness.

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, Holdings will be permitted to classify and reclassify such item of Indebtedness from time to time. Indebtedness of MobiFon outstanding on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause
(1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

LIENS

         Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

SALE AND LEASEBACK TRANSACTIONS

         Holdings will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided that any Subsidiary may enter into a sale and leaseback transaction if:

                  (1) the Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under clause (6) of the second paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens";

                  (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

                  (3) the transfer of assets in that sale and leaseback transaction is permitted by, and the Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to:

                  (1) pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Holdings or any of its Subsidiaries;

                  (2) make loans or advances to Holdings or any of its Subsidiaries; or

                  (3) transfer any of its properties or assets to Holdings or any of its Subsidiaries.

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         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

                  (1) agreements governing Indebtedness outstanding on the date of the indenture and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement, refinancings or agreements are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

                  (2) the indenture and the notes;

                  (3) applicable law, rule, regulation or order;

                  (4) any encumbrance or restriction contained in an agreement with respect to any Indebtedness, including Acquired Debt, permitted to be incurred subsequent to the date of the indenture pursuant to the provisions of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such encumbrance or restriction is ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstances) and, in any event, not materially more restrictive on the ability of the applicable Subsidiary to make the dividends, distributions, loans, advances or transfers referred to above than the most restrictive encumbrance or restriction contained in any agreement with respect to Indebtedness in effect on the date of the indenture;

                  (5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business and consistent with past practices;

                  (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

                  (7) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition;

                  (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

                  (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

                  (10) provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Holdings' Board, which limitation or prohibition is applicable only to the assets that are the subject of such agreements; and

                  (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

MERGER, CONSOLIDATION OR SALE OF ASSETS

         Holdings may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdings is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdings and its Subsidiaries taken as a whole, in one or more related transactions, to another Person. In addition, Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

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         This "Merger, Consolidation or Sale of Assets" covenant will not apply to any sale, transfer, assignment, conveyance or other disposition of assets between or among Holdings and its Subsidiaries.

TRANSACTIONS WITH AFFILIATES

         Holdings will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance, management fees or guarantee with, or for the benefit of, any Affiliate of Holdings or MobiFon (each, an "Affiliate Transaction"); provided that MobiFon may enter into normal commercial transactions in the ordinary course of business (it being understood that such transactions would not include entering into or making any Asset Sale, loan, advance, management fee, Permitted Corporate Expense or guarantee) with Affiliates of Holdings or MobiFon that are customers or suppliers of MobiFon if:

                  (1) the Affiliate Transaction is on terms that are no less favorable to Holdings or the relevant Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Subsidiary with an unrelated Person; and

                  (2) Holdings delivers to the trustee:

                  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board of Parent and the Supervisory Board, if any, of Parent; and

                  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Holdings or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

                  (1) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

                  (2) transactions between or among Holdings and/or its Subsidiaries;

                  (3) transactions with a Person that is an Affiliate of Holdings solely because Holdings owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

                  (4) payment of reasonable directors' fees to Persons who are not otherwise Affiliates of Holdings;

                  (5) any issuance of Equity Interests (other than Disqualified Stock) of Holdings to Affiliates of Holdings or by MobiFon to Affiliates of MobiFon if otherwise permitted by the indenture;

                  (6) Restricted Payments that do not violate the provisions of the indenture described above under the caption "-- Restricted Payments";

                  (7) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the payment of Permitted Corporate Expenses so long as the Senior Debt Service Coverage Ratio of MobiFon would have been at least 1.7 to 1 at the time of such payment;

                  (8) loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the

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         aggregate at any one time outstanding;

                  (9) loans by Affiliates that are investment banks, commercial banks or other institutional lenders, in each case which are nationally recognized in the United States or otherwise internationally recognized;

                  (10) payments made under the Technical Services Agreements not to exceed $3.5 million in the aggregate in any calendar year; and

                  (11) Interconnect and roaming agreements and portal charges on customary terms in the ordinary course of business.

BUSINESS ACTIVITIES

         Holdings will not permit any of its Subsidiaries to engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdings and its Subsidiaries taken as a whole.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

         Holdings will not permit any of its Subsidiaries to Guarantee or pledge any assets to secure, or otherwise provide direct credit support for, the payment of any other Indebtedness of Holdings unless such Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Subsidiary, which Guarantee will be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness.

         The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

                  (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Holdings or a Subsidiary of Holdings, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture; or

                  (2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Holdings or a Subsidiary of Holdings, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture.

         The form of the Subsidiary Guarantee is attached as an exhibit to the indenture.

PAYMENTS FOR CONSENT

         Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

         Whether or not required by the Commission's rules and regulations, so long as any notes are outstanding, Holdings will furnish to the Holders of notes and, for so long as the notes are listed on the Luxembourg Stock Exchange, to the Luxembourg Stock Exchange:

                  (1) within 140 days after the end of each fiscal year of Holdings, annual reports on Form 20-F, or any successor form; provided that the financial statements and other financial information contained therein shall be prepared in accordance with GAAP;

                  (2) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings,

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         reports on Form 6-K, or any successor form, attaching (a) unaudited consolidated financial statements for Holdings for the period then ended (and the comparable period in the prior year), prepared in accordance with GAAP, and (b) the information relating to Holdings described in Item 5 of Form 20-F, or any successor provision;

                  (3) promptly, from time to time, after the occurrence of any event required to be therein reported, other reports on Form 6-K, or any successor form; and

                  (4) promptly, from time to time, all other information that would be material to Holdings' consolidated financial statements or results of operations (including, without limitation, that information described in Items 1 through 9 of Form 8-K as in effect on the date of the indenture); provided, that such information may be provided in a report on Form 6-K.

         All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports and will report the amount of dividends and other distributions received by Holdings from MobiFon during the periods included in such reports. Each annual report on Form 20-F will include a report on Holdings' consolidated financial statements by Holdings' certified independent accountants. In addition, Holdings will file a copy of each of the reports referred to in clauses (1) through (4) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

         If, at any time after consummation of the exchange offer, Holdings is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Holdings will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. Holdings agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept Holdings' filings for any reason, Holdings will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Holdings were required to file those reports with the Commission.

         In addition, Holdings agrees that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following is an Event of Default:

                  (1) default for 30 days in the payment when due of interest on the notes;

                  (2) default in payment when due of the principal of, or premium, if any, on the notes;

                  (3) failure by Holdings or any of its Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Excess Cash Flow Offer," "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," "-- Certain Covenants -- Limitation on Activities of Holdings," or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets";

                  (4) failure by Holdings or any of its Subsidiaries for 30 days after notice to comply with the provisions described under the captions "-- Certain Covenants -- Restricted Payments" or "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

                  (5) failure by Holdings or any of its Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture, the collateral agreement or the depositary agreement;

                  (6) failure by TIW, TIWC or Parent to comply with the MobiFon Equity Agreement;

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                  (7) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holdings or any of its Subsidiaries (or the payment of which is guaranteed by Holdings or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

                  (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

                  (b) results in the acceleration of such Indebtedness prior to its express maturity,

         and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

                  (8) failure by Holdings or any of its Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

                  (9) breach by Holdings of any material agreement in the collateral agreement or depositary agreement, the repudiation by Holdings of any of its obligations under the collateral agreement or depositary agreement or the unenforceability of the collateral agreement or depositary agreement against Holdings for any reason; and

                  (10) certain events of bankruptcy or insolvency described in the indenture with respect to Holdings or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holdings, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

         Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

         Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

                  (1) such holder has previously given the trustee notice that an Event of Default is continuing;

                  (2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

                  (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

                  (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

                  (5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a

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         direction inconsistent with such request within such 60-day period.

         The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest, or the principal of, the notes.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Holdings with the intention of avoiding payment of the premium that Holdings would have had to pay if Holdings then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to July 31, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holdings with the intention of avoiding the prohibition on redemption of the notes prior to July 31, 2007, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

         Holdings is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Holdings is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of Holdings, as such, will have any liability for any obligations of Holdings under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

                  (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on such notes when such payments are due from the trust referred to below;

                  (2) Holdings' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

                  (3) the rights, powers, trusts, duties and immunities of the trustee, and Holdings' obligations in connection therewith; and

                  (4) the Legal Defeasance provisions of the indenture.

         In addition, Holdings may, at its option and at any time, elect to have the obligations of Holdings released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

                  (1) Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-

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         callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Holdings must specify whether the notes are being defeased to maturity or to a particular redemption date;

                  (2) in the case of Legal Defeasance, Holdings has delivered to the trustee an opinion of counsel confirming that (a) Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, and Holdings shall have delivered to the trustee an opinion of counsel in the Netherlands confirming that the holders of the outstanding notes will not recognize income, gain or loss for Dutch income tax purposes and will be subject to Dutch income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (3) in the case of Covenant Defeasance, Holdings has delivered to the trustee an opinion of counsel confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, and Holdings has delivered to the trustee an opinion of counsel in the Netherlands confirming that the holders of the outstanding notes will not recognize income, gain or loss for Dutch income tax purposes as a result of such Covenant Defeasance and will be subject to Dutch income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

                  (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Holdings or any of its Subsidiaries is a party or by which Holdings or any of its Subsidiaries is bound;

                  (6) Holdings must deliver to the trustee an officers' certificate stating that the deposit was not made by Holdings with the intent of preferring the holders of notes over the other creditors of Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Holdings or others; and

                  (7) Holdings must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

         Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

                  (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

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                  (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

                  (3) reduce the rate of or change the time for payment of interest on any note;

                  (4) waive a Default or Event of Default in the payment of principal of, or interest or premium on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

                  (5) make any note payable in money other than that stated in the notes;

                  (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium on the notes;

                  (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

                  (8) make any change in the preceding amendment and waiver provisions.

         Without the consent of the holders of at least 66 2/3% in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), Holdings may not amend, and a waiver will not be effective with respect to, the covenant described above under the caption "-- Limitation on Activities of Holdings."

         Notwithstanding the preceding, without the consent of any holder of notes, Holdings and the trustee may amend or supplement the indenture or the notes:

                  (1) to cure any ambiguity, defect or inconsistency;

                  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

                  (3) to provide for the assumption of Holdings' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Holdings' assets;

                  (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

                  (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

                  (6) to conform the text of the indenture or the notes to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indenture or the notes.

SATISFACTION AND DISCHARGE

    The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

                  (1) either:

                  (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Holdings, have been delivered to the trustee for cancellation; or

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                  (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Holdings has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

                  (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Holdings is a party or by which Holdings is bound;

                  (3) Holdings has paid or caused to be paid all sums payable by it under the indenture; and

                  (4) Holdings has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

         In addition, Holdings must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

         If the trustee becomes a creditor of Holdings, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

         The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to MobiFon Holdings B.V. c/o ClearWave N.V., World Trade Center, Strawinskylaan 707, 1077 XX Amsterdam, the Netherlands, Attention:
Managing Director.

ENFORCEABILITY OF JUDGMENTS

         Since all of the assets of Holdings are outside the United States, any judgments obtained in the United States against Holdings, including judgments with respect to the payment of principal, premium, interest, Additional Amounts, Change of Control Payment, offer price, redemption price or other amounts payable under the notes, may not be collectible within the United States.

         Service of process upon individuals or firms that are not resident in the United States may be difficult to obtain within the United States. ClearWave, as the sole member of Holdings' board of management, as well as the individual members of its board of management and its supervisory board, reside outside the United States. Because our assets (other than the debt service reserve account) and the assets of ClearWave and its directors are outside the United States, any judgment obtained in the United States against Holdings or such persons may not be collectible within the United States. Holdings has appointed Corporation Service Company, 17th Floor, 1177 Avenue of the Americas, New York, New York, 10036

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as its agent to receive service of process in any action against it in any federal court or court in the State of New York arising out of the offering of the notes. Consent has not been given by Holdings for such agent to accept service of process in connection with any other claim.

         Because there is no applicable treaty between the United States and the Netherlands, a judgment rendered by a federal court or state court in the United States will not be enforced by the courts in the Netherlands. In order to obtain a judgment that is enforceable in the Netherlands, the claim must be re-litigated before a competent Netherlands court. A judgment rendered by a federal or state court in the United States will, under current practice, be recognized by a Netherlands court if (1) that judgment results from proceedings compatible with Netherlands concepts of due process, and (2) that judgment does not contravene public policy of the Netherlands. Additionally, there may be doubt as to the enforceability, in original actions in Dutch courts, of liabilities based solely upon the federal securities laws of the United States.

BOOK-ENTRY, DELIVERY AND FORM

         Except as set forth below, exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000 (the "Global Note").

         The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

         Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "-- Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

         In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream")), which may change from time to time.

DEPOSITORY PROCEDURES

         The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Holdings takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

         DTC has advised Holdings that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised Holdings that, pursuant to procedures established by it:

                  (1)upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

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                  (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

         All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

         Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Holdings and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Holdings, the trustee nor any agent of Holdings or the trustee has or will have any responsibility or liability for:

                  (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

                  (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

         DTC has advised Holdings that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Holdings. Neither Holdings nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Holdings and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the

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relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         DTC has advised Holdings that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

         Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Holdings nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

         A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

                  (1) DTC (a) notifies Holdings that it is unwilling or unable to continue as depository for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Holdings fails to appoint a successor depository;

                  (2) Holdings, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

                  (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures).

SAME DAY SETTLEMENT AND PAYMENT

         Holdings will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. Holdings will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Holdings expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Holdings that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

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CONSENT TO JURISDICTION AND SERVICE

         Holdings appointed Corporation Service Company as its agent for service of process in any suit, action or proceeding with respect to the indenture or the notes and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan in The City of New York and submits to such non-exclusive jurisdiction.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person:

                  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

                  (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 5% or more of the Voting Stock of Holdings, MobiFon or any Person that is not a public company, and 10% of any Person that is a public company, will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

         "Asset Sale" means:

                  (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Holdings and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

                  (2) the issuance of Equity Interests in any of Holdings' Subsidiaries or the sale by Holdings or any of its Subsidiaries of Equity Interests in any of Holdings' other Subsidiaries.

         Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

                  (1) any single transaction or series of related transactions other than a Sale of MobiFon Equity that involves assets having a Fair Market Value of less than $5.0 million;

                  (2) a transfer of assets between or among Holdings and its Subsidiaries,

                  (3) an issuance of Equity Interests by MobiFon to Holdings or by a Subsidiary of MobiFon to MobiFon;

                  (4) the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

                  (5) the sale or other disposition of cash or Cash Equivalents;

                  (6) any sale or disposition deemed to occur in connection with the creating, granting or existence of a

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         Permitted Lien;

                  (7) a Restricted Payment that does not violate the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" or a Permitted Investment; and

                  (8) any sale of Capital Stock by MobiFon as a part of the share repurchase arrangements approved by the shareholders of MobiFon on October 30, 2002 and other future sales of Capital Stock by MobiFon pursuant to similar approved arrangements in the future.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligations of the lessee for net rental payments (excluding amounts to be paid on account of maintenance and repairs, insurance, taxes, assessments or similar overhead charges) during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

         "Board" of any Person means the Management Board of such Person or, if there is a Supervisory Board of such Person, both its Management Board and its Supervisory Board.

         "Capital Expenditure" means, with respect to any specified Person, any expenditure which should be treated as a capital expenditure in the financial statements of such Person in accordance with GAAP.

         "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

         "Capital Stock" means:

                  (1) in the case of a corporation, corporate stock;

                  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                  (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

                  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

         "Cash Equivalents" means:

                  (1) United States dollars or Euros;

                  (2) securities issued or directly and fully guaranteed or insured by (a) the United States government or any

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         agency or instrumentality of the United States government, (b) any member of the European Economic Area or Switzerland, or any agency or instrumentality thereof, or (c) the European Central Bank, provided that such country, agency or instrumentality has a credit rating at least equal to that of the United States of America (provided that, in each case, the full faith and credit of such respective nation is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

                  (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any United States commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

                  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

                  (5) commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

                  (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

         "Cash Flow from Acquired MobiFon Equity" means, with respect to any specified Person for any period, the amount of dividends or other distributions paid in cash to the specified Person by any of its Subsidiaries (including amounts received in cash by such Person as part of future share repurchase arrangements similar to the share repurchase arrangements approved by the shareholders of MobiFon on October 30, 2002) with respect to Equity Interests in MobiFon acquired by such Person after the date of the indenture (excluding any such Equity Interests acquired in exchange for, or in substitution of, any such Equity Interests owned on the date of the indenture).

         "Change of Control" means the occurrence of any of the following:

                  (1) the adoption of a plan relating to the liquidation or dissolution of Holdings; or

                  (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange
         Act) other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares.

         "Credit Facilities" means, one or more debt facilities (including, without limitation, the Senior Loan Agreements) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

         "Current Assets" means, with respect to any specified Person as of any date of calculation, the aggregate of such Person's cash, marketable securities, trade and other receivables and inventories realizable within one year from such date of calculation and any other items which are "current assets" under GAAP.

         "Current Liabilities" means, with respect to any specified Person as of any date of calculation, the aggregate of all liabilities of such Person falling due on demand or within one year, including the portion of Long-term Debt falling due within one year.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

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         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Holdings and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

         "Distributions" means, with respect to any specified Person, any dividend or distribution on such Person's share capital, any purchase, redemption or other acquisition of any shares of capital of such Person or any option over the same, and any payment of principal or interest on any Permitted Quasi Equity.

         "EBITDA" means, with respect to any specified Person for any period, earnings before interest, tax, depreciation and amortization, calculated as the sum of:

                  (1) the net income (or deficit) of such Person (less extraordinary gains (plus extraordinary losses) for such period); plus

                  (2) translation losses less translation gains for such period; plus

                  (3) income tax and provisions for income tax for such period; plus

                  (4) Net Interest Expense for such period; plus

                  (5) all amounts in respect of depreciation and amortization for such period; plus

                  (6) to the extent permitted to be added back under the definition of EBITDA in the Senior Loan Agreements, amounts in respect of impairment of the value of fixed assets or goodwill,

all calculated in accordance with GAAP.

         "Eligible Investments" means cash and Cash Equivalents.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means any primary private or public offering of Equity Interests of Holdings (other than Disqualified Stock) to Persons a majority of whom are not Affiliates of Holdings or, in the case of an offering by a Person of which Holdings is a Subsidiary, any primary private or public offering of Equity Interests of such parent to Persons a majority of whom are not Affiliates of Holdings, in each case other than (1) public offerings with respect to common stock registered on Form S-8 and (2) issuances upon exercise of options by employees of Holdings or such Person of which Holdings is a Subsidiary or any of their respective Subsidiaries.

         "Excess Cash" means, for the period beginning on the date of the indenture and ending on July 31, 2004, and for any 12-month period ending on July 31 thereafter, an amount equal to 50% of the Operating Cash Flow accumulated by Holdings during such period, in each case less reasonable out-of-pocket administrative, accounting and legal expenses of Holdings not to exceed $250,000.

         "Fair Market Value" of any asset or items means the fair market value of that asset or item, as determined in good faith by the Board of Holdings (unless otherwise provided in the indenture).

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         "Financial Debt" means any Indebtedness for, or in respect of:

                  (1) moneys borrowed, including, without limitation, in the case of MobiFon, any Permitted High Yield Back to Back Debt, but excluding Permitted Quasi Equity;

                  (2) any amount raised by acceptance under any acceptance credit facility;

                  (3) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

                  (4) any amount raised pursuant to any issue of shares which are expressed to be redeemable at the option of the holder;

                  (5) the amount of any liability in respect of any lease or hire-purchase contract, which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance or capital lease or which otherwise is in substance a financing lease;

                  (6) the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

                  (7) any receivables sold or discounted (other than on a non-recourse basis);

                  (8) any agreement or option to reacquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

                  (9) any Indebtedness for or in respect of any credit facility or financial accommodation;

                  (10) any guarantee, indemnity, bond, standby letter of credit or any other instrument issued in connection with the performance of any contract or other obligation;

                  (11) any amount raised under any other transaction (including any forward sale or purchase agreement) which, in accordance with generally accepted accounting principles in the relevant jurisdiction, has the commercial effect of a borrowing; and

                  (12) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in clauses (1) through
         (11) above.

         "Free Cash Flow" means, with respect to any specified Person for any period, EBITDA minus income tax paid, minus increases (or plus decreases) in Working Capital during such period, minus all Capital Expenditures and UMTS License Costs for such period.

         "Fully Diluted Equity Interest" means the Capital Stock of MobiFon held directly or indirectly by Holdings divided by the aggregate outstanding Capital Stock of MobiFon (excluding shares held directly by MobiFon as a result of the share repurchase arrangements approved by the shareholders of MobiFon on October 30, 2002 and other similar approved arrangements in the future) after giving pro forma effect to the issuance of all shares of Capital Stock of MobiFon pursuant to any convertible securities, options, warrants or other rights to acquire MobiFon Capital Stock that are convertible or exercisable prior to the Stated Maturity of the notes.

         "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

         "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the

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ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

    "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

        (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

        (2) other agreements or arrangements designed to manage interest rate risk; and

        (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

    "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

        (1) in respect of borrowed money;

        (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

        (3) in respect of banker's acceptances;

        (4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

        (5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

        (6) representing any Hedging Obligations other than those that were incurred in the ordinary course of business and were not for speculative purposes,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date will be:

        (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

        (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

        (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

        (A) the Fair Market Value of such asset at the date of determination, and

        (B) the amount of the Indebtedness of the other Person.

    "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary

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course of business), purchases or other acquisitions for consideration of
Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holdings or any Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Holdings' Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by Holdings or any Subsidiary of Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment by Holdings or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "Long-term Debt" means, with respect to any specified Person as of any date of calculation, any Indebtedness of such Person, all or part of which, or the final payment of which, is due more than one year after such date.

    "Management Board" means:

    (1) with respect to a corporation, the management board of the corporation or any committee thereof duly authorized to act on behalf of such board;

    (2) with respect to a partnership, the management board of the general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "Net Interest Expense" means, with respect to any specified Person for any period, the interest charges accrued during such period on the Financial Debt of such Person (including imputed interest on any capital lease obligations), less the interest income accrued by such Person on its Current Assets.

    "Net Proceeds" means the aggregate cash proceeds received by Holdings or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness incurred under clause
(1) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," secured by a Lien on the asset or assets that were the subject of such Asset Sale, (3) with respect to any Asset Sale by a Subsidiary, the pro rata amount of proceeds that directly corresponds to the percentage ownership interest of such Subsidiary not owned on the date of such Asset Sale, directly or indirectly, by Holdings and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Operating Cash Flow" means, with respect to any specified Person for any period, the amount of dividends or other distributions paid in cash during such period to the specified Person by any of its Subsidiaries (including

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amounts received in cash by such Person during such period as part of the share repurchase arrangements approved by the shareholders of MobiFon on October 30, 2002 and other similar approved arrangements in the future) with respect to the Equity Interests in MobiFon held by such Person on the date of the indenture and any Equity Interests exchanged or substituted for such Equity Interests, less
(1) any interest expense of the specified Person paid or accrued during such period (except for any interest on Qualified Intercompany Indebtedness paid or accrued in the form of additional Qualified Intercompany Indebtedness) less (2) for the most recently ended calendar year or portion thereof included in such period and any prior calendar year or portion thereof included in such period, the amount of Permitted Corporate Expenses paid in such calendar year or portion thereof, less (3) the proportionate amount of $6.0 million per annum for any period subsequent to the most recently ended calendar year included in such period less (4) for purposes of calculating Operating Cash Flow for any Restricted Payment made prior to December 31, 2003, the proportionate amount of the $8.0 million in Permitted Corporate Expenses that are permitted to be paid in the period beginning on the date of the indenture and ending on December 31, 2003.

    "Parent" means ClearWave N.V., a Dutch corporation.

    "Parent Note" means that note representing Qualified Intercompany Indebtedness from Holdings to Parent as in effect on the date of the indenture, which Parent Note may be assigned by Parent to any other Person of which Holdings is a Subsidiary.

    "Permitted Business" means telecommunications services and other related businesses.

    "Permitted Corporate Expenses" means, without duplication as to amounts:

        (1) payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $6.0 million in any calendar year (except for $8.0 million for the first calendar year); and

        (2) for so long as Holdings is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Holdings and its Subsidiaries ("Tax Payments"). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Holdings would owe if Holdings were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Holdings and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from Holdings shall be paid over to the appropriate taxing authority within 30 days of the Parent's receipt of such Tax Payments or refunded to Holdings.

    "Permitted High Yield Back to Back Debt" has the meaning set forth in the Share Retention and Subordination Deed, dated August 27, 2002, between MobiFon, certain direct and indirect shareholders thereof, Export Development Canada, Nordic Investment Bank and the European Bank for Reconstruction and Development.

    "Permitted Holders" means (1) Telesystem Ltd., (2) Hutchison Whampoa Ltd.,
(3) JPMorgan Partners, LLC, (4) Caisse de depot et placement du Quebec and (5) any Related Party of any of the foregoing.

    "Permitted Investments" means:

        (1) any Investment in Holdings or MobiFon, or, in the case of a Subsidiary of Holdings, in another Subsidiary of Holdings;

        (2) any Investment in Cash Equivalents;

        (3) any Investment by any Subsidiary of Holdings in a Person, if as a result of such Investment:

        (a) such Person becomes a Subsidiary of Holdings; or

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        (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Subsidiary of Holdings;

        (4) any Investment made by a Subsidiary as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

        (5) any acquisition of Capital Stock of MobiFon in the case of Holdings, or any other assets or Capital Stock, in the case of Subsidiary, solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

        (6) any Investments received by a Subsidiary in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of any such Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

        (7)Investments represented by Hedging Obligations;

        (8) loans or advances to employees made in the ordinary course of business of a Subsidiary of Holdings in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

        (9) repurchases of the notes; and

        (10) other Investments by a Subsidiary in any Person other than an Affiliate of Holdings having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding not to exceed $5.0 million.

    "Permitted Liens" means:

        (1) Liens on assets of Holdings or any of its Subsidiaries securing Indebtedness and other Obligations that was permitted by clause (1) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and/or securing Hedging Obligations related thereto;

        (2) Liens in favor of Holdings;

        (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Subsidiary of Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holdings or the Subsidiary;

        (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Holdings or any Subsidiary of Holdings, provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

        (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (6) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

        (7) Liens existing on the date of the indenture;

        (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are

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    being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

        (9) Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

        (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

        (11) Liens created for the benefit of (or to secure) the notes (or Guarantees of the notes); and

        (12) Liens incurred in the ordinary course of business of Holdings or any Subsidiary of Holdings with respect to obligations that do not exceed $7.5 million at any one time outstanding.

    "Permitted Payments to Parent" means the distribution of the net proceeds from the sale of the notes issued on the date of the indenture to the Parent solely for the purpose described in this prospectus under the caption "Use of Proceeds."

    "Permitted Quasi Equity" has the meaning set forth in the Share Retention and Subordination Deed, dated August 27, 2002, between MobiFon, certain direct and indirect shareholders thereof, Export Development Canada, Nordic Investment Bank and the European Bank for Reconstruction and Development.

    "Permitted Refinancing Indebtedness" means any Indebtedness of Holdings or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holdings or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

        (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

        (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

        (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (4) such Indebtedness is incurred either by Holdings or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "Qualified Intercompany Indebtedness" means Indebtedness of Holdings incurred pursuant to clause (3), (4) or (5) of the second paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that by its terms (1) such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes (2) interest payable on such Indebtedness will not exceed 14% per annum and will be payable solely in the form of additional Qualified Intercompany Indebtedness and (3) any Obligation with respect to such Indebtedness (other than the

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Obligation described in clause (2) above) has a Stated Maturity that is 20 years from the final maturity of the notes.

    "Related Party" means:

        (1) any controlling stockholder, a majority (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

        (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).

    "Relevant Taxing Jurisdiction" means (1) any Dutch federal, provincial, territorial or other Dutch government or any authority or agency of or in the Netherlands having the power to tax, and (2) any taxing authority in any jurisdiction (including any political subdivision thereof) in which Holdings is organized or otherwise considered to be a resident for tax purposes.

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Sale of MobiFon Equity" means any direct or indirect transfer, conveyance, sale, lease, other disposition by Holdings of Equity Interests in MobiFon (including, without limitation, any conveyance, sale, lease or other disposition of any interest in the income or profits therefrom).

    "Senior Debt Service" means, with respect to any specified Person for any period, the aggregate of all scheduled payments of principal, interest and fees paid or due and owing in such period under or in respect of any Indebtedness of such Person and its Subsidiaries under the Senior Loan Agreements.

    "Senior Debt Service Coverage Ratio" means, with respect to any specified Person for any period, the ratio of the Free Cash Flow of such Person for such period to the Senior Debt Service of such Person for such period.

    "Senior Loan Agreements" means, collectively, (1) the Loan Agreement, dated August 27, 2002, between MobiFon and the European Bank for Reconstruction and Development, (2) the Loan Agreement, dated August 27, 2002, between MobiFon and Export Development Canada and (3) the Loan Agreement, dated August 27, 2002, between MobiFon and Nordic Investment Bank, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

    "Senior Loans" means, collectively, the loans provided to MobiFon under the Senior Loan Agreements or, as the context may require, the aggregate principal amount thereof from time to time outstanding.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

    "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "Subsidiary" means, with respect to any specified Person:

        (1) any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person; and

        (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries

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    of that Person (or any combination thereof).

    "Supervisory Board" means:

        (1) with respect to a corporation, the supervisory board of the corporation or any committee thereof duly authorized to act on behalf of such board;

        (2) with respect to a partnership, the supervisory board of the general partner of the partnership;

        (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

        (4) with respect to any other Person, the board or committee of such Person serving a similar function.

    "Tax" means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

    "Technical Services Agreements" means, as in effect on the date of the indenture, (1) the Technical Services Agreement dated November 29, 1996 among MobiFon, AirTouch Technical Services, Inc., AirTouchEurope B.V. and Telesystem International Wireless Corporation N.V., as supplemented by the side letter dated September 22, 1997, as amended on January 28, 1999 and (2) the Service Agreement and the Management Service Agreement, both dated April 1, 2002 among ClearWave Services (Mauritius) Ltd. and Holdings.

    "UMTS License" means the license for the provision in Romania of UMTS telecommunications services that may be granted to MobiFon by the Ministry of Communications and Information Technology of Romania and any successor thereto, and any other Romanian governmental or administrative authority that has the powers to regulate the telecommunications sector in Romania, as such license may be amended, supplemented, restated, novated or assigned from time to time.

    "UMTS License Costs" means license fees and other expenses paid or payable by MobiFon in connection with the acquisition of the UMTS License.

    "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

        (2) the then outstanding principal amount of such Indebtedness.

    "Working Capital" means the amount by which Current Assets (excluding cash and Cash Equivalents, deferred and future income tax assets, income tax receivables/recoverables and assets arising out of derivative financial instruments) exceed Current Liabilities (excluding Financial Debt, accrued income taxes payable, deferred or future income tax liabilities, accrued interest payable, accrued dividends payable, other accruals with respect to Distributions and liabilities arising out of derivative financial instruments).

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                           CERTAIN TAX CONSIDERATIONS

    Following is a discussion of certain Netherlands and United States federal income tax considerations relating to the exchange offer and the ownership and disposition of exchange notes. The discussion does not take into account all the specific circumstances that may be relevant to a particular holder of notes nor is it a complete analysis of all tax considerations applicable to an investment in notes. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE CONSEQUENCES, IN YOUR PARTICULAR CIRCUMSTANCES, UNDER NETHERLANDS AND UNITED STATES FEDERAL, STATE, PROVINCIAL AND LOCAL TAX LAWS, AND THE LAWS OF ANY OTHER RELEVANT TAXING JURISDICTIONS, OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES.

CERTAIN NETHERLANDS TAX CONSIDERATIONS

GENERAL

The information set out below is only a summarized description of certain material Dutch tax consequences of the exchange of old notes for exchange notes pursuant to the exchange offer, the holding and the disposition of the exchange notes and it does not purport to be a comprehensive description of all the tax considerations that may be relevant to such exchange, holding or disposition of the exchange notes (in this summary, we will refer to exchange notes as "notes"). This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the Netherlands.

This summary is based on the tax laws of the Netherlands as in effect on the date of this prospectus, as well as regulations, rulings and decisions of the Netherlands and its taxing and other authorities available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Because it is a general summary, holders of the notes should consult their own tax advisors as to the Dutch or other tax consequences of the exchange, holding and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below as well as the application of state, local, foreign or other tax laws.

WITHHOLDING TAX

All payments to be made under the notes may be made free of withholding or deduction of, for or on the account of any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands or any political subdivision or taxing authority thereof or therein.

TAX ON INCOME AND CAPITAL GAINS

A holder of a note will not be subject to Dutch taxation on income or capital gains in respect of any benefit derived or deemed to be derived from that note, including any payment under the notes and any gain realized in the disposal of the notes, provided that such holder of a note:

         (i) is neither a tax resident nor deemed to be a tax resident of the Netherlands, nor, if such holder is an individual, has elected to be taxed as a resident of the Netherlands; and

         (ii) does not have an enterprise, or an interest in an enterprise, which is, in whole or in part, carried on through a permanent establishment or permanent representative in the Netherlands to which or to whom such (deemed) income or capital gains are attributable or are deemed attributable; and

         (iii) is not entitled to a share in the profits of and does not have an interest in an enterprise effectively managed in the Netherlands other than by way of the holding of securities or through an employment contract, to which enterprise the (deemed) income or capital gains are attributable; and

         (iv) in the case such holder is an individual, does not perform activities in the Netherlands with respect to

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


               the notes that exceed normal asset management ("normaal, actief vermogensbeheer"); and

         (v) in the case such holder is an individual, does not have, and certain persons related or deemed related to that holder do not have, directly or indirectly, a substantial interest, as defined in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting
               2001), in the Company, or in any entity that has, or that is part of a cooperation ("samenwerkingsverband") that has, legally or in fact, directly or indirectly, the disposition of any part of the proceeds of the notes; and

         (vi) in the case such holder is not an individual, does not have, directly or indirectly, a substantial interest or a deemed substantial interest, as defined in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001), in the company, or, in the event that the holder does have such interest, it forms part of the assets of an enterprise.

If a holder of a note is not a resident or a deemed resident in the Netherlands, but is a resident in a country that has in effect a double taxation treaty with the Netherlands, such holder may, depending on the terms of and subject to compliance with the procedures for claiming benefits under such double taxation treaty, be eligible for a full or partial exemption from Netherlands taxes (if any) on (deemed) income or capital gains in respect of a note provided such holder is entitled to the benefits of that treaty.

GIFT, ESTATE, OR INHERITANCE TAX

No gift, estate or inheritance tax will arise in the Netherlands on a transfer of a note by way of gift by, or on the death of a holder of a note who is neither a resident nor a deemed resident of the Netherlands for purposes of gift and inheritance taxes, provided that:

         (i) such transfer is not construed as an inheritance, a bequest or a gift by or on behalf of a person who, at the time of the gift or his death, is or was a resident, or a deemed resident of the Netherlands;

         (ii) such holder of a note does not have an enterprise, or an interest in an enterprise, which is carried on through a permanent establishment or permanent representative in the Netherlands and to which enterprise the note is or was attributable;

         (iii) such holder of a note is not entitled to a share in the profits of an enterprise effectively managed in the Netherlands other than by way of the holding of securities or through an employment contract, to which enterprise the note is or was attributable; and

         (iv) such holder of a note does not die while being a resident or deemed resident of the Netherlands within 180 days after the date of a gift of a note.

VALUE-ADDED TAX

No Netherlands value-added tax shall be payable by a holder of a note resulting from the exchange and in respect of the payment of interest or principal under the notes or the transfer of the notes.

OTHER TAXES OR DUTIES

No Netherlands registration tax, custom duty, transfer tax, stamp duty or any other similar tax or duty, other than court fees, will be payable in the Netherlands by a holder of a note in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including the enforcement of any foreign judgment in the courts of the Netherlands) of the notes or the performance by the issuer of its obligations under the notes.

RESIDENCE

A holder of a note will not be treated as a tax resident in the Netherlands by reason only of the holding of a note or the execution, performance, delivery and/or enforcement of a note.

EU SAVINGS DIRECTIVE

    The Council of the European Union approved on June 3, 2003, a directive regarding the taxation of savings income (OJ L 157/38 26 June 2003). Under this directive, member states of the EU will be required to provide to the competent authorities of another member state of the EU information (including the identity of the recipient) regarding payments of interest or other similar income if the paying agent (as defined in the directive, which is not necessarily the debtor of the debt that produces the interest income) is resident in that member state and the individual who is beneficial owner of the interest payment is resident in that other member state, subject to the right of Belgium, Luxembourg and Austria to opt instead for a withholding system during a transitional period. Under this directive the member states of the European Union are required to adopt and publish the laws, regulations and administrative provisions necessary to comply with the directive before January 1, 2004. These laws, regulations and administrative provisions will, subject to a number of important conditions being met, have to be applied from January 1, 2005. At least six months before January 1, 2005 the Council of the European Union will decide, by unanimity, whether these conditions have been met.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE HOLDING OF NOTES. PERSONS INTENDING TO EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material U.S. federal income tax consequences of exchanging old notes for exchange notes pursuant to the exchange offer, and of owning and disposing of exchanges notes. In this discussion, we refer to old notes and exchange notes collectively as "notes." Insofar as it relates to matters of law and legal conclusions, this discussion constitutes the opinion of Pillsbury Winthrop LLP. This discussion deals only with holders that hold notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code." This discussion does not address any tax considerations that may apply to holders subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, persons that mark-to-market their securities, tax-exempt entities, tax-deferred or other retirement accounts, persons subject to the alternative minimum tax, persons that hold notes as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, or persons that have a functional currency other than the U.S. dollar.

    This discussion is based on the Code, income tax regulations issued under the Code, and judicial and administrative interpretations of the Code and the income tax regulations, all as of the date of this prospectus. All of the foregoing are subject to change at any time, and any change could be retroactive.

    For purposes of this discussion, a "U.S. holder" means a beneficial owner of notes that is, for U.S. federal income tax purposes:

    - an individual who is a citizen or resident of the United States,

    - a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

    - a trust the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions.

    The term "U.S. holder" also includes certain former citizens and residents of the United States.

    If a partnership holds notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that hold notes should consult their tax advisors.

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

    As used herein, a "non-U.S. holder" is a beneficial owner of notes that is not a U.S. holder.

    THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO AN EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER, OR OF HOLDING AND DISPOSING OF EXCHANGE NOTES. IT DOES NOT TAKE INTO ACCOUNT THE INDIVIDUAL CIRCUMSTANCES OF ANY PARTICULAR HOLDER, NOR DOES IT ADDRESS ANY ASPECT OF ESTATE OR GIFT TAX LAWS OR OF STATE, LOCAL OR FOREIGN TAX LAWS. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR FOR ADVICE CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER STATE, LOCAL OR FOREIGN TAX LAWS.

THE EXCHANGE OFFER

    The exchange of old notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. Accordingly, a holder should not recognize any gain or loss as a result of the exchange. A holder should have the same tax basis in the exchange notes as it had in the old notes exchanged therefor, and the holding period of the exchange notes will include the holding period of the old notes exchanged therefor.

U.S. HOLDERS

Original Issue Discount

    Because we will be required to use a portion of Excess Cash, if any, to offer to redeem a portion of the notes, and because those redemption payments will be contingent, we intend to take the position that applicable Treasury Regulations regarding contingent payment debt instruments should apply to the notes, requiring us to construct a projected payment schedule for the notes. U.S. holders generally will recognize all interest income with respect to a note on a constant yield basis based on this projected payment schedule (without regard to the timing of cash payments denominated as interest), subject to certain adjustments if actual contingent payments differ from those projected. Such interest income is treated as "original issue discount" or "OID."

    The projected payment schedule will include each noncontingent payment and a projection of the amount and timing of each contingent payment on the notes as of the issue date. The projected payment schedule must produce the "comparable yield," which is the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the notes. The amount of OID that accrues during each accrual period is the product of the "comparable yield" (adjusted for the length of the accrual period) and the "adjusted issue price" of the notes at the beginning of each accrual period. The "adjusted issue price" of a note is equal to its issue price (i.e., the first price at which a substantial amount of the notes are sold to the public for cash), increased by OID previously accrued on the note (determined without regard to any adjustments described below), and decreased by the amount of noncontingent payments and the projected amount of any contingent payments previously made on the note. Except for adjustments made for differences between actual and projected payments, the amount of OID included in income by a U.S. holder is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year (or portion thereof) on which the holder held such note. The "daily portions" of OID are determined by allocating to each day in any accrual period a ratable portion of the OID attributable to that accrual period. To the extent that a payment made in respect of the notes is consistent with the projected payment schedule, the receipt of any such payment will not be separately included in income. If the total actual payments exceed the total projected payments in a tax year (a "net positive adjustment"), U.S. holders will generally be required to treat such excess as additional OID includible in gross income for such tax year. If the total actual payments are less than the total projected payments in a tax year (a "net negative adjustment"), U.S. holders will be required to reduce the amount of OID that they would otherwise account for by the amount of such difference. If the net negative adjustment exceeds the amount of OID for the taxable year that the U.S. holder would otherwise account for, such excess will be treated as ordinary loss to the extent that the U.S. holder's total OID inclusions with respect to the note exceed the total net negative adjustments treated as ordinary loss on the note in prior taxable years. Any remaining excess will be a "negative adjustment carryforward" and treated as a negative adjustment in the succeeding tax year. If a note is sold, exchanged or retired, any negative adjustment carryforward from the prior year will reduce the U.S. holder's amount realized on the sale, exchange or retirement. If a U.S. holder purchases notes at a discount or premium to the adjusted issue price, the discount will be treated as a positive adjustment and the premium will be treated as a negative adjustment. The U.S. holder must reasonably allocate the adjustment over the remaining term of the notes by reference to the accruals of OID at the comparable yield or to the projected payments. It may be reasonable to allocate the adjustment over the remaining term of the notes pro rata with the accruals of OID at the comparable yield. You should consult your tax advisor regarding these allocations. Because the yield to maturity of the notes, for U.S. federal income tax purposes, will be determined by assuming that the projected payments will be made on specific dates, U.S. holders will likely be required to include amounts of OID in income prior to the receipt of cash payments attributable to such OID.

    We will, upon written request made to us at our principal executive offices, provide to any U.S. holder the projected payment schedule, the comparable yield, the issue price, the issue date, the amount of OID and the adjusted issue price of the notes. The payment amounts, timing thereof, and yield set forth on the projected payment schedule are for U.S. federal income tax purposes only and are not assurances with respect to any aspect of the notes. For U.S. federal income tax purposes, a U.S. holder must use the comparable yield and projected payment schedule to determine the amount and accrual of OID, unless such holder explicitly discloses, in accordance with applicable Treasury Regulations, its differing position. The IRS, however, is not bound by such schedule and will not respect the projected payment schedule if it determines such schedule to be unreasonable. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE CONTINGENT PAYMENT RULES DESCRIBED ABOVE TO THE NOTES.

    For purposes of the U.S. foreign tax credit limitations, OID received on the notes will be foreign source income and will generally be "passive income" or "financial services income." Subject to complex limitations, a U.S. holder generally will be entitled to a foreign tax credit against its U.S. federal income tax liability or a deduction in computing its U.S. federal taxable income in respect of any Netherlands taxes withheld by us. You should consult your tax advisor as to the consequences of Netherlands withholding taxes and the availability of a foreign tax credit or deduction.

Sale, Exchange or Retirement of Notes

    A U.S. holder will generally recognize gain or loss upon the sale or other taxable disposition of a note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received in exchange therefor, reduced by any negative adjustment carryforward (as described above), and (ii) the U.S. holder's adjusted tax basis in such note. A U.S. holder's adjusted tax basis in a note generally will be equal to the price paid for such note, increased by the amount of OID previously accrued on the note (determined without regard to any adjustments to OID accruals described above, other than adjustments to reflect any purchase discount or premium described above) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note. If a note is sold or otherwise disposed of when there are remaining contingent payments under the projected payment schedule, then any gain recognized upon such sale or other disposition will be ordinary interest income, while any loss recognized will be ordinary loss to the extent the U.S. holder's total interest inclusions on a note exceed the total net negative adjustments on the note that the U.S. holder took into account as ordinary loss under the rules described above, and any additional loss will generally be a capital loss. If, however, a note is sold or otherwise disposed of after there are no remaining contingent payments due on the notes under the projected payment schedule, the resulting gain or loss will generally be capital gain or loss and will be long-term if the note had been held for more than one year. Generally, for U.S. holders who are individuals, long-term capital gains are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to restrictions.

NON-U.S. HOLDERS

    Subject to the discussion of backup withholding below, interest paid and OID on notes held by a non-U.S. holder, and gain recognized by a non-U.S. holder on the sale, exchange or retirement of notes, will not be subject to U.S. federal income tax unless the interest or gain is "effectively connected" with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the non-U.S. holder), or, in the case of gain recognized by a non-U.S. holder who is an individual, he or she is present in the United States for a total of 183 days or more during the taxable year in which such gain is recognized and certain other conditions are met. A corporate non-U.S. holder may, under certain circumstances, be subject to an additional "branch profits tax" at a

30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" interest paid, OID or gain recognized on the notes.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

    A U.S. holder (other than an "exempt recipient," including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at the applicable rate on, and to information reporting requirements with respect to, payments of principal, interest or OID on, and to proceeds from the sale, exchange or retirement of, notes. In general, if a non-corporate U.S. holder subject to information reporting fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements, backup withholding may apply. The backup withholding tax is not an additional tax and may be credited against a U.S. holder's regular U.S. federal income tax liability or refunded by the Internal Revenue Service.

    Non-U.S. holders are generally exempt from information reporting and backup withholding provided, if necessary, they demonstrate their exemption. Any backup withholding tax generally will be allowed as a credit or refund against the non-U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days following the completion of this exchange offer we will make this prospectus, as amended or supplemented, available upon request to any broker-dealer for use in connection with any such resale.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days following the completion of this exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    NOTICE TO INVESTORS

    The exchange notes are not and will not be offered in the Netherlands other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which as an ancillary activity regularly invest in securities).

                        ENFORCEMENT OF CIVIL LIABILITIES

    We are incorporated in the Netherlands. ClearWave, the sole member of our board of management, as well as the members of its board of management and its supervisory board are not residents of the United States and all of our assets and most of the assets of ClearWave and such directors are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon us, ClearWave or its directors or to realize against us and them in the United States upon judgments of courts of the United States predicated upon civil liabilities of us or our directors under the federal securities laws of the United States or the securities or blue sky laws of any state within the United States.

    The United States and the Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be enforceable in the Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in the Netherlands such party may submit to a Dutch court the final judgment that has been rendered in the United States. To the extent that the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, give binding effect to the final judgment that has been rendered in the United States unless such judgment contravenes principles of public policy of the Netherlands. Additionally, there may be doubt as to the enforceability, in original actions in Dutch courts, of liabilities based solely upon the federal securities laws of the United States. See "Risk Factors -- Because judgments of U.S. courts are not directly enforceable in the Netherlands, you may find it more difficult to enforce your rights than if we were a U.S. company."

                                  LEGAL MATTERS

    Certain legal matters relating to the exchange offer will be passed upon for us by Pillsbury Winthrop LLP, New York, New York, with respect to matters of U.S. law, and Stibbe P.C., New York, New York, with respect to matters of Dutch law.

                             INDEPENDENT ACCOUNTANTS

    Our financial statements as of December 31, 2002 and December 31, 2001 and for the years ending December 31, 2002, 2001 and 2000, included in this prospectus have been audited by Ernst & Young LLP, independent accountants, as stated in their report appearing herein.

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

                         INDEX TO FINANCIAL INFORMATION

                                                                        PAGE
                                                                        ----
CONSOLIDATED FINANCIAL STATEMENTS OF MOBIFON HOLDINGS
  B.V.
Auditors' Report....................................................    F-2
Consolidated Balance Sheets as at December 31, 2002 and
  2001..............................................................    F-3
Consolidated Statements of Income and Comprehensive Income
  for the years ended December 31, 2002, 2001 and 2000..............    F-4
Consolidated Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..................................    F-5
Consolidated Statements of Shareholder's Equity (Deficiency)
  as at December 31, 2002, 2001, 2000 and 1999......................    F-6
Notes to Consolidated Financial Statements..........................    F-7

INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
  MOBIFON HOLDINGS B.V.
Consolidated Balance Sheets as at June 30, 2003 and
  December 31, 2002.................................................    F-20
Consolidated Statements of Income and Comprehensive Income
  for the three and six months ended June 30, 2003 and 2002.........    F-21
Consolidated Statements of Cash Flows for the three and six months
  ended June 30, 2003 and 2002......................................    F-22
Consolidated Statements of Shareholder's Equity (Deficiency)
  as at June 30, 2003 and 2002......................................    F-23
Notes to Consolidated Financial Statements..........................    F-24

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Management and Shareholder of MOBIFON HOLDINGS B.V.

    We have audited the accompanying consolidated balance sheets of MobiFon Holdings B.V., as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, cash flows and shareholder's equity (deficiency) for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of MobiFon Holdings B.V.'s, management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobiFon Holdings B.V., at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 3 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets and in 2001 the Company changed its method of accounting for derivative financial instruments.

/s/ ERNST & YOUNG LLP

Montreal, Canada
February 25, 2003
(except for Note 16 as to which the
date is July 18, 2003)

                              MOBIFON HOLDINGS B.V.

                           CONSOLIDATED BALANCE SHEETS

                                                                                           AS AT DECEMBER 31,
                                                                                     -----------------------------
                                                                                         2002              2001
                                                                                     ------------       ----------
                                                                                     [IN THOUSANDS OF U.S. DOLLARS]
                ASSETS [NOTE 7]
CURRENT ASSETS
  Cash and cash equivalents....................................................      $     39,539       $   40,814
  Trade debtors, net of allowance for doubtful accounts of
     $5,674 and $7,301 as at December 31, 2002 and 2001,
     respectively..............................................................            38,173           34,448
  Inventories..................................................................             4,787            4,092
  Prepaid expenses.............................................................            11,224            6,964
  Deferred cost of equipment...................................................             9,985            7,492
  Deferred income tax asset [Note 10]..........................................             1,932            3,548
  Other current assets.........................................................             1,033            1,270
                                                                                     ------------       ----------
TOTAL CURRENT ASSETS...........................................................           106,673           98,628
                                                                                     ------------       ----------
  Property, plant and equipment [Note 5].......................................           446,624          428,051
  License [Note 5].............................................................            61,594           67,949
  Goodwill [Note 4]............................................................            47,523           47,523
  Deferred financing and other costs...........................................             8,069            6,863
                                                                                     ------------       ----------
TOTAL ASSETS...................................................................      $    670,483       $  649,014
                                                                                     ============       ==========
  LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIENCY)
CURRENT LIABILITIES
  Accounts payable -- trade....................................................            20,793           37,647
  Accounts payable -- TIW Group [Note 13]......................................               119            1,166
  Income and value added taxes payable.........................................            10,457            3,826
  Accrued liabilities..........................................................            17,011           17,665
  Deferred revenues............................................................            20,265           18,842
  Derivative financial instrument position [Note 15]...........................                --            2,788
  Current portion of long-term debt [Note 7]...................................                --           41,251
  Current portion of subordinated loan from parent company [Notes 1 and 13]               255,818               --
  Distribution payable to minority interests [Note 4]..........................            13,400               --
                                                                                     ------------       ----------
TOTAL CURRENT LIABILITIES......................................................           337,863          123,185
                                                                                     ------------       ----------
  Deferred income tax liability [Note 10]......................................             5,211            3,548
  Long-term debt [Note 7]......................................................           267,700          219,963
  Derivative financial instrument position [Note 15]...........................             3,688               --
  Subordinated loan from parent company [Notes 1 and 13]                                  412,282               --
  Minority interests...........................................................            89,612           85,711
                                                                                     ------------       ----------
TOTAL LIABILITIES..............................................................         1,116,356          432,407
                                                                                     ------------       ----------
SHAREHOLDER'S EQUITY (DEFICIENCY) [NOTE 1]

  Invested capital.............................................................                --          193,086
  Share capital [Note 8]
     18,000 common shares......................................................                16               --
  Retained earnings............................................................            37,766           25,292
  Excess of nominal value of loan from parent company over
     invested capital [Note 1].................................................          (481,929)              --
  Accumulated other comprehensive income (loss)
     Accumulated changes in fair value of interest rate
      swaps [Note 15]..........................................................            (1,726)          (1,771)
                                                                                     ------------       ----------
TOTAL SHAREHOLDER'S EQUITY (DEFICIENCY)........................................          (445,873)         216,607
                                                                                     ------------       ----------
                                                                                     $    670,483       $  649,014
                                                                                     ============       ==========

Commitments and contingencies [Notes 4 and 14]

Subsequent events [Note 16]
See accompanying Notes

On behalf of the board of management:

                       Alexander Tolstoy   James J. Jackson
                       Managing Director   Managing Director

                              MOBIFON HOLDINGS B.V.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                  ----------------------------------------
                                                                      2002          2001           2000
                                                                  -----------   -----------    -----------
                                                                        [IN THOUSANDS OF U.S. DOLLARS]
REVENUES
  Services...................................................     $   425,567   $   359,868    $   299,470
  Equipment..................................................          21,215        12,475          8,097
                                                                  -----------   -----------    -----------
                                                                      446,782       372,343        307,567
COSTS
  Cost of services...........................................          81,462        69,835         62,367
  Cost of equipment..........................................          39,160        27,236         18,347
  Selling, general and administrative expenses [Notes
     9 and 13]...............................................          94,613        88,831         96,735
  Depreciation and amortization [Note 9].....................          86,920        77,799         65,966
                                                                  -----------   -----------    -----------
OPERATING INCOME.............................................         144,627       108,642         64,152
  Interest expense -- Third party [Note 9]...................         (25,912)      (35,238)       (35,373)
  Interest expense -- Related party [Note 13]................         (35,194)           --             --
  Interest and other income..................................           1,464         1,869          1,231
  Foreign exchange loss......................................          (2,008)       (3,843)        (6,519)
  Loss related to extinguishment of debt [Note 3]............         (10,100)           --             --
                                                                  -----------   -----------    -----------
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS............          72,877        71,430         23,491
  Income taxes [Note 10].....................................          32,272            --             --
                                                                  -----------   -----------    -----------
INCOME BEFORE MINORITY INTERESTS.............................          40,605        71,430         23,491
  Minority interests.........................................         (28,131)      (27,355)       (10,945)
                                                                  -----------   -----------    -----------
NET INCOME...................................................          12,474        44,075         12,546
  Cumulative effect of change in accounting principle for
     derivatives and hedging activities, net of minority
     interests of $757 [Note 15].............................              --        (1,318)            --
  Change in fair value of interest rate swaps, net of tax
     of $922 in 2002 and of minority interests of $23
     [2001 -- $260] [Note 15]................................              45          (453)            --
                                                                  -----------   -----------    -----------
COMPREHENSIVE INCOME.........................................     $    12,519   $    42,304    $    12,546
                                                                  ===========   ===========    ===========

                             See accompanying Notes

                              MOBIFON HOLDINGS B.V.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                                ------------------------------------------
                                                                    2002           2001           2000
                                                                ------------   ------------   ------------
                                                                       [IN THOUSANDS OF U.S. DOLLARS]
OPERATING ACTIVITIES
  Net income...............................................     $     12,474   $     44,075   $     12,546
  Adjustments to reconcile net income to cash provided
     by operating activities
     Depreciation and amortization.........................           86,920         77,799         65,966
     Accreted interest on long-term debt...................            1,984          2,394          2,070
     Accreted interest on subordinated loan from parent
       company.............................................           35,194             --             --
     Minority interests....................................           28,131         27,355         10,945
     Amortization/write-off of deferred financing costs
       [Note 3]............................................            7,441          3,452          3,660
     Deferred income taxes.................................            4,201             --             --
     Other non-cash items..................................            1,249             --            478
  Changes in operating assets and liabilities
     [Note 11].............................................          (21,506)        22,402          2,982
                                                                ------------   ------------   ------------
CASH PROVIDED BY OPERATING ACTIVITIES......................          156,088        177,477         98,647
                                                                ------------   ------------   ------------
INVESTING ACTIVITIES
  Acquisitions of property, plant and equipment
     [Note 11].............................................         (100,337)      (125,541)       (85,010)
  Increase of ownership in subsidiaries [Note
     4]....................................................               --        (23,239)       (17,000)
                                                                ------------   ------------   ------------
CASH USED IN INVESTING ACTIVITIES..........................         (100,337)      (148,780)      (102,010)
                                                                ------------   ------------   ------------
FINANCING ACTIVITIES
  Repayment of loan from the parent company [Note
     13]...................................................          (42,084)            --             --
  Net contributions in invested capital [Note
     4]....................................................               --         15,106         25,205
  Issuance of subsidiaries' shares to minority
     interests.............................................               --             --          6,795
  Subsidiary distributions paid to minority interests
     [Note 4]..............................................          (10,798)            --             --
  Proceeds from issue of long-term debt [Note
     7]....................................................          255,000             --            518
  Repayment of long-term debt [Note 7].....................         (250,498)       (25,705)        (7,002)
  Deferred financing costs [Note 7]........................           (8,646)            --           (109)
                                                                ------------   ------------   ------------
CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES...............................................          (57,026)       (10,599)        25,407
                                                                ------------   ------------   ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS....................           (1,275)        18,098         22,044
  Cash and cash equivalents, beginning of period...........           40,814         22,716            672
                                                                ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...................     $     39,539   $     40,814   $     22,716
                                                                ============   ============   ============

                             See accompanying Notes

                              MOBIFON HOLDINGS B.V.

      CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIENCY) [NOTE 1]

                                                        EXCESS OF NOMINAL
                                                       VALUE OF LOAN FROM                ACCUMULATED        TOTAL
                                                         PARENT COMPANY      RETAINED       OTHER       SHAREHOLDER'S
                                INVESTED      SHARE       OVER INVESTED      EARNINGS   COMPREHENSIVE      EQUITY
                                CAPITAL      CAPITAL         CAPITAL         (DEFICIT)  INCOME (LOSS)   (DEFICIENCY)
                                -------      -------   ------------------    ---------  -------------   ------------
                                                               [IN THOUSANDS OF U.S. DOLLARS]
BALANCE AS AT DECEMBER
  31, 1999..................   $  120,118    $    --        $      --       $ (31,329)    $     --      $    88,789
Net contributions,
  including non-cash items
  [Note 4]..................       40,561         --               --              --           --           40,561
Comprehensive income........           --         --               --          12,546           --           12,546
                               ----------    -------        ---------       ---------     --------      -----------
BALANCE AS AT DECEMBER
  31, 2000..................      160,679         --               --         (18,783)          --          141,896
Net contributions,
  including non-cash items
  [Note 4]..................       32,407         --               --              --           --           32,407
Comprehensive income........           --         --               --          44,075       (1,771)          42,304
                               ----------    -------        ---------       ---------     --------      -----------
BALANCE AS AT DECEMBER
  31, 2001..................      193,086         --               --          25,292       (1,771)         216,607
Issuance of common
  shares....................           --         16               --              --           --               16
Combination under common
  control...................     (193,086)        --         (481,929)             --           --         (675,015)
Comprehensive income........           --         --               --          12,474           45           12,519
                               ----------    -------        ---------       ---------     --------      -----------
BALANCE AS AT DECEMBER
  31, 2002..................   $       --    $    16        $(481,929)      $  37,766     $ (1,726)     $  (445,873)
                               ==========    =======        =========       =========     ========      ===========

                             See accompanying Notes

                              MOBIFON HOLDINGS B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002
     [ALL TABULAR AMOUNTS ARE IN THOUSANDS OF U.S. DOLLARS UNLESS OTHERWISE
      INDICATED]

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

DESCRIPTION OF BUSINESS

     MobiFon Holdings B.V. ["the Company"], develops and operates a wireless telecommunications network in Romania through its operating subsidiary MobiFon S.A. ["MobiFon"] which was established November 26, 1996. The Company is a wholly owned subsidiary of ClearWave N.V. As at December 31, 2002, Telesystem International Wireless Inc. ["TIW"], together with its wholly owned subsidiary, Telesystem International Wireless Corporation N.V. ["TIWC"], had an 85.6% equity interest and a 94.9% voting interest in ClearWave N.V. As at December 31, 2002 the Company owned 62.4% of the equity and voting rights of MobiFon.

     The Company expects to have future capital requirements, particularly in relation to the addition of capacity to its Romanian network and to service debt. The Company intends to finance such future capital requirements from cash flows from operating activities and from its senior loan facility.

     The Company's future performance may be affected by factors such as political changes including government actions relating to its licenses and local taxes, changes in technology, competition, inflation and foreign exchange fluctuations.

BASIS OF PRESENTATION

     The Company was incorporated on March 15, 2002 under the laws of The Netherlands. On that date, the Company issued 18,000 shares of its common stock to ClearWave N.V., its parent company, for a consideration of (euro)18,000. Pursuant to a Share Sale-Purchase Agreement dated March 28, 2002 with ClearWave N.V., the Company incurred a $675 million demand loan payable in exchange for ClearWave N.V.'s then 63.5% equity interest in MobiFon. This related party transaction has been recorded at the carrying value of ClearWave N.V. This combination of entities under common control is accounted for in a manner similar to a pooling-of-interests. Accordingly, these consolidated financial statements reflect the results of operations and changes in cash flows as if the Company had always carried on the business in Romania. All contributions made from inception to MobiFon's capital stock including costs and expenses incurred in connection with the Company's initial investment in MobiFon and acquisitions/dispositions of MobiFon's equity interest from/to third parties up to March 28, 2002, were accounted for as invested capital within shareholder's equity. On that date, the invested capital account was eliminated by the transaction described above and the excess of the nominal value of the loan over the invested capital was accounted for in a separate account as a reduction of shareholder's equity. The basis of funding and consequent interest charges and financing cash flows are not representative of those that would have existed in the Company as a stand-alone entity because the Company's access to capital and cost of capital as a stand-alone entity would have been different than that of TIW and TIWC for periods prior to September 1999, the date of incorporation of ClearWave N.V., and to that of ClearWave N.V., for subsequent periods. In connection with the initial subscription of MobiFon, TIWC has made advances to certain minority shareholders which have since been repaid and which are not reflected in these financial statements. The commitment of TIW and ClearWave N.V., relating to put options granted to certain minority interests in MobiFon has not been transferred to the Company.

     The consolidated financial statements for the period from inception to March 28, 2002 do not include an allocation of TIW and ClearWave N.V.'s, central management costs other than those directly incurred in connection with its initial investment in MobiFon and those that have been charged to MobiFon based on the level of services rendered [see Note 13]. The Company believes that such basis of allocation is reasonable and that the allocated amount, together with costs incurred directly by the Company's operations, is representative of the costs that would have been incurred by the Company's operation on a stand-alone basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ["U.S. GAAP"] and the related rules and regulations adopted by the United States Securities and Exchange Commission.

     The summary of significant accounting policies is as follows:

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries, MobiFon. The effect of the decrease in the Company's equity interest as a result of the shares issued by MobiFon to minority interests is reported as dilution gains or losses in the Company's consolidated statements of income.

CASH EQUIVALENTS

     Cash equivalents consist of term deposits and highly liquid debt instruments purchased with a maturity of three months or less, and are considered to be cash equivalents for cash flow reporting purposes.

INVENTORIES

     Inventories consist principally of handsets and accessories held for resale and are stated at the lower of cost, determined on a first-in first-out basis, and net realizable value.

PROPERTY, PLANT AND EQUIPMENT AND LICENSE

     Fixed assets and intangible assets are recorded at cost and are amortized over their estimated useful lives using the straight-line method over the following periods:

Network equipment and infrastructure.....     5 to 10 years
Buildings................................     20 years
Computer equipment and software..........     3 to 5 years
Other equipment..........................     3 to 5 years
License..................................     15 years
Leasehold improvements...................     terms of the leases

     The Company undertook a review of the remaining useful lives of certain of its assets based on current and expected future technical conditions and utility of these assets. As a result, effective October 1, 2002, the Company changed the estimated useful lives of certain of these assets reported with network equipment and with computer equipment and software, which resulted in an increase in depreciation expense in 2002 of approximately $3.0 million, including $1.6 million of asset write-downs.

     The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. Renewals and improvements are capitalized.

GOODWILL

     Goodwill represents the excess of the cost of business acquisitions over the fair value of the identifiable net assets acquired. Goodwill is tested for impairment annually or more often if events or changes in circumstances indicate that it might be impaired. The impairment test consists of a comparison of the fair value of the reporting unit to which goodwill is assigned with its carrying amount. Any impairment loss in the carrying amount compared with the fair value is charged to income in the year in which the loss is recognized. See Note 3.

FINANCING COSTS

     Share issue costs are recorded as a reduction of the related share capital. Debt issue costs are deferred and are amortized over the life of the debt to which they relate.

INCOME TAXES

     The Company follows the liability method in accounting for income taxes. Deferred tax balances reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts. Valuation allowances are established when it is more likely than not deferred tax assets will not be realized.

FOREIGN CURRENCY TRANSLATION

     Transactions arising in foreign currencies are translated into U.S. dollars at the exchange rate at the transaction dates. At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are translated at the year-end rates of exchange. The resulting translation gains or losses are recognized in the consolidated statements of income.

     The financial statements of foreign entities in highly inflationary economies are re-measured using the functional currency of their parent. Romania has a highly inflationary economy and accordingly, MobiFon's financial statements are measured in U.S. dollars, the functional currency of MobiFon Holdings B.V. Monetary assets and liabilities denominated in local currencies are translated into U.S. dollars at the prevailing period-end exchange rate. All other assets and liabilities are translated at historical exchange rates. Results of operations have been translated using historical rates. Translation differences resulting from the use of these different rates are charged to income.

REVENUE RECOGNITION

     Revenues from airtime and roaming, including those billed in advance are recognized when services are provided or when contracts expire in the case when services have not been used. Revenues from handsets and related equipment are recognized upon shipment except for those whose use is restricted to the Company's network, which together with the related cost of equipment are deferred and amortized over the term of the contract. When handsets, related equipment and access to network are bundled with airtime, the revenue for the airtime is measured, at the price of the airtime on a stand-alone basis. When prepaid cards are sold to dealers, the revenue for the airtime is measured at the face value of the time sold but such revenue is initially deferred until the airtime is actually used by the customer or the card expires. Commissions to dealers are classified within selling, general and administrative expenses.

SUBSCRIBER ACQUISITION COSTS

     The excess of the cost of handsets to the Company over the amount recovered from sales to subscribers is recognized in earnings upon the sale of the handsets and is recorded in cost of equipment.

ADVERTISING COSTS

     Advertising costs are expensed as incurred.

DERIVATIVE FINANCIAL INSTRUMENTS

     Derivative financial instruments are presented at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative is presented net of tax and minority interests, in other comprehensive income and is recognized in the income statement when the hedged item affects earnings. The ineffective portion of the change in the fair value of cash flow hedges is recognized in earnings. All of the Company's derivatives that are designated as hedges at December 31, 2002 and 2001 are designated as cash flow hedges.

3. CHANGE IN ACCOUNTING POLICIES

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets. Under the new standard, goodwill is no longer amortized. Effective January 1, 2002, the Company has adopted Statement 142 and applied its recommendations prospectively.

     The following table reconciles the reported net income and adjusted net income excluding amortization of goodwill:

                                    2002        2001        2000
                                 ----------  ----------  ----------
Reported net income.........     $   12,474  $   44,075  $   12,546
Amortization of goodwill....             --       2,327         555
                                 ----------  ----------  ----------
Adjusted net income.........     $   12,474  $   46,402  $   13,101
                                 ==========  ==========  ==========

     The Company has decided to early adopt SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. As a result, gains and losses from extinguishment of debt are classified as extraordinary items only if they meet the criteria in APB 30. In connection with the early extinguishment of the syndicated senior credit facilities (see Note 7), unamortized deferred financing costs in the amount of $5.2 million and additional interest paid and cancellation fees totaling $4.9 million have been presented separately in the consolidated statement of income and comprehensive income as expenses related to the extinguishment of debt due to their unusual nature. The Company has determined that this loss does not qualify as an extraordinary item.

     Effective January 1, 2001, the Company adopted SFAS 133, as amended by SFAS 137 and 138, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. In accordance with SFAS 133, hedges related to anticipated transactions are designated and documented at the inception of the respective hedge as cash flow hedges and evaluated for effectiveness quarterly. Under the new rules, all derivative financial instruments are presented at their fair value, including those identified as hedges for accounting purposes. The change in the fair value of such derivatives is presented net of tax and minority interests, in other comprehensive income and is recognized in the income statement when the hedged item affects earnings. The implementation of these new rules has no impact on the determination of net income.

4. INVESTMENTS AND DIVESTITURES

     On March 23, 2000, MobiFon issued capital stock for an aggregate amount of $15.0 million of which the Company's share was $8.2 million.

     In June 2000, the Company acquired 4.23% of MobiFon's outstanding shares from a minority shareholder for an aggregate purchase price of $32.2 million of which $17.0 million was paid cash and $6.1 million through a forgiveness of debt by TIWC. The remaining $9.1 million was paid through an issue of shares by TIW. Subsequently in 2001, the Company sold 25% of the acquisition for proceeds equal on a pro rata basis to the consideration paid by the Company. The acquisition, net of shares subsequently sold, was accounted for using the purchase method. As a result of the acquisition, $19.5 million of goodwill has been recorded and the Company's equity interest increased from 54.7% to 58.9%.

     On February 15, 2001, the Company acquired 5.7% of MobiFon's outstanding shares from certain minority shareholders for an aggregate purchase price of $40.5 million. Of this amount, $23.2 million was paid cash, $12.3 million through an issue of units by TIW and $5.0 million through a forgiveness of debt by TIWC. These transactions, which increased the Company's equity interest to 63.5%, were accounted for using the purchase method and goodwill amounting to $31 million was recorded.

     During 2002, MobiFon declared and paid dividends to its shareholders totaling $27.5 million of which the minority interests' share was $10.1 million. On October 30, 2002, the shareholders of MobiFon approved further distributions of up to $38.8 million by means of a share repurchase. Shareholders can tender their shares between October 30, 2002 and June 30, 2003 in order to realize their pro rata share of this distribution amount of which the Company's share is $24.6 million. In the event not all MobiFon shareholders exercised their options to sell their entire pro rata portion, any of the MobiFon shareholders shall have the right to buy back the shares sold to MobiFon at the same purchase price by December 31, 2003. A first distribution of $16.6 million was paid on October 30, 2002, of which $15.8 million was paid to the Company. Further distributions of $8.8 million were paid to the Company on December 19, 2002. The effect of these distributions was to decrease the Company's equity interest in MobiFon from 63.5% to 62.4%. MobiFon's shareholders are not required to participate pro rata in the share repurchase. The Company has also retained its right to buy back the shares sold to MobiFon if the other shareholders elect not to participate pro rata in the share repurchase. Accordingly, the Company's ownership of MobiFon may vary between 62.4% and 63.5%, throughout the tender period, depending on the timing and the extent of each shareholder's participation in the repurchase. As it is not determinable that all shareholders of MobiFon will participate pro rata in the shares repurchase, pending expiration of the tender period, distributions made through shares repurchase have been accounted for in a manner similar to dividends declared by a subsidiary and the amount that MobiFon is committed to distribute to minority interests is presented within current liabilities. [See Note 16]

5. PROPERTY, PLANT AND EQUIPMENT AND LICENSE

                                                               ACCUMULATED
                                                            DEPRECIATION AND        NET
                                                  COST        AMORTIZATION      BOOK VALUE
                                              -----------   ----------------   -----------
AS AT DECEMBER 31, 2002
PROPERTY, PLANT AND EQUIPMENT
Network equipment and infrastructure......    $   568,429      $  204,467      $   363,962
Buildings and leasehold improvements......         21,837           6,475           15,362
Computer equipment and software...........        100,670          58,744           41,926
Other equipment...........................         22,974          12,991            9,983
Construction in progress..................         15,391              --           15,391
                                              -----------      ----------      -----------
                                                  729,301         282,677          446,624
                                              ===========      ==========      ===========
LICENSE...................................    $   102,005      $   40,411      $    61,594
                                              ===========      ==========      ===========

                                                               ACCUMULATED
                                                            DEPRECIATION AND     NET BOOK
                                                  COST        AMORTIZATION         VALUE
                                              -----------   ----------------   -----------
AS AT DECEMBER 31, 2001
PROPERTY, PLANT AND EQUIPMENT
Network equipment and infrastructure......    $   468,947      $  143,708      $   325,239
Buildings and leasehold improvements......         21,341           5,526           15,815
Computer equipment and software...........         80,204          43,010           37,194
Other equipment...........................         20,133          10,433            9,700
Construction in progress..................         40,103              --           40,103
                                              -----------      ----------      -----------
                                                  630,728         202,677          428,051
                                              ===========      ==========      ===========
LICENSE...................................    $   102,005      $   34,056      $    67,949
                                              ===========      ==========      ===========

     Included in buildings and leasehold improvements are assets with a net carrying value of $11.2 million [2001 -- $12.2 million] that are financed through an obligation under a capital lease.

6. OPERATING CREDIT FACILITY

     As at December 31, 2002, MobiFon has available uncommitted operating credit facilities totaling $20 million ($20 million at December 31, 2001). The facilities consist of a $9.0 million overdraft facility and $1.0 million for the issuance of letters of guarantee to third parties and a second $10 million facility. The $9.0 million overdraft facility can be drawn in U.S. dollars bearing interest of LIBOR plus 1.5% per annum or in Romanian Lei bearing interest at the rate of the bank's cost of funds plus 5% per annum. The second $10 million facility is repayable on demand and bears interest at the rate of the lender's U.S. dollar prime rate plus 3.05% per annum. There were no borrowings outstanding under this facility as of December 31, 2002 and December 31, 2001.

7. LONG-TERM DEBT

                                                                      2002          2001
                                                                  -----------   -----------
MOBIFON
SYNDICATED SENIOR CREDIT FACILITIES
Original facility..............................................   $        --   $   158,825
Expansion facility.............................................            --        71,963
2002 facility..................................................       255,000            --
                                                                  -----------   -----------
                                                                      255,000       230,788
Subordinated loan, including accrued interest of $7,726 as
  at December 31, 2001.........................................            --        17,726
Sale and lease back financing, 32%, option expected to be
  exercised in July 2004.......................................        12,700        12,700
                                                                  -----------   -----------
                                                                      267,700       261,214
                                                                  -----------   -----------
Less: current portion..........................................           --        (41,251)
                                                                  -----------   -----------
                                                                  $   267,700   $   219,963
                                                                  ===========   ===========

     On August 27, 2002, MobiFon closed a $300 million senior loan facility. This new facility is composed of two tranches. Tranche I consists of a term loan of $238 million, fully drawn as at December 31, 2002, for which the proceeds were used to repay the interest and principal balance of the syndicated senior credit facilities entered into in 1997 and 1999 and the subordinated loan. Tranche II consists of a term loan of up to $62 million of which $17 million was drawn as at December 31, 2002. Each tranche is repayable in quarterly installments starting in January 2004 and maturing in October 2008. The interest rate on the facility is LIBOR + 3.5% up to December 31, 2003. Thereafter, the interest rate will range from LIBOR + 2.5% to LIBOR + 4.0% depending on certain financial ratios, including debt and capital ratios. As permitted by the loan agreement, the LIBOR portion of the interest rates on $87.3 million of Tranche I and $6.2 million of Tranche II have been fixed at 3.64% and 3.52% respectively.

     Under the facility, MobiFon must comply with certain affirmative covenants such as the maintenance of certain financial covenants and ratios, including debt and capital ratios. The facility also contains customary negative covenants and mandatory prepayment provisions, which, among other things, limit MobiFon's ability to create liens, dispose of assets or make distributions not provided for by the facility. The facility allows for distributions of cash provided from operations net of capital expenditures and scheduled debt service subject to MobiFon meeting certain financial ratios and maintaining minimum cash balances. To the extent such ratios are not met, a portion or all of these cash flows may be required to be used for mandatory prepayments of the facility. The facility is collateralized by a pledge of the Company's and of the minority interests' shares in MobiFon and by substantially all of the assets of MobiFon. A commitment fee of 1% per annum is applicable to the unused Tranche II facility ($45 million at December 31, 2002) up to December 31, 2003 when the unused facility will expire under the credit agreement.

     MobiFon entered into interest rate swap arrangements on notional principal amounts of $100 million and $30 million whereby the LIBOR portion of the interest on the related loan principal has been effectively fixed at 3.6% and 3.7%, respectively. The weighted average effective interest rate on the balance outstanding on this facility at December 31, 2002 is 6.9%. The risk of non-performance by counter-parties to the swap agreements is low, as the agreements have been concluded with large, credit worthy financial institutions.

     Minimum annual principal repayments of long-term debt outstanding at December 31, 2002 during the next five years are as follows:

              $
           -------
2003..          --
2004..      38,200
2005..      38,250
2006..      51,000
2007..      63,750
           -------

8. SHARE CAPITAL

AUTHORIZED

     The Company's authorized capital consists of 90,000, one Euro par value common shares. Each share carries the right to cast one vote.

9. SUPPLEMENTARY INFORMATION ON CONSOLIDATED STATEMENTS OF INCOME

                                                   2002        2001         2000
                                                ----------  ----------   ----------
DEPRECIATION AND AMORTIZATION
Property, plant and equipment...............    $   80,565  $   69,109   $   58,803
License.....................................         6,355       6,363        6,608
Goodwill....................................            --       2,327          555
                                                ----------  ----------   ----------
                                                    86,920      77,799       65,966
                                                ----------  ----------   ----------
INTEREST EXPENSES -- THIRD PARTY
Interest on long-term financing.............        23,597      31,780       31,626
Interest on short-term financing............             8           7           87
Amortization of deferred financing costs....         2,307       3,451        3,660
                                                ----------  ----------   ----------
                                                    25,912      35,238       35,373
                                                ----------  ----------   ----------
OTHER INFORMATION
Bad debt expense............................         5,478       8,044        9,508
Advertising costs...........................    $    9,516  $   10,083   $   13,670
                                                ==========  ==========   ==========

     License amortization for the next five years is expected to be approximately $6.4 million per year.

10. INCOME TAXES

     The income tax expense of $32.3 million for 2002, originated entirely in MobiFon, is comprised of $28.1 million of current income tax and $4.2 million of deferred income tax. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes except as to those which relate to MobiFon, which is in a highly inflationary economy. Significant components of the Company's deferred tax assets and liabilities, which arose principally from MobiFon, are as follows:

                                                                       2002         2001
                                                                       ----         ----
Deferred tax assets                                                 $      --     $  2,447
  Loss carryforwards..........................................
  Carrying value of liabilities in excess of their tax
     value....................................................          4,428        9,063
                                                                    ---------     --------
TOTAL DEFERRED TAX ASSETS BEFORE VALUATION ALLOWANCE..........          4,428       11,510
  Valuation allowance for deferred tax assets.................             --         (724)
                                                                    ---------     --------
Deferred tax assets...........................................          4,428       10,786
Deferred tax liabilities
  Carrying value of assets in excess of their tax value.......         (7,707)     (10,786)
                                                                    ---------     --------
NET DEFERRED TAX LIABILITIES..................................      $  (3,279)    $     --
                                                                    =========     ========

     The reconciliation of income tax computed at the statutory tax rates in The Netherlands with income tax expense is as follows:

                                                                           2002        2001       2000
                                                                         --------    --------   -------
Tax at statutory rate of 35%.........................................    $ 25,507    $ 25,001   $ 8,222
Differences in effective rate attributable to income taxes
  of other countries.................................................     (10,943)     (7,503)   (2,565)
Interest on subordinated loan from parent company eliminated through
  tax consolidation..................................................      12,317          --        --
Differences related to assets and liabilities re-measured
  from local currency into the functional currency and other
  permanent differences..............................................       6,115       4,005    10,200
Valuation allowance..................................................        (724)    (21,503)  (15,857)
                                                                         --------    --------   -------
INCOME TAX EXPENSE...................................................    $ 32,272    $     --   $    --
                                                                         ========    ========   =======

     As permitted by Dutch law, the Company will file a consolidated tax return with ClearWave N.V., and as a result, no income tax deduction will be allowed for the interest charged on the loan from ClearWave N.V., since it will be offset by corresponding interest income in ClearWave N.V.

11. SUPPLEMENTARY INFORMATION ON CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                          2002         2001        2000
                                                                       ----------   ---------   ----------
CHANGES IN OPERATING ASSETS AND LIABILITIES
Trade debtors...................................................       $  (3,725)   $  (8,449)  $   (3,301)
Inventories.....................................................            (695)        (450)       2,357
Prepaid expenses and other current assets.......................          (6,575)       8,677       (9,254)
Accounts payable -- trade (including taxes).....................         (10,922)      12,092       11,819
Accounts payable -- TIW Group...................................            (358)         174         (166)
Accrued liabilities.............................................            (654)       1,775       (6,671)
Deferred revenues...............................................           1,423        8,583        8,198
                                                                       ---------    ---------   ----------
                                                                       $ (21,506)   $  22,402   $    2,982
                                                                       =========    =========   ==========
OTHER CASH FLOW INFORMATION
Interest paid...................................................          23,855       30,579       29,899
Income tax paid.................................................          24,431           --           --
Significant non cash investing activities:
  Partial settlement on the acquisition of 5.67% in 2001
     [2000 -- 4.23%] of MobiFon's outstanding shares
     [See Note 4]...............................................              --       17,297       15,221

12. SEGMENTED INFORMATION

     As at December 31, 2002, the Company has one reportable segment: wireless operations in Romania.

13. RELATED PARTY TRANSACTIONS

     The consolidated financial statements include fees and costs charged to the Company for technical service provided by companies within the TIW group of related companies [the "TIW Group"]. These fees and costs represented principally compensation of the TIW Group's employees involved directly in the Company's operations in areas such as engineering, information technology, marketing, human resource, finance and administration and other costs incurred by the TIW Group on behalf of the operational subsidiaries. These fees and costs included with selling, general and administrative expenses amount to $2.3 million in each of 2002, 2001 and 2000 respectively.

     The loan from the parent company bears interest at 7% annually and is repayable on demand but no later than March 27, 2007. In 2002, interest expense of $35.2 million [nil prior to the loan creation on March 28, 2002] was expensed and accreted on this loan [see Note 16].

14. OTHER COMMITMENTS AND CONTINGENCIES

COMMITMENTS UNDER LONG-TERM OPERATING LEASES AND SUPPLY CONTRACTS

     The future minimum lease payments under operating leases, relating primarily to properties and sites, over the next five years, are as follows:

2003...    $   10,625
2004...        11,416
2005...        10,452
2006...         9,995
2007...         9,391
           ----------
Total..    $   51,879
           ----------

     Rental expenses amounted to $6.1 million, $5.6 and $7.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. In addition, according to the lease agreements with certain lessors, MobiFon is committed to issue bank guarantees in the aggregate value of $1.8 million in 2003, to cover the lessors against any proven claims for the Company's non-performance of its contractual obligations during the building construction period and lease term.

     As of December 31, 2002, MobiFon had purchase commitments of approximately $8.6 million with network equipment. MobiFon has also committed to a frame leasing agreement with a national power supplier for 17 years or the end of the GSM license period which ever is shorter commencing in 2003, whereby the power supplier agreed to lease out 2 fiber optic strands over certain voltage poles and technical space to MobiFon and it agreed to lease out communication capacity to the power supplier over a minor portion of the capacity of the enabled fiber. The lease payments and receipts, which individually are estimated to reach $5 million per annum by the end of the contract, are expected to offset one another such that minimal cash payments, if any, will be made by either party. The estimated cost to MobiFon to enable the entire leased fiber to be utilized is $8.5 million of which $3.4 million has been incurred as at December 31, 2002.

LICENSE AGREEMENT

     MobiFon is committed to pay minimum annual spectrum fees of approximately $5.3 million. Starting in 2003 the new Romanian regulatory act will provide for other fees based on a percentage of revenue and on other basis that have yet to be determined.

REGULATORY ENVIRONMENT

     In the normal course of business, MobiFon's actions are subjected to scrutiny by various regulatory agencies, which, from time to time, may initiate proceedings or investigations against MobiFon. The Company believes that the ultimate outcome of any such proceedings or investigations currently in progress will not be materially adverse to the Company.

15. FINANCIAL INSTRUMENTS

FAIR VALUE

     The carrying amounts of cash and cash equivalents, trade debtors, accounts payable and accrued liabilities and taxes payable approximate their fair values due to the short-term maturity of these instruments. The fair value of the loan from the parent company is not determinable because it cannot be determined when it will be reimbursed.

     The fair value of the portion of the MobiFon's secured senior credit facility for which the interest rate has been fixed approximates $94.8 million. The fair value of the sale and lease back financing in MobiFon is not determinable because of the rarity of similar transaction in Romania. The carrying amounts of other long-term debt approximate their fair values because their interest rates fluctuate with market interest rates or are similar to interest rates currently available to the Company.

DERIVATIVE FINANCIAL INSTRUMENTS

     MobiFon entered into swap agreements during 1997, 1998 and 2000 which matured in April 2002. The associated net loss of $1.8 million recorded in Accumulated Other Comprehensive Income ("AOCI") within shareholder's equity as of December 31, 2001 has been entirely recognized in income in 2002 as interest expense. As further described in Note 7, during October 2002, MobiFon entered into swap agreements to fix the LIBOR portion of the interest on $130 million of variable interest rate debt through October 14, 2008. As of December 31, 2002, total unrealized losses, net of tax and minority interests, of approximately $1.7 million related to these swap agreements was recorded in AOCI since the Company's assessment of the hedging relationship revealed no ineffectiveness.

     For the years ended December 31, 2002 and 2001, respectively, the change in the fair value of the Company's interest rate swaps totaled $0.9 million and $0.7 million; the effect on Other Comprehensive Income, after accounting for minority interests' share of these changes, in 2002 and 2001 was $0.1 million and $1.7 million, including, for 2001, a cumulative effect adjustment of approximately $1.3 million as of January 1, 2001. The unrealized losses are included in long term liabilities with the exception of $2.8 million included in current liabilities at December 31, 2001, which related to interest rate swaps which expired in April 2002.

     A rollforward of Accumulated Other Comprehensive Income related to these hedges is provided below:


Balance as of December 31, 2000........................        --
Cumulative effect of adopting Statement 133............     1,318
Net change in derivative fair value during the year....       453
                                                           ------
Balance as of December 31, 2001........................     1,771
Expiration of hedge in April 2002......................    (1,771)
Net change in derivative fair value during the year....     1,726
                                                           ------
Balance as of December 31, 2002........................     1,726
                                                           ======

CREDIT RISK

     The concentration of credit risk with respect to trade debtors is limited due to the composition of the customer base, which includes a large number of individuals and businesses. Generally, the Company does not require collateral or other security to support its receivables at MobiFon.

     Cash and cash equivalents are deposited with a limited number of financial institutions. However, risk of losses is managed by the Company through a policy of only dealing with large, creditworthy financial institutions.

CURRENCY RISK

     MobiFon operates in a developing economy with high rates of inflation and significant currency devaluation. There is a consequent risk of loss in value in respect to net monetary assets held in Romanian Lei. As at December 31, 2002, the net monetary position held in Romanian Lei and expressed in U.S. dollars was $13.3 million [$7.8 million as at December 31, 2001].

16. SUBSEQUENT EVENTS

     On March 19, 2003, the Company sold 11.1 million shares of MobiFon, owned by the Company representing 5.8% of the then issued and outstanding share capital of MobiFon, for a total consideration of $42.5 million. On April 14, 2003, MobiFon declared a dividend of Lei 1,974 trillion ($59.1 million) which was paid on April 23, 2003. The minority interests' share of this distribution amounted to $25.6 million. The Company utilized its share of this distribution, which amounted to $33.5 million, to repay a portion of the loan from the parent company. During the second quarter of 2003, the remaining shareholders tendered their shares; $5.6 million relating to such tender was paid during the second quarter and the remaining $7.8 million was paid on July 18, 2003. As a result of the above transactions, the Company's ownership in MobiFon was reduced from the pre share repurchase level of 63.5% down to 57.7%.

     On June 25, 2003, the Company entered into an agreement whereby it agreed to issue $225 million aggregate principal amount of 12.50% senior notes due July 31, 2010 at 97.686% of face value for gross proceeds of $219.8 million. Interest on the notes will accrue from the date of their issuance and will be payable in cash semi-annually in arrears on each January 31 and July 31 beginning January 2004. The notes are unsecured obligations except to the extent of a security interest in a debt service reserve account which will initially be funded with $28.1 million for the benefit of the noteholders. The notes contain customary restrictive covenants and will rank senior in right of payment to the Company's future subordinated indebtedness and pari passu in right of payment with all of the Company's existing and future unsecured senior indebtedness.

     Upon closing of the issuance of the above notes, the Company intends to repay a portion of the loan payable to parent company with the net proceeds available after funding the debt service reserve account and general corporate expenses.

     The loan payable to parent company has been amended so that it bears interest at 14%, which will be capitalized so long as the notes are outstanding. The loan payable to parent has also been amended such that it will mature in 2030 and is contractually subordinated to the notes. The Company will be permitted to prepay the amended loan payable to parent at its option, but subject to the limitations of the indenture governing the notes. The amended loan does not contain any cross-default provision to other indebtedness of the Company and is non-assignable other than to direct or indirect controlling shareholders. The Company will file a consolidated tax return with ClearWave and will charge ClearWave for the tax advantage that they get from the use of the Company's interest expense. That charge will be offset against the loan principal and interest payable. The amount of the loan will be decreased to the extent any taxes are levied against the Company as a result of filing a consolidated tax return with ClearWave.

    Prior to June 30, 2003, as a result of operating in a highly inflationary economy, MobiFon used the Company's reporting currency, the U.S. dollar, as its functional currency. As of June 30, 2003, the cumulative inflation in Romania for the last three years was below 100% and consequently Romania ceased to be defined for accounting purposes as a highly inflationary economy. An assessment as to which currency is MobiFon's functional currency was made based on the collective economic factors of the environment in which it operates and the U.S. dollar has been determined to continue to be their functional currency.

                              MOBIFON HOLDINGS B.V.

                           CONSOLIDATED BALANCE SHEETS

                                                                                       AS AT JUNE 30,   AS AT DECEMBER 31,
                                                                                           2003               2002
                                                                                       -------------    -----------------
                                                                                         (IN THOUSANDS OF U.S. DOLLARS)
                                                                                        [UNAUDITED]          [NOTE 1]
                                    ASSETS
Current assets
  Cash and cash equivalents.........................................................   $     52,253       $     39,539
  Cash and cash equivalents - restricted [Note 4]...................................         28,125                 --
  Trade debtors.....................................................................         47,523             38,173
  Inventories.......................................................................          4,037              4,787
  Prepaid expenses..................................................................         11,539             11,224
  Deferred cost of equipment........................................................          8,043              9,985
  Deferred income tax asset.........................................................          2,031              1,932
  Other current assets..............................................................             --              1,033
                                                                                       ------------       ------------
          Total current assets......................................................        153,551            106,673
                                                                                       ------------       ------------
  Property, plant and equipment.....................................................        463,925            446,624
  License...........................................................................         56,671             61,594
  Goodwill..........................................................................         43,142             47,523
  Deferred financing and other costs [Note 4].......................................         20,088              8,069
                                                                                       ------------       ------------
                                                                                       $    737,377       $    670,483
                                                                                       ============       ============

                      LIABILITIES AND SHAREHOLDER'S DEFICIENCY
Current liabilities
  Accounts payable -- trade.........................................................         44,116             20,793
  Accounts payable -- TIW Group.....................................................          1,014                119
  Income and value added taxes payable..............................................         14,145             10,457
  Accrued liabilities...............................................................         23,082             17,011
  Current portion of subordinated loan from parent company [Note 4].................             --            255,818
  Deferred revenues.................................................................         19,109             20,265
  Current portion of long-term debt.................................................         13,550                 --
  Distribution payable to minority interests [Note  3]..............................          7,806             13,400
                                                                                       ------------       ------------
          Total current liabilities.................................................        122,822            337,863
                                                                                       ============       ============
  Deferred income tax liabilities...................................................          4,473              5,211
  Long-term debt [Note 4]...........................................................        489,950            267,700
  Subordinated loan from parent company [Note 4]....................................        435,017            412,282
  Derivative financial instrument position..........................................          5,667              3,688
  Minority interests................................................................         99,491             89,612
                                                                                       ------------       ------------
Total liabilities...................................................................      1 157,420          1 116,353
                                                                                       ------------       ------------
                             SHAREHOLDER'S DEFICIENCY
Share capital
  18,000 of par value shares........................................................             16                 16
  Retained earnings.................................................................         64,360             37,766
  Excess of nominal value of loan from parent company over
     invested capital...............................................................       (481,929)          (481,929)
  Accumulated other comprehensive income (loss)
     Accumulated changes in fair value of interest rate
      swaps.........................................................................         (2,490)            (1,726)
                                                                                       ------------       ------------
          Total shareholder's deficiency............................................       (420,043)          (445,873)
                                                                                       ------------       ------------
                                                                                       $    737,377       $    670,483
                                                                                       ============       ============

                              MOBIFON HOLDINGS B.V.

                      CONSOLIDATED STATEMENTS OF INCOME AND
                        COMPREHENSIVE INCOME (UNAUDITED)

                                                                     SIX MONTHS ENDED
                                                                          JUNE 30,
                                                                -------------------------
                                                                    2003          2002
                                                                -----------   -----------
                                       (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE DATA)

REVENUES
  Services................................................      $   240,247   $   198,925
  Equipment...............................................           12,537        10,066
                                                                -----------   -----------
                                                                    252,784       208,991
  Cost of services........................................           46,239        37,983
  Cost of equipment.......................................           18,877        17,669
  Selling, general and administrative expenses............           50,479        44,861
  Depreciation and amortization...........................           55,509        41,329
                                                                -----------   -----------
OPERATING INCOME..........................................           81,680        67,149
  Interest expense -- Third party.........................          (11,199)      (14,434)
  Interest expense -- Related party.......................          (22,725)      (12,113)
  Interest and other income...............................              685           393
  Foreign exchange gain (loss)............................            1,036        (1,845)
  Gain on disposal of investment [Note 3].................           19,821            --
                                                                -----------   -----------
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS.........           69,298        39,150
  Income taxes............................................           22,644        15,491
                                                                -----------   -----------
INCOME BEFORE MINORITY INTERESTS..........................           46,654        23,659
  Minority interests......................................          (20,060)      (13,344)
                                                                -----------   -----------
NET INCOME................................................           26,594        10,315
  Change in fair value of interest rate swaps.............             (764)        1,886
                                                                -----------   -----------
COMPREHENSIVE INCOME......................................      $    25,830   $    12,201
                                                                ===========   ===========

                             See accompanying Notes

                              MOBIFON HOLDINGS B.V.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30
                                                                  -----------------------------
                                                                     2003              2002
                                                                  -----------       -----------
                                                                  (IN THOUSANDS OF U.S. DOLLARS)
OPERATING ACTIVITIES
  Net income....................................................  $    26,594       $    10,315
  Adjustments to reconcile net income to cash provided by
     operating activities
       Depreciation and amortization............................       55,509            41,329
       Accreted interest on subordinated loan from parent
       company..................................................       22,725            12,113
       Minority interests.......................................       20,060            13,344
       Gain on disposal of investment [Note 3]..................      (19,821)               --
       Other non-cash items.....................................         (207)            6,549
  Changes in operating assets and liabilities...................       21,931            (3,846)
                                                                  -----------       -----------
CASH PROVIDED BY OPERATING ACTIVITIES...........................      126,791            79,804
                                                                  -----------       -----------
INVESTING ACTIVITIES
  Acquisitions of property, plant and equipment.................      (69,465)          (37,407)
  Net proceeds from the sale of subsidiary shares
     [Note 3]...................................................       41,500                --
                                                                  -----------       -----------
CASH USED IN INVESTING ACTIVITIES...............................      (27,965)          (37,407)
                                                                  ------------      -----------
FINANCING ACTIVITIES
  Repayment of subordinated loan from parent company
   [Notes  3 and 4].............................................     (255,818)           (7,280)
  Subsidiary's distributions paid to minority interest..........      (31,213)           (4,170)
  Proceeds from issue of long-term debt [Note 4]................      235,794                --
  Repayment of long-term debt...................................           --           (24,439)
  Deferred financing costs [Note 4].............................       (6,750)             (308)
  Additions to cash and cash equivalents - restricted [Note 4]..      (28,125)               --
                                                                  -----------       -----------
CASH USED IN FINANCING ACTIVITIES...............................      (86,112)          (36,197)
                                                                  -----------       -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS.........................       12,714             6,200
  Cash and cash equivalents, beginning of period................       39,539            40,814
                                                                  -----------       -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD........................  $    52,253       $    47,014
                                                                  ===========       ===========

                             See accompanying Notes

                              MOBIFON HOLDINGS B.V.

    CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIENCY) (UNAUDITED)

                                                 EXCESS OF
                                                  NOMINAL
                                               VALUE OF LOAN
                                                FROM PARENT                 ACCUMULATED       TOTAL
                                                  COMPANY                      OTHER      SHAREHOLDER'S
                          INVESTED     SHARE   OVER INVESTED    RETAINED   COMPREHENSIVE     EQUITY
                           CAPITAL    CAPITAL     CAPITAL       EARNINGS   INCOME (LOSS)  (DEFICIENCY)
                           -------    -------     -------       --------   -------------  ------------
                                               (IN THOUSANDS OF U.S. DOLLARS)
Balance as at
  December 31,
  2001................   $  193,086   $    --     $       --   $  25,292     $ (1,771)      $  216,607
                         ----------   -------     ----------   ---------     --------       ----------
Combination under
  common control......     (193,086)       16       (481,929)         --           --         (674,999)
Comprehensive
  income..............           --        --             --      10,315        1,771           12,086
                         ----------   -------     ----------   ---------     --------       ----------
BALANCE AS AT
  JUNE 30,   2002.....           --        16       (481,929)     35,607           --         (446,306)
                         ----------   -------     ----------   ---------     --------       ----------
Balance as at
  December 31, 2002              --        16       (481,929)     37,766       (1,726)        (445,873)
                         ----------   -------     ----------   ---------     --------       ----------
Comprehensive
  income..............           --        --             --      26,594         (764)          25,830
                         ----------   -------     ----------   ---------     --------       ----------
BALANCE AS AT
  JUNE 30, 2003.......   $       --   $    16     $ (481,929)  $  64,360     $ (2,490)      $ (420,043)
                         ==========   =======     ==========   =========     ========       ==========

                             See accompanying Notes

                              MOBIFON HOLDINGS B.V.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2003

NOTE 1 BASIS OF PRESENTATION

     MobiFon Holdings B.V. (the "Company") develops and operates a wireless telecommunication network in Romania through its operating subsidiary MobiFon S.A. ("MobiFon"). The Company is a wholly-owned subsidiary of ClearWave N.V. ("ClearWave") and an indirect subsidiary of Telesystem International Wireless Inc. ("TIW").

     The unaudited consolidated interim financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and are based upon accounting policies and methods consistent with those used and described in the annual financial statements prepared under U.S. GAAP. These interim financial statements do not conform in all respects to the requirements of generally accepted accounting principles for annual financial statements included elsewhere in this document. These financial statements should be read in conjunction with the most recent annual financial statements. In the opinion of management all adjustments of a normally recurring nature considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. The consolidated balance sheet as at December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.


NOTE 2 PROPERTY, PLANT AND EQUIPMENT

     Depreciation and amortization includes write-offs in the amount of $4.6 million for property, plant and equipment which were removed from service during the three month period ended March 31, 2003 or shortly thereafter.

NOTE 3 DISTRIBUTION FROM AND DIVESTITURE OF MOBIFON S.A. ("MOBIFON")

     On October 30, 2002, the shareholders of MobiFon approved distributions of up to $38.8 million by means of a share repurchase. Shareholders had the opportunity to tender their shares between October 30, 2002 and June 30, 2003 in order to realize their pro-rata share of this distribution amount of which the Company's share is $24.6 million. A first distribution of $16.6 million was paid on October 30, 2002, of which $15.8 million was paid to the Company. A further distribution of $8.8 million was paid to the Company on December 19, 2002. The effect of these distributions was to decrease the Company's equity interest in MobiFon from 63.5% to 62.4%. During the second quarter of 2003 the remaining shareholders tendered their shares; $5.6 million relating to such tender was paid during the second quarter and the remaining $7.8 million which was paid on July 18, 2003 is presented within current liabilities as distribution payable to minority interests.

     On March 19, 2003, the Company sold 11.1 million of its currently owned shares in MobiFon, representing 9.2% of the Company's total shareholding in MobiFon, for aggregate consideration of $42.5 million. Of this amount, $40.0 million was received in cash at the time of sale and $2.5 was received during the second quarter of 2003. The company utilized $40.0 million of the proceeds to repay the subordinated loan from parent company. After deducting costs of $1.0 million, a $19.8 million gain was recorded on this transaction, minority interests was increased by $15.8 million and goodwill and licenses were reduced by $4.4 and $1.5 million, respectively. As a result of this transaction, the Company's ownership in MobiFon was reduced from 62.4% to 56.6% but was increased to 57.7% during the second quarter as a result of the remaining shareholders' participation in the share repurchase described in the preceding paragraph.

     On April 14, 2003, MobiFon declared a dividend of Lei 1,974 trillion ($59.1 million) which was paid on April 23, 2003. The Company's share of this distribution amounted to $33.5 million. These proceeds were used to further repay the subordinated loan from parent company and for general corporate purposes.

NOTE 4 SENIOR NOTE ISSUANCE

     On June 27, 2003, the Company closed a $225 million issue of 12.5% Senior Notes ("Notes") by way of private placement. The Notes were sold at 97.686% of par for gross proceeds of $219.8 million and for a yield to maturity of 13%. Net proceeds from the offering, after deducting issuance expenses, were $211.6 million of which $28.1 million was used to establish a debt service reserve account for the benefit of the noteholders which has been reflected as restricted cash on the balance sheet and $182.5 million was used to repay a portion of the loan payable to parent company.

     The Notes mature on July 31, 2010. Interest on the Notes accrues at the rate at 12.5% per annum commencing on June 27, 2003 and will be payable in cash semi-annually in arrears on each January 31 and July 31 commencing on January 31, 2004. The Notes are unsecured, except to the extent of a security interest in the debt service reserve account and will rank senior in right of payment to the Company's future subordinated indebtedness and pari passu in right of payment with all of Company's existing and future unsecured senior indebtedness. Within 30 days after the end of the period beginning on June 27, 2003 and ending July 31, 2004 and for each 12-month period thereafter, the Company has an obligation to offer to purchase a portion of the Notes at par, plus accrued and unpaid interest, with 50% of its excess cash flow for that period. The indenture governing the Notes contains customary negative covenants which, among other things, limit the ability of MobiFon Holdings and that of its subsidiaries to incur additional debt, make investments, dispose of assets or make distributions not provided for by the indenture. In addition, MobiFon Holdings will not be permitted to engage in activities other than primarily holding its equity interests in MobiFon S.A. nor to reduce its ownership in MobiFon S.A. to below 50.1%.

     The Company has committed to file a registration statement with the United States Securities and Exchange Commission whereby the existing Notes will be registered for resale or will be exchanged with substantially similar notes that are registered under the Securities Act and freely tradable. Failure to file such registration document may result in additional interest of up to 2.6% annually. During the six-month period ended June 30, 2003 the Company has deferred financing costs in the amount of $11.7 million relating to the issuance of the Notes of which $6.8 million was paid as of June 30, 2003.

     Concurrent with issuance of the notes, the loan payable to the parent company was amended so that it now bears interest at 14%, which will be capitalized so long as the notes are outstanding; it now matures in 2030 and is contractually subordinated to the notes. The Company is permitted to prepay the amended subordinated loan payable to parent at its option, but subject to the limitations of the indenture governing the notes. The amended loan does not contain any cross-default provision to other indebtedness of the Company and will be non-assignable other than to direct or indirect controlling shareholders. The Company will file a consolidated tax return with ClearWave and will charge ClearWave for the tax advantage that they get from the use of the Company's interest expense. That charge will be offset against the loan principal and interest payable. The amount of the loan will be decreased to the extent any taxes are levied against the Company as a result of filing a consolidated tax return with ClearWave.

NOTE 5 FUNCTIONAL CURRENCY ASSESSMENT FOR MOBIFON S.A.

     Prior to June 30, 2003, as a result of operating in a highly inflationary economy, MobiFon used the Company's reporting currency, the U.S. dollar, as its functional currency. As of June 30, 2003, the cumulative inflation in Romania for the last three years was below 100% and consequently Romania ceased to be defined for accounting purposes as a highly inflationary economy. An assessment as to which currency is MobiFon's functional currency was made based on the collective economic factors of the environment in which it operates and the U.S. dollar has been determined to continue to be their functional currency.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Telesystem International Wireless Inc. has purchased insurance for the benefit of all directors and officers of the Registrant and its subsidiaries against liability incurred by them in such capacity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrants pursuant to the foregoing provisions, the Registrants have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits

EXHIBIT
NUMBER                               DESCRIPTION
------                               -----------
*3.1     Statutes of MobiFon Holdings B.V.

*4.1     Indenture dated June 27, 2003, between MobiFon Holdings B.V. and the
         Bank of Nova Scotia Trust Company of New York providing for the issuance of 12.50% Senior Notes due July 31, 2010 (Incorporated by reference to Form 6-K of ClearWave N.V., filed August 4, 2003.

*4.2     Exchange and Registration Rights Agreement dated June 27, 2003, between
         MobiFon Holdings B.V. and Goldman, Sachs & Co. and Lazard Freres & Co.
         LLC.

*5.1     Opinion of Stibbe P.C. re legality.

*5.2     Opinion of Pillsbury Winthrop LLP re legality.

*8.1     Opinion of Stibbe re tax matters (included in exhibit 5.1).

*8.2     Opinion of Pillsbury Winthrop LLP re tax matters.

*10.1    Contract of Association of MobiFon S.A. and accompanying Statutes.

 10.2    Romania Gsm Cooperation Agreement between Telesystem International
         Wireless Corporation N.V. and Airtouch Europe B.V. dated November 29,
         1996, as supplemented and amended

*10.3    Waiver Letter Agreement, dated December 12, 2000, between Vodafone
         Europe B.V. and the Registrant (Incorporated by reference to Exhibit
         10.47 to Form F-1 of ClearWave N.V., filed January 16, 2001, File No.
         333-12218.

*10.4    Amended and Restated Exit Agreement, dated May 3, 2001, among
         Telesystem International Wireless Corporation N.V., ClearWave N.V.,
         ROMGSM Holdings Limited and the other investors name therein.

*10.5    Exit Deed dated March 19, 2003 among an affiliate of Emerging Market
         Partnership, ClearWave N.V., Telesystem International Wireless
         Corporation N.V. and Telesystem International Wireless Inc. and MobiFon
         Holdings B.V. (Incorporated by reference to Form 20-F of ClearWave
         N.V., filed May

         20, 2003)

*10.6    Loan Agreement between MobiFon S.A. and European Bank for
         Reconstruction and Development dated August 27, 2002 (Incorporated by reference to Form 6-K of ClearWave N.V., filed November 13, 2002).

*10.7    Loan Agreement between MobiFon S.A. and Nordic Investment Bank dated
         August 27, 2002 (Incorporated by reference to Form 6-K of ClearWave
         N.V., filed November 13, 2002).

*10.8 Loan Agreement between MobiFon S.A. and Export Development Bank Canada dated August 27, 2002 (Incorporated by reference to Form 6-K of
         ClearWave N.V., filed November 13, 2002).

*10.9 Share Retention and Subordination Deed between MobiFon S.A., certain of its direct and indirect shareholders, Export Development Canada, Nordic
         Investment Bank and European Bank for Reconstruction and Development dated August 27, 2002 (Incorporated by reference to Form 6-K of
         ClearWave N.V., filed November 13, 2002).

*10.10   Technical Services Agreements dated November 29, 1996 between MobiFon
         S.A., AirTouch and Telesystem International Wireless Inc. (Incorporated by reference to Exhibit 10.8 to Form F-1 of ClearWave N.V., filed June
         29, 2000, File No. 333-12218).

*10.11   Service Agreement dated April 1, 2002 between ClearWave N.V.
         (Mauritius) Ltd. and MobiFon Holdings B.V.

*10.12   Management Service Agreement dated April 1, 2002 between ClearWave N.V.
         (Mauritius) Ltd. and MobiFon Holdings B.V.

*10.13 English translation of the License for the use of radio-electric frequencies by providers of public electronic communications networks and services awarded to MobiFon S.A.

*10.14 English translation of the License for the use of the numbering resources awarded to MobiFon S.A.

*10.15 English translation of the Standard Authorization of electronic communications networks and services providers awarded to MobiFon S.A.

*10.16   Subordinated Loan Agreement dated June 27, 2003 between ClearWave N.V.
         and MobiFon Holdings B.V.

*12.1    Statements re computation of ratios for MobiFon Holdings B.V.

*21      Subsidiaries of the Registrant.

 23.1    Consent of Ernst & Young LLP.

*23.2    Consent of Stibbe (included in exhibit 5.1).

*23.3    Consent of Pillsbury Winthrop LLP (included in exhibit 5.2).

*24      Power of attorney (included on the signature page of this Form F-4).

*25      Statement of eligibility of Trustee.

*99.1    Form of Letter of Transmittal.

*99.2    Form of Letter to Clients.

*99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*99.4    Form of Notice of Guaranteed Delivery.

------------
*   Previously filed

(b) Financial Statement

Schedules I and II for MobiFon Holdings B.V. are presented in this registration statement after the signature pages hereto.

ITEM 22. UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (d)      The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on this 15th day of October, 2003.

                               MOBIFON HOLDINGS B.V.

                               By: CLEARWAVE N.V.,
                               its Board of Management

                               CLEARWAVE N.V.

                               By: /s/ Kees van Ravenhorst
                                  -----------------------------------

                                  Name: Kees van Ravenhorst
                                  Title: Managing Director


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in their capacities as indicated on October 15, 2003.

           CLEARWAVE N.V., AS MANAGING BOARD OF MOBIFON HOLDINGS B.V.

             SIGNATURE                         CAPACITY
             ---------                         --------
                 *                   President and Chief Executive Officer,
_______________________________      ClearWave N.V.
          Alexander Tolstoy          (Principal Executive Officer)

                 *                   Chief Financial Officer, ClearWave N.V.
_______________________________      (Principal Financial Officer and
          James J. Jackson            Principal Accounting Officer)

                 *                   Member, Supervisory Board
_______________________________
          Charles Sirois

                 *                   Member, Supervisory Board
-------------------------------
          Margriet Zwarts

                 *                   Member, Supervisory board
-------------------------------
          Mario Bertrand

                 *                   Member, Supervisory Board
-------------------------------
          Pier Carlo Falotti

                 *                   Member, Supervisory Board
-------------------------------
          Henri de Maublanc

*By: /s/  Kees van Ravenhorst
    ---------------------------------------

Attorney-in-fact

Authorized Representative in the United States

Puglisi & Associates

By:    /s/ Donald J. Puglisi
   ----------------------------
   Name:  Donald J. Puglisi
   Title: Managing Director

SCHEDULE I        CONDENSED FINANCIAL
                  INFORMATION OF REGISTRANT

SCHEDULE II       VALUATION AND QUALIFYING ACCOUNTS

                  MOBIFON HOLDINGS B.V.

                  DECEMBER 31, 2002 AND 2001

                                AUDITORS' REPORT

To the Board of Management of
MOBIFON HOLDINGS B.V.

We have audited the consolidated financial statements of MOBIFON HOLDINGS B.V., as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, and have issued our report thereon dated February 25, 2003 (except for Note 16 as to which the date is July 18 2003) included elsewhere in this Registration Statement. Our audits also included Schedules I and II of item 21 of this Registration Statements. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, these schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

(Ernst & young LLP)

Chartered Accountants
Montreal, Canada
February 25, 2003,
(except for Note 5 as to which the date is July 18, 2003)

MOBIFON HOLDINGS B.V.

Schedule 1 - Condensed Financial Information of Registrant

                            CONDENSED BALANCE SHEETS

(in thousands of U.S. dollars)

                                                                                  2002       2001
As at December 31,                                                                  $          $
--------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                            155        --
Investment in subsidiary at equity                                               222,093   216,607
--------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                     222,248   216,607
==================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Accounts payable and accrued liabilities                                              21        --
Loan from parent company [Notes 1, 3 and 5]                                      668,100        --
--------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                                668,121        --
==================================================================================================

SHAREHOLDERS' EQUITY (DEFICIENCY) [NOTE 1]
Invested capital                                                                      --   193,086
Share capital                                                                         16        --
Retained earnings                                                                 37,766    25,292
Excess of nominal value of loan from parent over invested capital [Note 1]      (481,929)       --
Accumulated other comprehensive income (loss)
   Accumulated changes in fair value of interest rate swaps                       (1,726)   (1,771)
--------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)                                         (445,873)  216,607
--------------------------------------------------------------------------------------------------
                                                                                 222,248   216,607
==================================================================================================

Subsequent events [Note 5]

See accompanying notes

MOBIFON HOLDINGS B.V.

Schedule 1 - Condensed Financial Information of Registrant

      CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(in thousands of U.S. dollars)

                                                                2002       2001      2000
Years ended December 31,                                         $          $         $
------------------------------------------------------------------------------------------
Operating income                                                    78        --        --

Interest on loan from parent company [Note 3]                  (35,194)       --        --
Interest revenue                                                    31        --        --
Foreign exchange loss                                              (59)       --        --
Share of earnings of subsidiary                                 47,618    44,075    12,546
==========================================================================================
NET INCOME                                                      12,474    44,075    12,546

Share of change in fair value of interest rate swaps of
   subsidiary                                                       45    (1,771)       --
==========================================================================================
Comprehensive income                                            12,519    42,304    12,546
==========================================================================================

See accompanying notes

MOBIFON HOLDINGS B.V.

Schedule 1 - Condensed Financial Information of Registrant

                       CONDENSED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars)

                                                            2002       2001       2000
Years ended December 31,                                     $          $          $
----------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income                                                  12,474     44,075     12,546
   Accreted interest on loan from parent company            35,194         --         --
   Share of earnings of subsidiary                         (47,618)   (44,075)   (12,546)
Changes in working capital                                      12         --         --
----------------------------------------------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                           62         --         --
----------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Company's share of issuance of subsidiary shares                --         --     (8,205)
Company's share of distribution from subsidiary             42,177         --         --
Acquisition of subsidiary shares from minority interests        --    (23,239)   (17,000)
Proceeds from the sale of subsidiary shares to minority
   interests                                                    --      8,133         --
----------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES             42,177    (15,106)   (25,205)
----------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Repayment of loan from parent company [Note 4]             (42,084)        --         --
Net contributions in invested capital                           --     15,106     25,205
----------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES            (42,084)    15,106     25,205
----------------------------------------------------------------------------------------

INCREASE IN CASH AND CASH EQUIVALENTS FOR THE YEAR             155         --         --
----------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    --         --         --
========================================================================================
CASH AND CASH EQUIVALENTS, END OF YEAR                         155         --         --
========================================================================================

See accompanying notes

MOBIFON HOLDINGS B.V.

                    NOTES TO CONDENSED FINANCIAL INFORMATION

December 31, 2002

1.   BASIS OF PRESENTATION

This condensed financial information has been prepared by management on the basis of accounting principles generally accepted in the United States in connection with the Company's Form F-4 to be filed with the United States Securities and Exchange Commission. Investments over which the Company has control are accounted for using the equity method. These condensed financial statements should be read in conjunction with the Company's consolidated financial statements, included elsewhere in this prospectus.

The Company was incorporated on March 15, 2002 under the laws of The Netherlands. On that date, the Company issued 18,000 shares of its common stock to ClearWave N.V., its parent company, for a consideration of (euro)18,000. Pursuant to a Share Sale-Purchase Agreement dated March 28, 2002 with ClearWave N.V., the Company issued $675 million demand loans payable in exchange for ClearWave N.V.'s then 63.5% equity interest in MobiFon. This related party transaction has been recorded at the carrying value of ClearWave N.V. This combination of entities under common control is accounted for in a manner similar to a pooling-of-interest. Accordingly, this condensed financial information reflect the results of operations and changes in cash flows as if the Company had always carried on the business in Romania. All contributions made from inception to MobiFon's capital-stock including costs and expenses incurred in connection with the Company's initial investment in MobiFon and acquisitions/dispositions of MobiFon's equity interest from/to third parties up to March 28, 2002, were accounted for as invested capital within shareholder's equity. On that date, the invested capital account was eliminated by the transaction described above and the excess of the nominal value of the loan over the invested capital was accounted for in a separate account as a reduction of shareholder's equity. The basis of funding and consequent interest charges and financing cash flows are not representative of those that would have existed in the Company as a stand-alone entity because the Company's access to capital and cost of capital as a stand-alone entity would have been different than that of TIW and TIWC for periods prior to September 1999, the date of incorporation of ClearWave N.V., and to that of ClearWave N.V., for subsequent periods. In connection with the initial subscription of MobiFon, TIWC has made advances to certain minority shareholders which have since been repaid and which are not reflected in these financial statements. The commitment of TIW and ClearWave N.V., relating to put options granted to certain minority interests in MobiFon has not been transferred to the Company.

2.   INVESTMENT IN SUBSIDIARY

     Changes in investment in subsidiary are summarized as follows:

                                                                     2002      2001
                                                                      $         $
Balance, beginning of the year                                      216,607   133,832
Additions, including non-cash additions of $17.3 million in 2001         --    40,471
Company's share of distribution from subsidiary                     (42,177)       --
Share of earnings of subsidiary                                      47,618    44,075
Other comprehensive income (loss)                                        45    (1,771)
-------------------------------------------------------------------------------------
Balance, end of the year                                            222,093   216,607
-------------------------------------------------------------------------------------

3.   RELATED PARTY TRANSACTIONS

The loan from the parent company bears interest at 7% annually and is repayable in demand but no later than March 27, 2007. In 2002, interest expense of $35.2 million [nil prior to the loan creation on March 28, 2002] was expensed and accreted on this loan [see Note 5].

4.   CASH DIVIDENDS

During 2002, the Company received dividends totalling $17.4 million and other cash distributions amounting to $24.6 million from its subsidiary. The entire amount of funds received was used to repay part of the loan from parent Company.

MOBIFON HOLDINGS B.V.

                    NOTES TO CONDENSED FINANCIAL INFORMATION

December 31, 2002

5.   SUBSEQUENT EVENTS

On April 14, 2003, MobiFon declared a dividend of Lei 1,974 trillion ($59.1 million) which was paid on April 23, 2003. The Company's share of this distribution amounted to $33.5 million. These proceeds were used to further repay a portion of the loan from the parent company.

On June 27, 2003, the Company closed a $225 million issue of 12.5% Senior Notes ("Notes") by way of private placement. The Notes were sold at 97.686% of par for gross proceeds of $219.8 million and for a yield to maturity of 13%. Net proceeds from the offering, after deducting issuance expenses, were $211.6 million of which $28.1 million was used to establish a debt service reserve account for the benefit of the noteholders and $182.5 million was used to repay a portion of the loan payable to parent company.

The Notes mature on July 31, 2010. Interest on the Notes accrues at the rate at 12.5% per annum commencing on June 27, 2003 and will be payable in cash semi-annually in arrears on each January 31 and July 31 commencing on January 31, 2004. The Notes are unsecured, except to the extent of a security interest in the debt service reserve account and will rank senior in right of payment to the Company's future subordinated indebtedness and pari passu in right of payment with all of Company's existing and future unsecured senior indebtedness. Within 30 days after the end of the period beginning on June 27, 2003 and ending July 31, 2004 and for each 12-month period thereafter, the Company has an obligation to offer to purchase a portion of the Notes at par, plus accrued and unpaid interest, with 50% of its excess cash flow for that period. The indenture governing the Notes contains customary negative covenants which, among other things, limit the ability of MobiFon Holdings and that of its subsidiaries to incur additional debt, make investments, dispose of assets or make distributions not provided for by the indenture. In addition, MobiFon Holdings will not be permitted to engage in activities other than primarily holding its equity interests in MobiFon S.A. nor to reduce its ownership in MobiFon S.A. to below 50.1%.

The Company has committed to file a registration statement with the United States Securities and Exchange Commission whereby the existing Notes will be registered for resale or will be exchanged with substantially similar notes that are registered under the Securities Act and freely tradable. Failure to file such registration document may result in additional interest of up to 2.6% annually. During the six-month period ended June 30, 2003 the Company has deferred financing costs in the amount of $11.7 million relating to the issuance of the Notes of which $6.8 million was paid as of June 30, 2003.

Concurrent with issuance of the notes, the loan payable to the parent company was amended so that it now bears interest at 14%, which will be capitalized so long as the notes are outstanding; it now matures in 2030 and is contractually subordinated to the notes. The Company is permitted to prepay the amended loan payable to parent at its option, but subject to the limitations of the indenture governing the notes. The amended loan does not contain any cross-default provision to other indebtedness of the Company and will be non-assignable other than to direct or indirect controlling shareholders. The Company will file a consolidated tax return with ClearWave and will charge ClearWave for the tax advantage that they get from the use of the Company's interest expense. That charge will be offset against the loan principal and interest payable. The amount of the loan will be decreased to the extent any taxes are levied against the Company as a result of filing a consolidated tax return with ClearWave.

MOBIFON HOLDINGS B.V.

SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS

(in thousands of U.S. dollars)

                                             2002      2001      2000
                                              $         $         $
----------------------------------------------------------------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

Balance, beginning of year                   7,301     8,129     4,983

Addition: bad debt expenses                  5,478     8,044     9,508

Deduction: uncollectible accounts write
  -off, net of recovery                     (7,105)   (8,872)   (6,362)

----------------------------------------------------------------------
Balance, end of year                         5,674     7,301     8,129
======================================================================

EXHIBIT INDEX

EXHIBIT
NUMBER                               DESCRIPTION
------                               -----------
*3.1     Statutes of MobiFon Holdings B.V.

*4.1     Indenture dated June 27, 2003, between MobiFon Holdings B.V. and the
         Bank of Nova Scotia Trust Company of New York providing for the issuance of 12.50% Senior Notes due July 31, 2010 (Incorporated by reference to Form 6-K of ClearWave N.V., filed August 4, 2003.

*4.2     Exchange and Registration Rights Agreement dated June 27, 2003, between
         MobiFon Holdings B.V. and Goldman, Sachs & Co. and Lazard Freres & Co.
         LLC.

*5.1     Opinion of Stibbe P.C. re legality.

*5.2     Opinion of Pillsbury Winthrop LLP re legality.

*8.1     Opinion of Stibbe re tax matters (included in exhibit 5.1).

*8.2     Opinion of Pillsbury Winthrop LLP re tax matters.

*10.1    Contract of Association of MobiFon S.A. and accompanying Statutes.

 10.2    Romania Gsm Cooperation Agreement between Telesystem International
         Wireless Corporation N.V. and Airtouch Europe B.V. dated November 29,
         1996, as supplemented and amended

*10.3    Waiver Letter Agreement, dated December 12, 2000, between Vodafone
         Europe B.V. and the Registrant (Incorporated by reference to Exhibit
         10.47 to Form F-1 of ClearWave N.V., filed January 16, 2001, File No.
         333-12218.

*10.4    Amended and Restated Exit Agreement, dated May 3, 2001, among
         Telesystem International Wireless Corporation N.V., ClearWave N.V.,
         ROMGSM Holdings Limited and the other investors name therein.

*10.5    Exit Deed dated March 19, 2003 among an affiliate of Emerging Market
         Partnership, ClearWave N.V., Telesystem International Wireless
         Corporation N.V. and Telesystem International Wireless Inc. and MobiFon
         Holdings B.V. (Incorporated by reference to Form 20-F of ClearWave
         N.V., filed May 20, 2003)

*10.6    Loan Agreement between MobiFon S.A. and European Bank for
         Reconstruction and Development dated August 27, 2002 (Incorporated by reference to Form 6-K of ClearWave N.V., filed November 13, 2002).

*10.7    Loan Agreement between MobiFon S.A. and Nordic Investment Bank dated
         August 27, 2002 (Incorporated by reference to Form 6-K of ClearWave
         N.V., filed November 13, 2002).

*10.8 Loan Agreement between MobiFon S.A. and Export Development Bank Canada dated August 27, 2002 (Incorporated by reference to Form 6-K of
         ClearWave N.V., filed November 13, 2002).

*10.9 Share Retention and Subordination Deed between MobiFon S.A., certain of its direct and indirect shareholders, Export Development Canada, Nordic
         Investment Bank and European Bank for Reconstruction and Development dated August 27, 2002 (Incorporated by reference to Form 6-K of
         ClearWave N.V., filed November 13, 2002).

*10.10   Technical Services Agreements dated November 29, 1996 between MobiFon
         S.A., AirTouch and Telesystem International Wireless Inc. (Incorporated by reference to Exhibit 10.8 to Form F-1 of ClearWave N.V., filed June
         29, 2000, File No. 333-12218).

*10.11   Service Agreement dated April 1, 2002 between ClearWave N.V.
         (Mauritius) Ltd. and MobiFon Holdings B.V.

*10.12   Management Service Agreement dated April 1, 2002 between ClearWave N.V.
         (Mauritius) Ltd. and MobiFon Holdings B.V.

*10.13 English translation of the License for the use of radio-electric frequencies by providers of public electronic communications networks and services awarded to MobiFon S.A.

*10.14 English translation of the License for the use of the numbering resources awarded to MobiFon S.A.

*10.15 English translation of the Standard Authorization of electronic communications networks and services providers awarded to MobiFon S.A.

*10.16   Subordinated Loan Agreement dated June 27, 2003 between ClearWave N.V.
         and MobiFon Holdings B.V.

*12.1    Statements re computation of ratios for MobiFon Holdings B.V.

*21      Subsidiaries of the Registrant.

 23.1    Consent of Ernst & Young LLP.

*23.2    Consent of Stibbe (included in exhibit 5.1).

*23.3    Consent of Pillsbury Winthrop LLP (included in exhibit 5.2).

*24      Power of attorney (included on the signature page of this Form F-4).

*25      Statement of eligibility of Trustee.

*99.1    Form of Letter of Transmittal.

*99.2    Form of Letter to Clients.

*99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*99.4    Form of Notice of Guaranteed Delivery.

__________
* Previously filed.